                                                Filed pursuant to rule 424(b)(3)
                                                      Registration No. 333-96619


[BCI LOGO]                           PROSPECTUS
    BCI                      BLOCK COMMUNICATIONS, INC.
                                 OFFER TO EXCHANGE
                     9 1/4% SENIOR SUBORDINATED NOTES DUE 2009
                WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
            FOR ANY AND ALL OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES
                                      DUE 2009

                             ----------------------

     The notes offered by this prospectus, in an aggregate principal amount of up to $175,000,000, will be issued in exchange for up to $175,000,000 aggregate principal amount of notes (the "old notes") sold by us in a private placement on April 18, 2002. The exchange notes will be governed by the same indenture as the old notes. The exchange notes will be substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes.
TERMS OF THE EXCHANGE OFFER:
- The offer expires at 5:00 p.m., New York City time, on September 12, 2002, unless extended.
- We will exchange all old notes that are validly tendered and not withdrawn for an equal principal amount of exchange notes which are registered under the Securities Act.
- The offer is not subject to any conditions other than that it not violate applicable law or any interpretation of the Staff of the SEC.
- You may withdraw tenders of old notes at any time before the exchange offer expires.
- The exchange of notes will not be a taxable event for U.S. federal income tax purposes.
- We will not receive any proceeds from the exchange offer.
- We can amend or terminate the exchange offer.
- You may tender old notes only in multiples of $1,000.
TERMS OF THE EXCHANGE NOTES:
- The exchange notes mature on April 15, 2009 and pay interest at a fixed annual rate of 9 1/4% on April 15 and October 15 of each year.
- The exchange notes are guaranteed on a senior subordinated basis by substantially all of our subsidiaries.
- The exchange notes and the guarantees are general unsecured senior subordinated obligations. The exchange notes rank behind all of our and the guarantor's existing and future senior debt.
- We may redeem exchange notes on or after April 15, 2006 at the redemption prices stated herein.
- We may redeem up to 35% of the aggregate principal amount of the notes before April 15, 2005 with the net proceeds of qualified equity offerings.
- If we sell all or substantially all of our assets or experience specific kinds of changes of control, we may be required to offer to repurchase the exchange notes.
                             ----------------------

     PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.
     We are not making this exchange offer in any state or jurisdiction where it is not permitted.
     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this Prospectus is August 7, 2002

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE YOU WITH ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR BUY ANY NOTES IN ANY JURISDICTION WHERE IT IS UNLAWFUL.

     THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON THE COVER PAGE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.
                             ---------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Industry and Market Data....................................      i
Forward-Looking Statements..................................     ii
Summary.....................................................    iii
Risk Factors................................................      1
The Exchange Offer..........................................     17
Use of Proceeds.............................................     24
Capitalization..............................................     24
Selected Consolidated Financial Data........................     25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27
Business....................................................     38
Regulation..................................................     64
Management..................................................     76
Principal Shareholders......................................     79
Certain Relationships and Related Transactions..............     80
Description of Senior Credit Facilities.....................     81
Description of Notes........................................     83
Certain U.S. Federal Income Tax Considerations..............    118
Plan of Distribution........................................    119
Legal Matters...............................................    120
Experts.....................................................    120
Where You Can Find More Information.........................    120
Index to Consolidated Financial Statements..................    F-1

                             ---------------------

                            INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to information regarding the cable television, newspaper publishing and television broadcasting industries and our market share in the sectors in which we compete. We obtained this information from various industry publications, other publicly available information, market research and our own internal surveys and estimates. Industry publications generally state that the information therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information has not been independently verified and is not guaranteed. Similarly, other publicly available information, market research and our own internal surveys and estimates, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy or completeness of such information.

     Throughout this document, circulation data for the Pittsburgh Post-Gazette is based on average paid circulation for the twelve months ended March 31, 1999, 2000 and 2001, and circulation data for The Blade is based on average paid circulation for the twelve months ended September 30, 1999, 2000 and

2001, in each case as set forth in the Audit Bureau of Circulations ("ABC") Audit Report for such period.

     There are 210 generally recognized television markets, known as Designated Market Areas, or DMAs, in the United States. DMAs are ranked in size according to various factors based upon actual or potential audience. DMA rankings in this prospectus are from the Nielsen Media Research dated November 2001 as estimated by the A.C. Nielsen Company as published in the BIA Financial Network-Media Access Pro Television Database (BIA Guide).

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including:

     - any projections of earnings, revenues or other financial items;

     - any statements of our plans, strategies and objectives for our future operations;

     - any statements concerning proposed new products, services or developments;

     - any statements regarding future regulatory conditions;

     - any statements regarding future economic conditions or performance;

     - any statements of belief; and

     - any statements of assumptions underlying any of the foregoing.

     Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan" or "anticipate" and other similar words. Such forward-looking statements may be contained in "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places in this prospectus.

     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement.

     We urge you to review carefully "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes.

                                    SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus. In this prospectus, unless otherwise indicated, the words the "Company," "our," "us" and "we" refer to Block Communications, Inc., the issuer of the notes, and its subsidiaries; "revenues" are presented net of intercompany eliminations; and EBITDA, when referencing the performance of one of our business segments, is presented net of intercompany eliminations and before corporate general and administrative expense.

                                  OUR COMPANY

     We are a privately held diversified media company with our primary operations in cable television, newspaper publishing and television broadcasting. We are the 23rd largest cable multiple system operator in the United States, with approximately 153,000 subscribers at March 31, 2002. Our primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 134,000 subscribers. Excluding the subscribers acquired in the March 29, 2002 exchange described below, this system is 100% rebuilt to 870 MHz and is served by a single headend. Our Toledo system is one of the largest privately owned urban cable systems in the United States. We publish two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, each of which is the dominant publication in its market. The combined daily and Sunday average paid circulation of our two newspapers is approximately 381,000 and 603,000, respectively. We also own and operate four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio, and we are a two-thirds owner of a television station in Decatur, Illinois. For the year ended December 31, 2001, we had revenues and EBITDA (as defined on page 28) of $414.6 million and $50.3 million, respectively, and experienced an operating loss of $445,000 and a net loss of $17.9 million. For the three months ended March 31, 2002, we had revenues and EBITDA of $102.0 million and $13.9 million, respectively, and had operating income of $1.4 million and net income of $13.0 million.

     Our shareholders, the Block family, have been in the media business for over 100 years. In 1926, the Block family acquired the first of the Company's current holdings, The Blade, which was first published in 1835. We expanded our portfolio of newspapers in 1927 when we became the publisher of the Pittsburgh Post-Gazette. In 1965, we were awarded a franchise in Toledo to develop our cable system, which, with over 36 years of operating history, is one of the oldest continuously owned metropolitan cable systems in the United States. In 1972, we acquired the first of our current television broadcasting stations when we purchased WLIO in Lima.

     We have an experienced management team and are focused on improving the competitive position of our media properties as well as maximizing synergies between our cable television and newspaper publishing segments. In particular, we seek to capitalize upon our dominance of the cable and newspaper businesses in Toledo -- a unique cross-ownership position for an urban market. We make extensive use of our newspaper and cable system to cross-promote our businesses at very low incremental costs. We can also offer advertisers multiple-media advertising strategies including newspaper, cable and the Internet. The knowledge of our customers and markets gained from our various businesses enables us to identify our customers' needs and tailor solutions to meet their business objectives.

CABLE TELEVISION

     We provide cable television service to the greater Toledo metropolitan area (Buckeye CableSystem) and the Sandusky, Ohio area (Erie County CableSystem). We are the only significant cable operator in each of our markets. In addition to traditional cable television service, we also provide high-speed cable modem Internet access in both systems, and our Toledo system provides digital cable service. Our cable television operations generated revenues, operating income and EBITDA of $89.4 million, $4.8 million and $32.1 million, respectively, in the year ended December 31, 2001, and $25.1 million, $2.3 million and $9.4 million, respectively, in the quarter ended March 31, 2002.

     In 1997, we began the rebuild of the Buckeye system from a one-way coaxial cable plant to an 870 MHz hybrid fiber coaxial (HFC) two-way interactive system. We have completed the rebuild of the cable system's distribution plant and have converted to the new system over 99% of Buckeye's cable customers, excluding those acquired in the exchange described below. The rebuild allows Buckeye to provide advanced cable services that we believe will help us maintain our dominant position in the greater Toledo metropolitan area. These services currently include up to 241 analog and digital video and digital music channels, high-speed Internet and WorldGate interactive service. Future offerings may include video-on-demand, subscription video-on-demand and other services yet to be developed.

     On March 29, 2002, we completed an asset exchange with Comcast involving the exchange of our cable system in Monroe, Michigan, a lower growth area approximately 15 miles north of Toledo, for Comcast's system in Bedford, Michigan, a Toledo suburb, plus a cash payment to us of $12.1 million. The exchange enables us to expand our subscriber base in a contiguous high-growth suburban area we already partially served and increase the efficiency of our cable cluster by reducing the number of our headends from three to two. See "-- Recent Developments."

     The following table sets forth certain information regarding our cable systems and subscribers:

                                                                                                       MONTHLY
                                                                    SUBSCRIBERS                      REVENUE PER
                                                             --------------------------   PREMIUM       BASIC
  CABLE SYSTEMS(1)         LOCATION        HOMES PASSED(2)    BASIC     DATA    DIGITAL    UNITS    SUBSCRIBER(3)
  ----------------     -----------------   ---------------   -------   ------   -------   -------   -------------
Buckeye                Toledo, OH              203,221       126,184   16,115    9,239    63,143       $55.27
Buckeye                Bedford, MI              13,281         7,480      952      602     2,058        52.08
                                               -------       -------   ------    -----    ------       ------
  Subtotal                                     216,502       133,664   17,067    9,841    65,201        55.21
Erie County            Sandusky, OH             28,893        19,370      361       --     4,444        42.46
                                               -------       -------   ------    -----    ------       ------
  Total                                        245,395       153,034   17,428    9,841    69,645       $53.54
                                               =======       =======   ======    =====    ======       ======

---------------

(1) Information in the table is as of March 31, 2002, except for monthly revenue per basic subscriber which is the average for the three months ended March 31, 2002.

(2) Represents the approximate number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(3) Represents average monthly cable revenue for three months ended March 31, 2002 divided by the number of basic subscribers at March 31, 2002, excluding the 5,004 Bedford, Michigan subscribers acquired from Comcast on March 29, 2002.

     We are pursuing the following cable television strategies:

     Operate Highly Advanced and Efficient Cable Networks. Through March 31, 2002, we invested approximately $89 million to rebuild the Buckeye system to 870 MHz. Our rebuilt system allows us to offer higher margin advanced services, such as high-speed two-way cable modem and digital television. The rebuild also increased channel capacity to our current 241 analog and digital video and digital music channels, which can be significantly expanded by recapturing some of our 94 analog channels and converting them to digital channels. While most cable system operators have chosen to upgrade their systems to 750 MHz, we invested in the increased bandwidth, which provides additional capacity for future services.

     Upon conversion of a portion of the acquired Comcast subscribers in Bedford, approximately 86% of our total subscribers will be served by our advanced 870 MHz system from a single headend, which will reduce our operating costs. In addition, our Toledo headend was designed, and includes the necessary fiber interconnections, to serve our Erie County system when we upgrade that system. This would enable us to serve 100% of our subscribers from a single headend. While initially designed to support 500 homes per fiber node, our cable system can easily be divided to an average of 125 homes per fiber node when demand warrants. This allows us to efficiently increase subscribers and provide additional advanced services without sacrificing system performance or reliability.

     Utilize Significant Marketing Power. Buckeye CableSystem benefits from our dominant position as a multi-media provider in the greater Toledo metropolitan area. We believe we are the only urban cable operator in the United States with cross-ownership of the primary newspaper in its market. The Blade provides fill-in advertising space to market our cable services and to promote our brand awareness at a very low incremental cost. Our cable television business also includes our operation and ownership of WB TV5, a WB affiliate cable channel with over 225,000 viewing households in Northwest Ohio. We advertise our services on WB TV5 and on 33 other cable channels -- over 7,000 spots per month in 2001 -- providing us an additional low-cost advertising source. We use these marketing resources to promote existing services, enhance the introduction and roll-out of new services, and build a strong competitive barrier. As evidence of our marketing power, a recent advertising campaign in The Blade and on our cable system has helped increase subscribers to Buckeye's high-speed two-way cable modem service by approximately 15% in the first quarter of 2002, bringing subscribers to over 17,000 at March 31, 2002.

     Roll-out Advanced Services. Our investment in Buckeye's state-of-the-art cable network combined with our significant marketing power positions us to successfully roll out advanced services and further increase our revenue per subscriber. Similar to the on-going promotion of our cable modem service, we launched in the second quarter of 2002 a marketing campaign utilizing our advertising resources to advance the growth of our digital cable service. Without any significant advertising, we have achieved over 9,800 digital cable subscribers since making our digital cable service available in the fourth quarter of 2001. In addition, we are evaluating new services such as video-on-demand and subscription video-on-demand for possible future deployment.

     Maintain Superior Customer Satisfaction. Our Service TV(R) brand embodies our total commitment to providing superior cable television service, which has resulted in high levels of customer satisfaction and retention. We strive to provide exceptional programming and signal quality, and we continuously monitor our fiber nodes and power supplies to maintain a highly reliable cable system. We also operate a call center with customer relations representatives available around the clock, maintain convenient customer service locations and offer next day, two-hour appointment windows for installation or in-home repairs. We believe our superior customer service, along with our state-of-the art cable system, provide a significant defensive measure against direct broadcast satellite (DBS) operators and have in part contributed to DBS's low penetration rate in Toledo, which at approximately 9% is half the national average of approximately 18%.

NEWSPAPER PUBLISHING

     Our two daily metropolitan newspapers, the Pittsburgh Post-Gazette and The Blade, are the dominant newspapers in their respective markets. Our newspapers have a combined daily and Sunday average paid circulation of approximately 381,000 and 603,000, respectively. We believe the leading positions of our newspapers result from our long standing presence, our commitment to high standards of journalistic excellence and integrity, and our emphasis on local news, local impacts of national and international news, and service to our communities. Our newspapers have received many national and regional awards for editorial excellence. Our newspaper publishing operations generated revenues, operating income and EBITDA of $264.7 million, $1.9 million and $15.8 million, respectively, in the year ended December 31, 2001, and $61.6 million, $44,000 and $3.1 million, respectively, in the quarter ended March 31, 2002.

 The Pittsburgh Post-Gazette

     Founded in 1786, the Pittsburgh Post-Gazette is the leading newspaper in Pittsburgh and Western Pennsylvania and has a long history of service and journalistic excellence. The Post-Gazette has more than twice the circulation of any other newspaper in the Pittsburgh Metropolitan Statistical Area (MSA). The Post-Gazette has a daily average paid circulation of approximately 241,800 and a Sunday average paid circulation of approximately 412,700, resulting in penetration of approximately 43% daily and 64% Sunday in the Pittsburgh city zone (Pittsburgh and nearby suburbs). Our dominant market position allows us to capture advertising revenue significantly greater than that of any other newspaper in this market.

 The Blade

     Founded in 1835, The Blade is the leading newspaper in Northwest Ohio by average paid circulation and has a significant influence on the civic, political, economic and cultural life of its subscribers and the communities it serves. The Blade is the oldest continuing business in Toledo and has no significant newspaper competition. The Blade has a daily average paid circulation of approximately 138,800 and a Sunday average paid circulation of approximately 190,800, resulting in penetration in the Toledo city zone (Toledo and nearby suburbs) of approximately 53% daily and 68% Sunday, the highest city zone penetration rate of any newspaper in Ohio. This combination of high circulation and penetration is central to our success in attracting advertising and maintaining our dominant share of market revenue.

     We are pursuing the following newspaper publishing strategies:

     Produce the Highest Quality Newspaper in Our Markets. We believe our reputation for producing high-quality publications is the foundation for our publishing success. We are frequently recognized by our industry for the quality of our journalism. Both newspapers have won numerous awards, including Pulitzer Prizes for Photography awarded to the Post-Gazette in 1992 and 1998 and the Investigative Reporters and Editors Medal awarded to The Blade in 2000. The Pennsylvania Newspaper Publishers Association named the Post-Gazette as Pennsylvania's Newspaper of the Year in 2001. We maintain a highly regarded staff of columnists and editors committed to excellence, and we are continuously seeking to improve our publications.

     Implement Cost Rationalization Initiatives. To improve cash flow at our newspapers, we have embarked upon a comprehensive review of our cost structure, including labor expenses and other significant operating costs. We are currently reviewing staffing requirements for opportunities to realize labor efficiencies. With respect to other operating costs, our newspapers coordinate purchasing requirements and have achieved favorable terms on newsprint purchases. In addition, we plan to reduce the page width at both of our newspapers from 54 inches to 50 inches by the end of 2004, reducing our annual newsprint consumption by approximately 7%. If this initiative had been completed by January 1, 2001, we would have realized savings of approximately $2.5 million in newsprint costs for the year ended December 31, 2001.

     Strengthen our Brands by Focusing on Local News and Community Service. Each of our newspapers is a leading local news and information source with strong brand recognition in its market. We believe that maintaining our position as a primary source of local news will continue to provide a powerful platform upon which to serve the local communities and local advertisers. We intend to continue to increase brand awareness and market penetration through local marketing partnerships, creative subscriber campaigns, strong customer service and the use of our two interactive online newspaper editions. These two Web sites, post-gazette.com and toledoblade.com, are the most frequently visited local media sites in their respective markets according to an independent research organization. Our two leading sites increase our market presence and provide an additional source of advertising revenue.

     Pursue Circulation and Other Revenue Growth Opportunities. We are continuously evaluating ways to expand circulation and increase revenues. We are using new suburban zone coverage, customer service programs and targeted marketing campaigns to increase our circulation. We believe that through the use of zoning (news and advertising directed to a particular local area), research, and demographic studies, our marketing programs better meet the unique needs of individual advertisers, thus maximizing advertising revenues. Capitalizing on our high penetration, we have also launched in Toledo a broad market coverage program in which we deliver preprinted advertising inserts to all subscriber and non-subscriber households in areas targeted by the advertiser. We also plan to grow our revenue by expanding our delivery services for third-party publishers and increasing advertising on our Web sites.

TELEVISION BROADCASTING

     We acquired the first of our current television broadcasting stations in 1972 and currently own and operate four television stations. We are also a two-thirds owner of a fifth station, which is managed by

LIN Television under a management services agreement. Our television stations are diverse in network affiliation with two Fox stations, one NBC station, one ABC station and one UPN station. We have a duopoly in Louisville, Kentucky (the 50th largest DMA) through our ownership of the Fox and UPN stations. In the year ended December 31, 2001 and the quarter ended March 31, 2002, our television broadcasting operations generated revenues of $35.2 million and $9.0 million, respectively, experienced operating losses of $1.8 million and $55,000, respectively, and generated EBITDA of $3.1 million and $1.0 million, respectively.

     We seek to maintain a distinct identity at each of our stations by creating quality local programming, such as local news and sports coverage, and by actively sponsoring and promoting community events. This focus positions us to increase our share of local advertising revenues, which are generally more stable than national advertising revenues and which we impact directly through our own local sales force. We currently are conducting a thorough review of our cost structure in light of current weak advertising revenue. We have reduced headcount at our broadcasting operations and believe that through continued cost reduction efforts and effective local programming, we can increase operating margins.

OTHER OPERATIONS

     We own and operate a small facilities-based telephony business that serves mid- to large-size businesses located primarily in the Toledo market serviced by our cable system. We also own and operate a small home security and alarm monitoring business and an alternate distribution advertising business, which are not collectively a significant part of our consolidated operations.

                              RECENT DEVELOPMENTS

     In November 2001, we entered into an asset exchange agreement with Comcast to make a like-kind exchange of our Monroe, Michigan cable system for Comcast's Bedford, Michigan cable system plus a cash payment to us of $12.1 million. As of the date of the asset exchange agreement, Comcast's Bedford cable system had 5,004 subscribers. The transaction was consummated on March 29, 2002.

     On April 18, 2002, we sold the $175 million principal of the outstanding 9 1/4% Senior Subordinated Notes due 2009 in a private placement. The net proceeds of $169 million were used to repay senior indebtedness. The exchange offer for the old notes is being made pursuant to a registration rights agreement entered into in connection with the private placement.

     On May 15, 2002, we entered into new senior credit facilities with a group of lenders providing for aggregate borrowings of up to $200 million. The initial borrowings under the new facilities of $75 million were used primarily to retire the remaining indebtedness under our former senior credit facilities. The new senior credit facilities are guaranteed on a senior basis by our subsidiaries which are also the guarantors of the notes and are secured by pledges of substantially all of our and the guarantor's assets. The new senior credit facilities and the guarantees thereof are senior indebtedness and rank prior to the notes and the guarantees thereof in right of payment. As a result of the refinancing, we will realize prepayment penalties of $6.3 million and a write-off of unamortized finance fees of $2.7 million, less tax benefits of $3.1 million during the second quarter of 2002. See "Capitalization" and "Description of Senior Credit Facilities."

                             ---------------------

     Our principal offices are located at 541 N. Superior Street, P.O. Box 921, Toledo, Ohio 43697-0921, and our telephone number is (419) 724-6212.

                             THE OLD NOTE OFFERING

Old Notes.....................   We sold our 9 1/4% Senior Subordinated Notes
                                 due 2009 to Banc of America Securities LLC,
                                 Fleet Securities, Inc., Comerica Securities,
                                 NatCity Investments, Inc. and BMO Nesbitt Burns on April 18, 2002 in accordance with the terms of a purchase agreement. These initial purchasers subsequently resold the old notes to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933.

Registration Rights...........   We and the initial purchasers entered into a
                                 Registration Rights Agreement on April 18,
                                 2002, which granted the initial purchasers and any subsequent holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights. Except in the limited circumstances described below, after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                               THE EXCHANGE OFFER

Securities Offered............   Up to $175,000,000 of 9  1/4% Senior
                                 Subordinated Notes due 2009. The terms of the exchange notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

The Exchange Offer............   We are offering to exchange the old notes for a
                                 like principal amount of exchange notes. The exchange notes will have guarantees that are identical to the guarantees on the old notes.
                                 Old notes may be exchanged only in integral principal multiples of $1,000.

Expiration Date; Withdrawal of
Tender........................   Our exchange offer will expire 5:00 p.m. New
                                 York City time, on September 12, 2002, or a later time if we choose to extend the exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date.
                                 All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. Any old notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales.......................   We believe that you can offer for resale,
                                 resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                                 - you acquire the exchange notes in the
                                   ordinary course of business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes; and

                                 - you are not an "affiliate" of ours, as
                                   defined in Rule 405 of the Securities Act.

                                 If any of these conditions is not satisfied and you transfer any exchange notes without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                                 Each broker-dealer acquiring exchange notes for its own account in exchange for old notes which it acquired through market-making activities or other trading activities must acknowledge that it will deliver a proper prospectus when any such exchange notes are transferred. After notice to us in writing, a broker-dealer may use this prospectus, as amended or supplemented from time to time, for an offer to resell, a resale or other retransfer of such exchange notes. We have agreed that until February 3, 2003 we will keep the prospectus current and make it available for this purpose to broker-dealers who request it in writing for such use.

Conditions to the Exchange
Offer.........................   Our obligation to accept for exchange, or to
                                 issue the exchange notes in exchange for, any old notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by the staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer."

Procedures for Tendering Notes
Held in the Form of Book-Entry
Interests.....................   The old notes were issued as global securities
                                 and were deposited upon issuance with the Wells
                                 Fargo Bank Minnesota, National Association. The
                                 Wells Fargo Bank Minnesota, National
                                 Association issued certificateless depositary interests in those outstanding old notes, which represent a 100% interest in those old notes, to The Depository Trust Company. Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in The Depository Trust Company through the certificateless depository interest, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

                                 You may tender your outstanding old notes:

                                 - through a computer-generated message
                                   transmitted by The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                                 - by sending a properly completed and signed
                                   letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;

                                 And either:

                                 - a timely confirmation of book-entry transfer
                                   of your outstanding old notes into the
                                   exchange agent's account at The Depository
                                   Trust Company, under the procedure for
                                   book-entry transfers described in this
                                   prospectus under the heading "The Exchange
                                   Offer -- Book Entry Transfers" must be
                                   received by the exchange agent on or before the expiration date; or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery described in "The
                                   Exchange Offer -- Guaranteed Delivery
                                   Procedures" must be received by the exchange agent on or before the expiration date.

Procedures for Tendering Notes
held in the Form of Registered
Notes.........................   If you hold registered old notes, you must
                                 tender your registered old notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering Old Notes."

United Series Federal Income
Tax Considerations............   The exchange offer should not result in any
                                 income, gain or loss to the holders of old notes or to us for United States federal income tax purposes. See "Certain U.S. Federal Income
                                 Tax Considerations."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes in the exchange offer.

                                 The proceeds from the offering of the old notes were used to refinance our existing indebtedness.

Exchange Agent................   The Wells Fargo Bank Minnesota, National
                                 Association is serving as the exchange agent for the exchange offer.

Shelf Registration
Statement.....................   In limited circumstances, holders of old notes
                                 may require us to register their old notes under a shelf registration statement.

                               THE EXCHANGE NOTES

     The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see "Description of Notes," beginning on page 83.

     The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions for additional interest applicable to the old notes. The exchange notes will evidence the same debt as the old notes, and both the exchange notes and the old notes are governed by the same indenture.

Issuer........................   Block Communications, Inc.

Securities....................   $175 million in principal amount of 9 1/4%
                                 senior subordinated notes due 2009.

Maturity......................   April 15, 2009.

Interest......................   Annual rate: 9 1/4%.

                                 Payment frequency: every six months on April 15 and October 15.

                                 First payment: October 15, 2002. The first payment of interest on the exchange notes will include accrued and unpaid interest to the date of the exchange on old notes exchanged in the exchange offer.

Ranking.......................   The notes and the subsidiary guarantees are
                                 general unsecured senior subordinated
                                 obligations. Accordingly, they rank:

                                 - behind all of our and the guarantors'
                                   existing and future senior debt that does not expressly provide that it ranks equally with or is subordinated to the notes;

                                 - equally with all of our and the guarantors'
                                   future senior subordinated debt that does not expressly provide that it is subordinated to the notes; and

                                 - ahead of any of our and the guarantors'
                                   future debt that expressly provides it is subordinated to the notes.

                                 As of March 31, 2002, after giving effect to the refinancing of our senior credit facilities, the notes would have been subordinated to approximately $78 million of senior debt and approximately $113 million of unused commitments would have remained under our senior credit facilities. See "Capitalization."

Guarantees....................   The notes are fully and unconditionally
                                 guaranteed, jointly and severally, on a senior subordinated basis, by substantially all of our subsidiaries. If we cannot make payments on the notes when they are due, the guarantors must make them instead. As of March 31, 2002, the subsidiary guarantees would have been subordinated to approximately $75 million of senior debt.

Optional Redemption...........   On or after April 15, 2006, we may redeem some
                                 or all of the notes at any time at the
                                 redemption prices listed under "Description of Notes -- Optional Redemption."

                                 Prior to April 15, 2005, we may redeem up to 35% of the notes with the proceeds of qualified equity offerings at the redemption price listed under "Description of Notes -- Optional Redemption."

Mandatory Offer to
Repurchase....................   If we sell certain assets or experience certain
                                 types of changes of control, we must offer to repurchase the notes at the price listed in the section "Description of Notes -- Repurchase at the Option of Holders."

Certain Covenants.............   The indenture governing the notes, among other
                                 things, restricts our and the ability of our subsidiaries to:

                                 - incur or guarantee additional indebtedness;

                                 - pay dividends or distributions on, or redeem
                                   or repurchase, capital stock;

                                 - make investments;

                                 - engage in transactions with affiliates;

                                 - incur liens;

                                 - transfer or sell assets; and

                                 - consolidate, merge or transfer all or
                                   substantially all of our assets.

                                 For more details, see "Description of Notes."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer. The proceeds from the issuance of the old notes were used to refinance outstanding indebtedness.

     You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our financial data and other operating information. The financial data was derived from our consolidated financial statements. The financial data and other operating information that follows is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                                                                             (UNAUDITED)
                                                                                                         -------------------
                                                                                                            THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31                    ENDED MARCH 31
                                                  ----------------------------------------------------   -------------------
                                                    1997       1998       1999       2000       2001       2001       2002
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT OPERATING DATA)
INCOME STATEMENT DATA:
  Revenues
    Cable(1)....................................  $ 67,277   $ 71,846   $ 75,414   $ 82,110   $ 89,420   $ 21,148   $ 25,097
    Publishing..................................   260,878    272,107    275,827    286,717    264,679     61,854     61,563
    Broadcasting(2).............................    33,422     36,686     36,293     42,531     35,184      8,727      9,000
    Other communications(3).....................     2,771      3,023      8,682     14,299     25,282      5,149      6,353
                                                  --------   --------   --------   --------   --------   --------   --------
  Total revenues................................   364,348    383,662    396,216    425,657    414,565     96,878    102,013
  Total expenses................................   337,793    359,286    375,276    411,543    415,010     99,816    100,583
                                                  --------   --------   --------   --------   --------   --------   --------
Operating income (loss).........................    26,555     24,376     20,940     14,114       (445)    (2,938)     1,430
Interest expense, net...........................     9,953     10,316     11,043     14,069     19,439      4,670      4,739
(Gain) on disposition of WLFI-TV, Inc...........        --         --         --    (22,339)        --         --         --
(Gain) on disposition of Monroe Cablevision.....        --         --         --         --         --         --    (21,600)
Change in fair value of interest rate swaps.....        --         --         --         --      5,340      1,580     (1,462)
                                                  --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes and minority
  interest......................................    16,602     14,060      9,897     22,384    (25,224)    (9,188)    19,753
Provision (credit) for income taxes.............     7,495      6,240      4,556      9,176     (7,132)    (2,602)     6,793
                                                  --------   --------   --------   --------   --------   --------   --------
Income (loss) before minority interest..........     9,107      7,820      5,341     13,208    (18,092)    (6,586)    12,960
Minority interest...............................        --         --         --       (427)       235         54         (7)
                                                  --------   --------   --------   --------   --------   --------   --------
Net income (loss)...............................  $  9,107   $  7,820   $  5,341   $ 12,781   $(17,857)  $ (6,532)  $ 12,953
                                                  ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Cable cash flow (unaudited)(4)................  $ 26,179   $ 27,833   $ 28,200   $ 30,063   $ 32,130   $  7,709   $  9,375
  Publishing cash flow (unaudited)(4)...........    19,290     18,016     25,787     23,851     15,785         84      3,115
  Broadcasting cash flow (unaudited)(4).........     6,576      7,839      5,578      8,009      3,092        462        986
  EBITDA (unaudited)(5).........................    48,575     49,251     56,369     56,873     50,276      7,825     13,918
  Depreciation and amortization.................    24,865     28,164     40,551     48,662     55,533     12,089     13,270
  Capital expenditures..........................    30,932     47,234     66,702     80,340     62,154     17,108      5,862
  Ratio of earnings to fixed charges(6).........      2.4x       2.1x       1.7x       2.2x         --         --       4.8x
  Pro forma as adjusted ratio of total debt to EBITDA (unaudited)(7).......................        5.0         --        4.5
  Pro forma as adjusted ratio of EBITDA to interest expense, net (unaudited)(7)............        2.3         --        2.5
BALANCE SHEET DATA:
  Cash and cash equivalents.....................  $  5,031   $  2,053   $  5,715   $  4,213   $  5,883   $  3,638   $  3,569
  Total assets..................................   313,030    346,848    388,302    464,190    483,887    464,506    472,887
  Total funded debt.............................   110,185    127,706    166,109    213,357    237,264    228,991    219,669
  Stockholders' equity..........................    43,892     48,993     51,198     61,390     37,583     53,622     50,649

                                                                                                             (UNAUDITED)
                                                                                                         -------------------
                                                                                                            THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31                    ENDED MARCH 31
                                                  ----------------------------------------------------   -------------------
                                                    1997       1998       1999       2000       2001       2001       2002
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT OPERATING DATA)
CABLE OPERATING DATA (UNAUDITED):
  Homes passed..................................   249,394    249,668    250,893    253,903    255,852    254,412    245,395
  Basic subscribers.............................   157,356    157,467    159,294    158,537    157,341    158,251    153,034
  Basic penetration.............................      63.1%      63.1%      63.5%      62.4%      61.5%      62.2%      62.4%
  Premium units.................................    62,270     60,827     62,362     69,649     70,909     69,986     69,645
  Premium penetration...........................      39.6%      38.6%      39.1%      43.9%      45.1%      44.3%      45.5%
  Cable modem subscribers.......................        --         --      1,484      7,022     15,221      9,130     17,428
  Digital subscribers...........................        --         --         --         --      7,846         --      9,841
  Average monthly revenue per basic
    subscriber(8)...............................  $  35.63   $  38.02   $  39.45   $  43.16   $  47.36   $  44.55   $  52.89
PUBLISHING OPERATING DATA (UNAUDITED)(9):
  Daily circulation.............................   387,315    390,171    389,737    381,643    380,646
  Sunday circulation............................   629,814    631,740    631,711    611,005    603,485

---------------

(1) Includes the results of Monroe CableSystem, the assets of which were disposed of on March 29, 2002 in a like-kind exchange for cable assets in Bedford, Michigan plus a cash payment to us of $12.1 million. See "-- Recent Developments." The revenues of Monroe CableSystem for 1997, 1998, 1999, 2000 and 2001 were $4.5 million, $4.6 million, $5.0 million, $5.6 million and $5.4 million, respectively, and for the three months ended March 31, 2001 and March 29, 2002 were $1.3 million and $1.3 million, respectively.

(2) Effective April 1, 2000, we acquired a two-thirds interest in WAND Television, Inc. in exchange for the assets of WLFI-TV, Inc. On March 30, 2001, we purchased WFTE TV. Results of the acquired stations are included from the date of acquisition.

(3) Includes the results of Corporate Protection Services, Inc. from its date of acquisition in December 1998 and the results of Access Toledo Ltd. from its date of acquisition in January 2001. Revenues of CPS for 1999, 2000 and 2001 were $4.1 million, $5.7 million and $8.6 million, respectively. Revenues of Access Toledo for 2001 were $2.0 million.

(4) Cable, publishing and broadcasting cash flow represents each segment's EBITDA before the effect of corporate general and administrative expenses.

(5) EBITDA is defined as net income before provision for income taxes, interest expense, depreciation and amortization (including amortization of broadcast rights), other noncash charges, gains or losses on disposition of assets, and extraordinary items and after payments for broadcast rights. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in our financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- EBITDA."

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes and minority interest, plus fixed charges, less interest capitalized during the year, plus current year amortization of capitalized interest. Fixed charges consist of interest expense, capitalized interest, the interest portion of rent expense and amortization of debt issuance costs. In 2001 and for the three months ended March 31, 2001, our earnings were insufficient to cover fixed charges by $25.8 million and $9.1 million, respectively.

(7) The pro forma as adjusted information gives effect, as of the beginning of the period presented, to the issuance of the notes, the closing of the our new senior credit facilities and the application of the net proceeds therefrom. See "Capitalization" and "Description of Senior Credit Facilities." For purposes of calculating the pro forma ratios, interest expense, net has been determined after giving effect to interest rate swap agreements entered into with respect to our senior credit facilities and the notes. Pro forma interest expense is $22.3 million for 2001 and $5.6 million for the three months ended March 31, 2002.

(8) Average monthly revenue per basic subscriber for the three months ended March 31, 2002 excludes the 5,004 Bedford, Michigan subscribers acquired from Comcast in the March 29, 2002 exchange and includes the 10,129 subscribers of Monroe CableSystem disposed of in the exchange.

(9) Circulation numbers are based on the average paid circulation for the 12 months ended March 31 of each year for the Post-Gazette and for the 12 months ended September 30 of each year for The Blade, in each case as set forth in the ABC Audit Report for such period. The ABC Audit Report for the 12 months ended March 31, 2002 is not yet available.

                                  RISK FACTORS

     In evaluating an investment in the notes, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

     The risk factors discussed below are generally applicable to the old notes as well as to the exchange notes.

                       RISKS RELATING TO OUR INDEBTEDNESS

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We now have, and after the exchange offer will continue to have, a significant amount of indebtedness. At March 31, 2002, after giving pro forma effect to the sale of the old notes and the refinancing of our senior credit facilities, we would have had total indebtedness of $253.0 million (of which $175.0 million would have consisted of the notes and the balance would have consisted of senior debt). In 2001, our earnings were insufficient to cover fixed charges by $25.8 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - place us at a disadvantage compared to competitors that have less debt;
       and

     - limit our ability to borrow additional funds.

     In addition, the indenture and the agreements relating to our senior credit facilities contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and the agreements relating to our senior credit facilities do not fully prohibit us or our subsidiaries from doing so. As of March 31, 2002, after giving pro forma effect to the sale of the old notes and the refinancing of our senior credit facilities, approximately $113 million of unused commitments would have remained under our senior revolving credit facilities, and our senior credit facilities would permit additional borrowing. All borrowings under our senior credit facilities are secured by substantially all of our existing assets and rank senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the leverage-related risks described above could intensify. See "Description of Senior Credit Facilities."

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. A portion of the indebtedness under our senior credit facilities bears variable rates of interest, and we have entered into interest rate swap agreements that have the effect of causing us to bear variable interest rate risk with respect to a portion of the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosure about Market Risk."

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. The ability to borrow funds in the future under our senior credit facilities will depend on our meeting the financial covenants in the agreement governing those facilities. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the notes, on commercially reasonable terms or at all.

THE INDENTURE FOR THE NOTES AND THE CREDIT AGREEMENT GOVERNING OUR SENIOR CREDIT FACILITIES CONTAIN VARIOUS COVENANTS THAT LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESSES.

     The indenture governing the notes and the credit agreement governing our senior credit facilities contain various provisions that limit our management's discretion by restricting our ability to:

     - incur additional debt and issue preferred stock;

     - pay dividends and make other distributions;

     - make investments and other restricted payments;

     - create liens;

     - sell assets; and

     - enter into certain transactions with affiliates.

     These restrictions on our management's ability to operate our businesses in accordance with its discretion could have a material adverse effect on our business. In addition, our senior credit facilities require us to meet certain financial ratios in order to draw funds.

     If we default under any financing agreements, our lenders could:

     - elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

     - terminate their commitments, if any, to make further extensions of credit.

     If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our senior credit facilities consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior lenders of our obligations to them, would cause a default under the notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the notes, or to repay the notes in full after we pay our senior lenders. See "Description of Senior Credit Facilities," and "Description of Notes."

                          RISKS RELATING TO THE NOTES

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO ALL OF OUR OTHER EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE SUBSIDIARY GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

     The notes and the subsidiary guarantees rank behind all of our and the guarantors' other existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors' senior debt will be entitled to be paid in full in cash or cash equivalents before any payment may be made with respect to the notes or the subsidiary guarantees.

     In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy, liquidation or reorganization or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than general unsecured creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, including the holders of notes.

     Assuming we had completed the sale of the old notes and the refinancing of our senior credit facilities on March 31, 2002, the notes would have been subordinated to $78 million of senior debt, the subsidiary guarantees would have been subordinated to $75 million of senior debt, and $113 million would have been available for borrowing as additional senior debt under our senior credit facilities. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

     - was insolvent or rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the guarantor or paid into a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its subsidiary guarantee of the notes, was not insolvent, did not have unreasonably small capital for the business in which it was engaged and had not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

     Although the old notes are, and the exchange notes are expected to be, eligible for trading in PORTAL(TM), we cannot assure you that an active trading market for the exchange notes will develop. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers of the old notes that they intend to make a market in the exchange notes after the exchange offer is completed. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the exchange notes on any securities exchange.

THE TRADING PRICE OF THE EXCHANGE NOTES MAY BE VOLATILE.

     The trading price of the exchange notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in research analysts' recommendations regarding the exchange notes and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the exchange notes.

                        RISKS RELATING TO OUR BUSINESSES

REDUCTIONS IN ADVERTISING COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Substantially all of our revenues in our newspaper publishing and television broadcasting businesses are derived from advertisers in many different industries. We rarely obtain long-term commitments from advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Reductions or delays in purchases of advertising could, and often do, occur as a result of a general economic downturn, an economic downturn in one or more industries or one or more geographic areas, or a failure to agree on contractual terms. Since the fourth quarter of 2000, there has been a general slowdown in the advertising industry. If these trends continue, our results of operations will continue to be adversely affected.

     Additionally, we believe that advertising is a discretionary business expense, meaning that spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a recession or downturn in the United States economy or the economy of an individual geographic market in which we operate would likely adversely affect our advertising revenues and, therefore, our results of operations.

     Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenues. For example, a significant portion of our revenues are derived from retail advertisers, which have historically been sensitive to general economic cycles. Our business, financial condition and results of operations could be materially adversely affected by a downturn in the retail sector.

     Finally, our newspapers and television stations compete for advertising revenues not only with other newspapers and television stations but also with an expanding variety of other communications media. If a significant amount of newspaper or television advertising were to shift to other communications media as a result of changes in technology, changes in consumer preferences, cost differentials or for other reasons, our businesses could be adversely affected.

OUR NEWSPAPER AND TELEVISION CONTENT MAY ATTRACT FEWER READERS AND VIEWERS, LIMITING OUR ABILITY TO GENERATE ADVERTISING AND CIRCULATION REVENUES.

     In the competitive newspaper publishing and television broadcasting industries, the success of each of our newspapers and television stations is primarily dependent upon its share of the overall advertising revenues within its market. The ability of newspapers and television stations to generate advertising revenues depends to a significant degree upon audience acceptance. Audience acceptance is influenced by many factors, including the content offered, shifts in population, demographics, general economic conditions, public tastes generally, reviews by critics, promotions, the quality and acceptance of other competing content in the marketplace at or near the same time, the availability of alternative forms of entertainment and other intangible factors. All of these factors could change rapidly, and many are beyond our control.

     In our television broadcasting business, technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view, VCRs, DVDs and the Internet, have fragmented television viewing audiences and subjected television broadcasting stations to new types of competition. During the past decade, cable television and independent stations have captured an increasing market share and overall viewership of broadcast network television has declined.

     Our advertising revenues will suffer if any of our newspapers or stations cannot maintain its audience ratings or market share or cannot continue to command the advertising rates that we anticipate. We cannot assure you that any of our newspaper or television content will be successful or that we can maintain or increase audience ratings, market share or advertising rates. Lack of audience acceptance of our content or a decrease in our market share or advertising rates could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESSES OPERATE IN HIGHLY COMPETITIVE INDUSTRIES.

     Our businesses operate in a very competitive environment and are subject to actual and potential competition from various sources. Our ability to compete successfully depends on a number of factors, including our ability to secure high quality editorial content, our ability to achieve high distribution levels and subscriptions and our ability to generate advertising revenues. We cannot assure you that we will be able to compete successfully in the future against existing or potential competitors, or that increased competition will not have material adverse effect on our business, financial condition or results of operations.

 Cable Television

     Our cable television systems face competition from:

     - alternative methods of receiving and distributing video programming, including:

          -- over-the-air television broadcast stations;

          -- direct broadcast satellite (DBS);

          -- satellite master antenna television systems, which use one central antenna to receive and deliver television programming to a concentrated group of viewers, such as in apartments, hotels or hospitals;

          -- multichannel multipoint distribution systems, which use low power microwave frequencies with increased channel capacity to transmit video programming over the air to customers;

     - data transmission and Internet service providers; and

     - other sources of news, information and entertainment such as newspapers, movie theaters, live sporting events, other entertainment events and home video products, including VCRs and DVDs.

     In the future, our cable systems may face additional competition from new sources, including regional Bell operating companies, other telephone companies, public utility companies and other entities that are in the process of entering the cable television business in other parts of the country; and broadcast digital television, which can deliver high definition television pictures, digital-quality programs and CD-quality audio programming.

     Since our cable systems are operated under non-exclusive franchises, competing operators of cable systems and other potential competitors, such as municipalities and municipal utility providers, may be granted franchises to build cable systems in markets where we hold franchises. Competition in geographic areas where a secondary franchise is obtained and a cable network is constructed is called "overbuilding." As of March 31, 2002, after giving effect to the Monroe-Bedford exchange, less than 3% of the homes passed by our cable systems were overbuilt.

     To date, the impact of competition from DBS providers has been more significant than overbuilding by competing cable operators. DBS service consists of television programming transmitted via high-powered satellites to individual homes, each served by a small satellite dish. The channel selection and signal quality of DBS service is comparable to that of our digital cable service. Because DBS signals are delivered via satellite, DBS operators do not face the high initial entry costs that may inhibit overbuilding by a competing cable operator. Legislation permitting DBS operators to transmit local broadcast signals was enacted in November 1999. This eliminated a significant competitive advantage that cable system operators had over DBS operators. DBS operators have begun delivering local broadcast signals in the largest markets, and there are plans to expand such carriage to many more markets over the next few years. DBS operators are currently offering local channels in our Erie County service area, but only upon payment of an additional subscriber fee. We do not know when DBS operators may begin delivering local broadcast channels in the Toledo market. As of March 31, 2002, the penetration rate of DBS in the Toledo market was approximately 9%, compared to an average penetration rate of 18% nationally. If the penetration of DBS in our markets were to increase, our business could be adversely affected.

 Newspaper Publishing

     The newspaper publishing industry depends primarily upon the sale of advertising and paid subscriptions to generate revenues. Competition for advertising, subscribers, readers and distribution is intense and comes from local, regional and national newspapers; television broadcasting stations and networks and cable channels; radio; the Internet; direct mail; and other information and advertising media that operate in our newspaper publishing markets.

 Television Broadcasting

     Our television stations face competition for audience and advertising revenues from other television broadcasters. Our competitors also include cable television operators, wireless cable systems, direct broadcast satellite systems, telephone company video systems, radio broadcasters and other media, including newspapers, magazines, computer on-line services, movies, direct mail, compact discs, VCRs, DVDs, music videos, the Internet, outdoor advertising and other forms of entertainment and advertising.

WE MAY NOT REMAIN COMPETITIVE IF WE DO NOT RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, STANDARDS AND SERVICES THAT CHARACTERIZE THE MEDIA INDUSTRY AND WHICH MAY REQUIRE US TO INVEST A SIGNIFICANT AMOUNT OF CAPITAL TO ADDRESS CONTINUED TECHNOLOGICAL DEVELOPMENT.

     The media industry is experiencing rapid and significant technological changes, which may result in alternative means of program and content transmission and which could have a material effect on our business, financial condition and results of operations. The continued growth of the Internet has presented alternative content distribution options that compete with traditional media. Advances in technology may increase competition for household audiences and advertisers, and we may be unable to compete for advertising revenues. In recent years, the FCC has adopted rules and policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. For example, the video compression techniques now under development for use with current cable television channels or direct broadcast satellites are expected to reduce the bandwidth which is required for television signal transmission. Further advances in technology, such as video compression, direct broadcast satellites and programming delivered through fiber-optic telephone lines, have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that technological changes will have on the cable, newspaper publishing or television broadcasting industries or the future results of our operations. We may not be able to compete with existing or newly developed alternative technologies or may be required to acquire, develop or integrate new technologies ourselves. The cost of acquisition, development or implementation of new technologies could be significant, and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future.

OUR NEED TO COMPLY WITH COMPREHENSIVE, COMPLEX AND SOMETIMES UNPREDICTABLE FEDERAL, STATE AND/OR LOCAL REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESSES.

     The cable and television broadcasting industries are subject to extensive legislation and regulation at the federal, state and local levels. The rules and regulations governing our businesses have at times had a material adverse effect on our businesses. Federal, state and local regulations have increased the administrative and operational expenses of our businesses. In addition, Congress and the FCC may in the future adopt new laws or modify existing laws and regulations and policies regarding a wide variety of matters. Compliance with these regulations and policies could increase costs. As we continue to introduce additional communications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain and retain all necessary governmental authorizations and permits in a timely manner, or at all, or conditions could be imposed upon such authorizations and permits that may not be favorable to us or with which we may not be able to comply. Failure to do so could negatively affect our existing operations and could delay or prevent our proposed operations. We may be required to modify our business plans or operations as new regulations arise. We cannot assure you that we will be able to do so in a cost-effective manner, or at all. The adoption of various measures or the elimination of various existing restrictions could accelerate the existing trend toward vertical integration in the media and home entertainment industries and could cause us to face more formidable competition in the future.

 Cable Television

     The federal Telecommunications Act of 1996 substantially changed federal, state and local laws and regulations governing our cable television and telecommunications businesses. There are numerous rulemakings that have been and continue to be undertaken by the FCC to implement the provisions of this law. Furthermore, portions of this law and its interpretations by the FCC have been, and likely will continue to be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effects on us, financial or otherwise, of this law, FCC rulemakings and resulting market developments.

     FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. Only one of our 32 cable franchising authorities with 59 cable subscribers has been certified for this purpose. The FCC and Congress continue to be concerned that rates for programming services are rising at a rate exceeding inflation. It is therefore possible that notwithstanding the recent elimination of cable programming service tiers rate regulation, Congress may enact legislation in the future to reimpose additional rate controls on cable systems.

     In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of television broadcasting stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of television broadcasting stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of television broadcasting stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of television broadcasting stations could require the removal of popular programming services, which may have materially adverse results for our cable systems.

 Television Broadcasting

     The television broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934 and FCC rules and policies require that each television broadcaster must operate in compliance with a license issued by the FCC. Each of our television stations operates pursuant to one or more licenses issued by the FCC that expire at different times. We must file an application with the FCC to renew these licenses, and third parties may challenge those applications. Although we have no reason to believe that our licenses will not be renewed in the ordinary course, there can be no assurance that our licenses will be renewed. In addition, a number of federal rules governing broadcasting have changed significantly in recent years, and additional changes may occur, particularly with respect to the rules governing digital television, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

     Recent and prospective actions by the FCC could cause us to face increased competition. These include:

     - relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

     - the establishment of a Class A television service for certain low power stations that gives such stations primary status and certain interference protections against full-power stations; and

     - permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

OUR ADVERTISING REVENUES ARE SUBJECT TO CYCLICAL AND SEASONAL VARIATIONS.

     Our business is cyclical in nature. Because we depend upon the sale of advertising for a significant portion of our revenues, our operating results are sensitive to prevailing economic conditions, including changes in local, regional and national economic conditions, particularly as they may affect advertising expenditures. In addition, newspaper publishing is labor intensive and, as a result, newspapers have a relatively high fixed cost structure. During periods of economic contraction, revenues may decrease while some of our costs remain fixed, resulting in decreased earnings.

     Our business has experienced and is expected to continue to experience significant seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people's viewing and reading habits. Typically, our revenues are lowest during the first quarter, and highest during the fourth quarter, of each calendar year.

     The revenue of our television broadcasting operations tends to be higher in election years, when national, state and local political advertising is a significant element of advertising revenue for this segment. In non-election years, little if any revenue is obtained from political advertising.

A TERRORIST ATTACK COULD HAVE A SEVERE ADVERSE EFFECT ON OUR FINANCIAL POSITION.

     Because of their public visibility, the facilities of our cable systems, newspapers and television broadcasting stations may be a potential target for a terrorist attack. In the wake of the terrorist attacks of September 11, 2001, when insurance policies are renewed, insurance companies have been unwilling to renew coverage against terrorist attacks or have been willing to provide such coverage only at rates that make the cost of such coverage prohibitive. In addition, insurance costs are expected to rise generally as a result of the events of September 11, 2001. If the facilities of one of our cable systems, newspapers or television broadcasting stations were to suffer significant uninsured damage as a result of a terrorist attack, our financial position and cash flow could be severely adversely affected.

IF WE DO NOT RETAIN OUR KEY PERSONNEL AND ATTRACT AND RETAIN OTHER HIGHLY SKILLED EMPLOYEES, OUR BUSINESS WILL SUFFER.

     We believe that our success will continue to be dependent upon our ability to attract and retain skilled managers and other personnel, including our senior management, senior editors and cable system and station managers. The loss of the services of any key personnel may have a material adverse effect on our results of operations or financial condition. We generally do not have employment agreements with members of our senior management team and other key personnel.

     We continually need to hire, integrate and retain personnel for customer relations and field operations positions that require a higher level of technical expertise and the ability to communicate technical concepts to our customers. There is no guarantee that we will be able to recruit or retain these skilled workers. Failure to do so could impair our ability to operate efficiently and maintain our reputation for high quality service. This could impair our ability to retain current customers and attract new customers, which could cause our financial performance to decline.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS MAY NOT BE ALIGNED WITH THE INTERESTS OF THE HOLDERS OF THE NOTES.

     The Block family owns 100% of our outstanding capital stock. As a result, the Block family controls most of the decisions involving us, including transactions involving a change of control such as a sale or merger. The Block family may also have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the notes. Circumstances may occur in which the interests of the Block family could be in conflict with the interests of holders of the notes. In addition, the Block family as a whole may be unable to agree on certain business decisions affecting us, which could prevent or delay transactions that are beneficial to our business or results of operations.

WE ARE OBLIGATED TO REDEEM STOCK FROM THE ESTATES OF OUR PRINCIPAL SHAREHOLDERS TO THE EXTENT REQUIRED TO PAY DEATH TAXES. IN CERTAIN CIRCUMSTANCES, THESE OBLIGATIONS COULD HAVE SIGNIFICANT ADVERSE EFFECTS ON OUR LIQUIDITY AND FINANCIAL POSITION.

     The Company and the members of the Block family are parties to an agreement which requires the Company to redeem shares of our non-voting common stock from the estate of a deceased shareholder to the extent such redemption qualifies for sale treatment, rather than dividend treatment, under Section 303 of the Internal Revenue Code (the "Code"). In general, Section 303 allows sale treatment where (1) the value for Federal estate tax purposes of all stock of the Company included in determining the value of the decedent's gross estate exceeds 35% of the excess of the value of the gross estate over certain allowable deductions and (2) the amount paid to redeem the stock does not exceed the sum of all federal and state death taxes (including generation-skipping taxes), plus funeral and administration expenses allowable as deductions for federal estate tax purposes. The initial redemption price under the agreement is the value of the shares for federal estate-tax purposes in the deceased shareholder's estate. In order to qualify for redemption of stock under the agreement, the estate of the deceased shareholder must elect under Section 6166 of the Code to pay the federal estate tax in deferred installments over a period of up to 15 years. In return, the estate is given an option to purchase for $1 per share a number of shares equal to any additional shares required to be redeemed as a result of the deferral election. The Company is also required to pay cash to cover the income tax consequences resulting from the redemption and the option.

     The amounts the Company might be required to pay under the agreement and the timing of such payments will depend upon the year of death of the shareholders and the value of the stock and the estate tax laws in effect at that time. To satisfy part of its obligation under the agreement, the Company has purchased life insurance on lives of certain shareholders who own significant amounts of our non-voting common stock. The vast majority of the life insurance in force is on the lives of William Block (our major shareholder) and his wife. Net of current policy loans, the amount of the death benefit for Mr. and Mrs. Block is $31.2 million, of which $7.4 million is on the life of William Block, $10.1 million on the life of Mrs. Block and $13.7 million on their joint lives.

     Although we are unable to determine with any certainty the amounts we may be required to pay under the agreement, we believe that based on the amount of life insurance in force for our major shareholders, combined with our ability to defer redemptions over a 15-year period, the amounts the Company will be required to pay under the agreement will not have a material adverse effect on the Company's liquidity or financial position. In certain circumstances, however, the making of these payments might result in a violation of the fixed charge coverage requirements of our new senior credit facilities. If this were to occur, the effect on the Company's liquidity could be material.

                RISKS RELATING TO OUR CABLE TELEVISION BUSINESS

IF OUR PROGRAMMING COSTS CONTINUE TO INCREASE AND WE CANNOT PASS THEM ALONG TO OUR CUSTOMERS, OUR CASH FLOW WILL DECREASE.

     Our cable programming costs are increasing. Programming has been and is expected to continue to be our cable operations' largest single cash expense item and accounted for approximately 29% of our total cable operating costs for the year ended December 31, 2001. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue. Because of our size, we are unable to negotiate the more favorable rates that are granted to large national multiple system operators. For 2001, the negative impact on our margins due to higher programming costs was estimated to be 400 to 500 basis points. For competitive reasons, we may not be able to pass programming cost increases on to our subscribers. In addition, as we add programming to our limited basic and expanded basic tiers, we may face additional market constraints on our ability to pass these costs on to our subscribers. We may also find that, as is currently the case with the National Football League's Sunday Ticket (a subscription service which makes out-of-market NFL games available to digital subscribers), exclusive arrangements negotiated by other larger programming outlets may prevent us from offering certain desirable programming.

     We purchase the majority of our cable programming through the National Cable Television Cooperative. This organization of small- and mid-sized cable companies aggregates more than 10 million cable subscribers for the purpose of obtaining programming at reduced volume-based discounts. We achieve significant savings through participation in this cooperative, as compared to programming rates we could negotiate on our own, thereby lowering our costs of program acquisition. If for any reason we were unable to continue to obtain programming though such buying cooperatives, and we were unable to pass the increase in programming costs on to our subscribers, our results of operations and cash flow would be adversely affected.

COPYRIGHT LAW CHANGES COULD INCREASE THE COSTS OF THE LICENSES WE NEED TO OPERATE OUR CABLE SYSTEMS.

     Cable systems must obtain copyright licenses for the programming they carry. The licensing process is somewhat different for each type of programming we carry on our systems. For non-broadcast cable channels, we typically obtain copyright authorizations as part of the programming contracts we sign with these channels. When we produce or originate our own local programming, we obtain copyright authorizations directly from the copyright holders. Finally, for over-the-air broadcast channels we carry on our systems, we obtain copyrights under a system established by the Copyright Act of 1976. That Act provides a blanket license for copyrighted material on television stations whose signals a cable system retransmits. Cable operators can obtain this license by filing semi-annual reports and paying a percentage of their revenues as a royalty fee to the U.S. Copyright Office, which then distributes the royalty pool to the copyright holders. For larger cable systems, these payments vary with the number and type of distant television stations the system carries. From time to time, Congress considers proposals to alter the blanket copyright license system, some of which could make the license more costly.

WE WILL FACE COMPETITION FROM PROVIDERS OF ALTERNATIVES TO OUR HIGH-SPEED INTERNET SERVICES.

     Competitors, including telephone companies, have introduced digital subscriber line technology (also known as DSL), which allows Internet access over traditional phone lines at data transmission speeds greater than those available by a standard telephone modem. Although these transmission speeds are not as great as the transmission speeds of a cable modem, we believe that the transmission speeds of DSL technology are sufficiently high that such technology will compete with cable modem technology. Competition from wireless broadband Internet services is also being introduced in our service areas. We cannot predict the impact these competing broadband technologies will have on our Internet access services or on our operations. Our high-speed Internet services will also continue to face competition from traditional lower speed dial-up Internet service providers, which have the advantage of lower price and in some cases proprietary content and nationwide marketing.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS, WHICH COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT OUR ABILITY TO PROVIDE NEW SERVICES.

     Cable modem services have been subject to only light regulation by the FCC. The FCC recently issued a declaratory ruling affirming that "broadband services should exist in a minimal regulatory environment." Congress and the FCC have been asked to require cable operators to provide "open access" over their cable systems to other Internet service providers. To date, Congress and the FCC have declined to impose these requirements, although the FCC has recently initiated a new rulemaking proceeding on this matter. This same open access issue is also being considered by some local franchising authorities and is being actively litigated in the courts. If we are required to provide open access or face other forms of increased regulation, it could adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services.

IF WE ARE UNABLE TO PROCURE THE NECESSARY SOFTWARE AND EQUIPMENT, OUR ABILITY TO OFFER OUR SERVICES COULD BE IMPAIRED.

     We depend on vendors to supply our cable electronic equipment, such as the set-top converter boxes, fiber and other equipment, as well as the enabling software for analog and digital cable services. This equipment is available from a limited number of suppliers. We typically purchase equipment under purchase orders placed from time to time and do not carry significant inventories of equipment. If there are delays in obtaining software or if demand for equipment exceeds our inventories and we are unable to obtain required software and equipment on a timely basis and at an acceptable cost, our ability to recognize additional revenues and to add additional subscribers from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

     The computer system and software used by our cable systems for billing and customer service are outdated. While we have budgeted for and scheduled the replacement of this system, in the event of delays or difficulties in procuring or converting to the new computer system, our ability to launch and track new cable services could be adversely affected.

AS WE INTRODUCE NEW CABLE SERVICES, A FAILURE TO PREDICT AND REACT TO CONSUMER DEMAND OR SUCCESSFULLY INTEGRATE NEW TECHNOLOGY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our cable systems are in the early stages of introduction of new cable services such as digital cable and high-speed Internet. Our newly rebuilt Toledo cable system provides the capability to launch other new services in the future. The inability to effectively introduce, market and sell these new services, to anticipate consumer demand for such services or to successfully integrate new technology could have a material adverse effect on our business and results of operations.

WE MAY BE ADVERSELY AFFECTED BY STRIKES AND OTHER LABOR PROTESTS.

     The employees of our Toledo cable system include two collective bargaining units represented by the Brotherhood of Teamsters. One of these includes the technicians responsible for cable service installation and repair and for ongoing maintenance of our cable plant; the other comprises the employees who program our cable converter boxes. The current collective bargaining agreements for these employees expire in 2003 and 2004, respectively. If we were to experience a strike or work stoppage, it would be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees in handling outages and service calls. Any resulting disruptions in service could cause us to lose revenues and customers and might have permanent adverse effects on our business.

     The employees of our cable construction subsidiary are also represented by the Brotherhood of Teamsters under a collective bargaining agreement which expires in 2003.

WE MAY BE ADVERSELY AFFECTED BY CHANGES IN THE LAW OR ECONOMICS RELATING TO OUR PHYSICAL PLANT.

     Our cable systems depend on physical facilities, including transmission equipment and miles of fiber and coaxial cable. Significant portions of those physical facilities occupy public rights-of-way according to terms of local ordinances. And many miles of the cable are attached to utility poles according to terms of pole-attachment agreements we have with the utilities that own the pole. All of this is subject to governmental regulation. No assurances can be given that we will be able to maintain our facilities in their current locations at the current costs. Changes in governmental regulation of these matters, or changes in the economics of the relationships, could have a material adverse effect on our business and our results of operations.

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OUR CABLE SYSTEMS MAY EXPERIENCE DISRUPTIONS AS A RESULT OF TECHNICAL FAILURES,
STORMS OR NATURAL DISASTERS.

     The operations of our cable systems involve the receipt of video and other signals at our headends and the distribution of these signals to our customers via cable wires. Programming signals are transmitted to our headends via satellite and fiber interconnect. The transmission of programming signals to our headends, our receipt of these signals at our headends and our distribution of the signals to our customers via our cable networks are each exposed to potential disruptions due to technical failures, storms, fires or other natural disasters. Any disruption in our receipt or distribution of programming can cause loss of revenues and increases in operating expenses and have an adverse effect on customer satisfaction. A significant and extended disruption could materially and adversely affect our business, financial condition or results of operations.

               RISKS RELATED TO OUR NEWSPAPER PUBLISHING BUSINESS

WE MAY BE ADVERSELY AFFECTED BY VARIATIONS IN THE COST OF NEWSPRINT.

     Newsprint and ink expense represents our largest raw material expenses and, after labor costs, is the most significant operating cost of our newspaper publishing operations. Although we have a long-term contract to supply newsprint for our publishing operations, pricing under the contract varies with market prices. Newsprint costs vary widely from time to time, and price changes in newsprint can significantly affect the overall earnings of our newspaper publishing operations. During 2001, we experienced an approximately 10% increase in the price per ton of newsprint. We cannot assure you that our publishing operations will not be exposed in the future to volatile or increased newsprint costs, which could have a material adverse effect on our business and results of operations.

WE MAY BE ADVERSELY AFFECTED BY STRIKES AND OTHER LABOR PROTESTS.

     Substantially all non-management employees of our newspaper publishing operations are represented by various unions. Collective bargaining agreements with the unions representing our Toledo publishing operations expire in March 2003. The labor agreements with the 10 unions representing our Pittsburgh newspaper employees expired December 31, 2001. On June 27, 2002, we reached tentative agreements with representatives of the 10 Pittsburgh unions on the terms of collective bargaining agreements that would run through December 31, 2006. Those tentative agreements are subject to ratification by union members; the bargaining representatives have pledged their full support in the ratification process and are optimistic, as are we, that the tentative agreements will be ratified. But we cannot assure you that the tentative agreements will be ratified. And we cannot assure you that we will reach successor agreements in Toledo or Pittsburgh when existing agreements expire. If we were to experience a strike or work stoppage at one or both of our papers, any resulting disruptions in operations could cause us to lose subscribers and advertisers and might have permanent adverse effects on our business.

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REPORTING OF OR THE TAKING OF EDITORIAL POSITIONS ON CONTROVERSIAL ISSUES COULD
ADVERSELY AFFECT OUR BUSINESS.

     Our newspapers report and take editorial positions on issues that are sometimes controversial and that may arouse passions in affected individuals or segments of our communities. This can involve risks of offending advertisers or subscribers, which can result in loss of advertising and subscription revenues, or can on occasion lead to demonstrations and protests, adverse community reaction, boycotts or lawsuits.

THE ROLE OF NEWSPAPERS IS THREATENED BY COMPETING COMMUNICATIONS TECHNOLOGIES.

     For the past several decades, the introduction of new communications technologies has eroded the once dominant position of newspapers as a source of news and information. With the introduction of radio and then television broadcasting, succeeding generations have become accustomed to alternate information sources, and the percentage of the population which regularly subscribe to and read newspapers has declined. Young people, even those with post-secondary education, are reading newspapers less than in previous generations. We expect that the future growth of the Internet and other new communications technologies may cause this trend to continue. Already the Internet has become a significant alternate source of news and information, as well as a competitor to newspapers for classified advertising revenues. While we are making use of the Internet and exploring other strategies to adapt to the future growth of alternate communications technologies, we are unable to predict the extent to which these technologies may adversely affect our newspaper publishing business.

             RISKS RELATED TO OUR TELEVISION BROADCASTING BUSINESS

OUR TELEVISION BROADCASTING OPERATIONS COULD BE ADVERSELY AFFECTED IF WE FAIL TO RENEW OR CONTINUE ON FAVORABLE TERMS, IF AT ALL, OUR NETWORK AFFILIATIONS.

     We have one affiliation agreement with NBC, one with ABC and one with UPN. The affiliation agreements governing the relationship between Fox and our two Fox-affiliated stations are unsigned. NBC and ABC generally provide our stations affiliated with them from 60 to 90 or more hours of prime time programming per week, while UPN and Fox provide from 11 to 24 hours of prime time programming per week. Our NBC- and ABC-affiliated stations broadcast network-inserted commercials during the programming and receive cash network compensation. Although network affiliates generally have achieved higher ratings than unaffiliated independent stations in the same market, we cannot assure you of the future success of each network's programming or the continuation of that programming. Our network affiliation agreements are subject to termination by the networks under certain circumstances. We believe that we enjoy a good relationship with each of NBC, ABC, Fox and UPN. However, we cannot assure you that our affiliation agreements will be renewed, that Fox will continue its relationship with us or that each network will continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation. The non-renewal or termination of a network affiliation could adversely affect our business. For information about when we must renew our network affiliation agreements, see "Business -- Television Broadcasting -- Network Affiliations."

THE SUCCESS OF OUR TELEVISION STATIONS DEPENDS ON THE SUCCESS OF THE NETWORK EACH STATION CARRIES.

     The ratings of each of the television networks, which are based in large part on their programming, vary from year to year, and this variation can significantly impact a station's revenues. There can be no assurance as to the future success of any network or its programming.

THE PLANNED INDUSTRY CONVERSION TO DIGITAL TELEVISION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS.

     In April 1998, the FCC assigned each licensed television station a second broadcast channel on which to provide digital television, or DTV service. By May 1, 2002, all commercial television station licensees were required to complete construction and commence operating DTV facilities except to the extent that the FCC extended the deadline in certain cases. Under current FCC guidelines, stations must abandon the

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

present analog format by December 31, 2006, provided that 85% of households within the relevant DMA have the capability to receive a digital signal.

     WAND met the May 1, 2002 deadline. WFTE has until May 13, 2003 to construct because of FCC delays in issuing the construction permit. KTRV is not required to construct digital facilities until the FCC determines which digital channel KTRV will ultimately utilize. Our remaining stations -- WDRB and WLIO -- requested waivers of the May 1, 2002 deadline. On June 14, 2002, the FCC denied those requests and ordered WDRB and WLIO to construct digital television transmission systems no later than December 1, 2002. The FCC also directed the stations to submit to the FCC, by July 15, 2002, reports setting forth construction plans and a proposed timetable for construction that would meet the December 1, 2002 deadline. Finally, the FCC directed the stations to file by September 13, 2002 interim progress reports regarding their digital construction efforts.

     In compliance with the FCC's order, the two stations have submitted to the FCC their construction plans and proposed timetable for construction of digital transmission systems. Both stations' plans call for the construction of lower-power digital transmission systems sufficient to provide digital television coverage for the station's city of license -- Lima, Ohio for WLIO, Louisville, Kentucky for WDRB. The timetables call for construction to be completed, and the facilities fully operational, by December 1, 2002.

     The lower-power construction plans comply with FCC rules and policies regarding digital television transmission, which expressly permit lower-power facilities. We anticipate that, at some point in the future, the FCC will establish a deadline by which such lower-power systems must be upgraded to full power systems that provide coverage to a broader geographic area. When such a deadline is established, we will comply with it by upgrading our facilities. We estimate that approximately $12 million of capital expenditures after March 31, 2002 will be necessary to meet the DTV requirements for all of our stations.

     The implementation of these regulations will expose our business to the following additional risks:

     - The digital technology may allow us and our competitors to broadcast multiple channels, compared to only one today. We do not know what impact this will have on the competitive landscape or on our results of operations. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

     - The FCC sought to replicate the coverage area of existing stations' analog signals when it assigned stations' digital channels. Because existing stations operating on very high frequency, or VHF, channels generally have larger geographic service areas than stations operating on ultra high frequency, or UHF, channels, the FCC generally made available to VHF stations digital channel allocations that allow higher power operation in order to replicate those stations' current analog coverage areas. In addition, to achieve a certain level of comparable geographic signal coverage, a station operating on a UHF channel must operate with considerably higher power than a station operating on a VHF channel. Four of our stations presently operate on UHF channels. One of our stations now operates on a VHF channel. One of our stations which currently operates on UHF was allocated a VHF digital channel, and our station which currently operates on VHF was allocated a UHF digital channel. The geographic coverage and power disparities could put us at a disadvantage to at least some of our competitors in certain markets. Furthermore, the higher power required to operate our analog VHF channel that was assigned a UHF digital channel with comparable geographic signal coverage may translate into higher electricity costs for this station.

     - In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, the digital signal may be subject to reception problems to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive reliable signals. If viewers do not receive high-quality, reliable signals from our stations, our audience viewership may suffer, and in turn, our ability to sell time to advertisers could be impaired.

     - While the FCC ruled that cable companies are required to carry the signals of digital-only television stations, the agency has tentatively concluded, subject to additional inquiry, that cable companies should not be required to carry both the analog and digital signals of stations during the transition period when stations will be broadcasting in both modes. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our stations.

WE MAY BE ADVERSELY AFFECTED BY DISRUPTIONS IN OUR ABILITY TO RECEIVE OR TRANSMIT PROGRAMMING.

     Our stations receive network broadcast feeds by satellite. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, launch failure, destruction and damage and incorrect orbital placement. There can be no assurance that disruptions of transmissions will not occur in the future or that other comparable satellites will be available, or if available, whether a lease agreement with respect to such other satellites could be obtained on favorable terms. The operation of the satellite is outside our control and a disruption of the transmissions could prevent us from receiving our programming content. The transmission of programming is also subject to other risks of equipment failure, including natural disasters, power losses, software errors or telecommunications errors.

     We own or lease antenna and transmitter space for each of our owned and operated stations. If we were to lose any of our antenna tower leases, we cannot assure you that we would be able to secure replacement leases on commercially reasonable terms, or at all, which could also prevent us from transmitting our programs. Disruptions in our ability to receive or transmit our programming broadcasts could have a material adverse effect on our audience levels, advertising revenues and future results of operations.

PROGRAMMING COSTS MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

     One of the most significant operating cost components of our television broadcasting operations is programming. There can be no assurance that we will not be exposed in the future to increased programming costs which may adversely affect our operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OUTSTANDING EXCHANGE NOTES

     On April 18, 2002, we sold the old notes to Banc of America Securities LLC, Fleet Securities, Inc., Comerica Securities, NatCity Investments, Inc. and BMO Nesbitt Burns. These initial purchasers subsequently resold the old notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. When we sold the old notes, we entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we register the exchange notes with the Securities and Exchange Commission and offer to exchange the registered exchange notes for the outstanding old notes sold on April 18, 2002.

     We will accept any old notes that you validly tender and do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of exchange notes in exchange for each $1,000 principal amount of your outstanding old notes. You may tender some or all of your old notes in the exchange offer, but only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the outstanding old notes except that:

          (1) the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer,

          (2) the exchange notes being issued in the exchange offer will not have the registration rights and liquidated damages provisions applicable to the old notes, and

          (3) interest on the exchange notes will accrue from the last interest date to which interest was paid on your old notes or, if none, from the date of issuance of your old notes.

     Outstanding old notes that we accept for exchange will not accrue interest after we complete the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on September 12, 2002, unless we extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing. We will also notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If we extend the exchange offer, old notes that you have previously tendered will still be subject to the exchange offer, and we may accept them.

     To the extent we are legally permitted to do so, we reserve the right, in our sole discretion:

          (1) to delay accepting your old notes,

          (2) to terminate the exchange offer and not accept any old notes for exchange if any of the conditions have not been satisfied, or

          (3) to amend the exchange offer in any manner.

     Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes.

     Without limiting the manner by which we may choose to give notice of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

     We will promptly return your old notes without expense to you after the exchange offer expires or terminates if we do not accept them for exchange for any reason.

PROCEDURES FOR TENDERING OLD NOTES

     In general, old notes may be tendered in the exchange offer by you only if you are a registered holder of the old notes, a beneficial owner which has a properly completed bond power from the registered holder, or a Depository Trust Company participant listed on the Depository Trust Company securities position listing with respect to the old notes. If you are a beneficial owner of old notes with respect to which a broker, dealer, commercial bank, trust company or other nominee is listed on the securities position listing of the Depository Trust Company and you wish to tender your old notes, you should contact such Depository Trust Company participant promptly and instruct them to tender on your behalf. Only you may tender your old notes in the exchange offer. To tender your old notes in the exchange offer, you must:

          (1) complete, sign and date the letter of transmittal which accompanied this prospectus, or a copy of it;

          (2) have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

          (3) mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent;

     OR

if the tender of the old notes will be under The Depository Trust Company's book-entry transfer procedures, arrange for DTC to transmit an agent's message to the exchange agent on or before the expiration date.

     In addition, either:

          (1) the exchange agent must receive certificates for outstanding old notes and the letter of transmittal; or

          (2) the exchange agent must receive a timely confirmation of a book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, along with the agent's message; or

          (3) you must comply with the guaranteed delivery procedures described below.

     An agent's message is a computer-generated message transmitted to the exchange agent by The Depository Trust Company through its Automated Tender Offer Program. To tender old notes effectively, a tendering party must make sure that the exchange agent receives a letter of transmittal and other required documents or an agent's message before the expiration date. When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

     The method of delivery to the exchange agent of old notes, letters of transmittal and all other required documents is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

     Unless you are a registered holder who requests that the exchange notes to be mailed to you and issued in your name, or unless you are an eligible institution, you must have your signature on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is a firm which is a financial institution that is a member of a registered national securities exchange or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

     If the person who signs the letter of transmittal and tenders the old notes is not the registered holder of the old notes, the registered holders must endorse the old notes or sign a written instrument of transfer or exchange that is included with the old notes, with the registered holder's signature guaranteed by an eligible institution. We will decide whether the endorsement or transfer instrument is satisfactory.

     We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to:

          (1) reject any and all tenders of any particular note not properly tendered;

          (2) refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

          (3) waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit to us with the letter of transmittal satisfactory evidence demonstrating their authority to act on your behalf.

     To participate in the exchange offer, we require that you represent to us that:

          (1) you or any other person acquiring exchange notes for your old notes in the exchange offer is acquiring them in the ordinary course of business;

          (2) neither you nor any other person acquiring exchange notes in exchange for your old notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

          (3) neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

          (4) neither you nor any other person acquiring exchange notes in exchange for your old notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

          (5) if you or another person acquiring exchange notes for your old notes is a broker-dealer, you will receive exchange notes for your own account, you acquired exchange notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes.

     The delivery of an agent's message to the exchange agent on your behalf will be deemed a representation by you to the effects stated above.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the resale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

      If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

          (1) may not rely on the applicable interpretations of the staff of the Commission; and

          (2) must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

     Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of exchange notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES ISSUED IN THE EXCHANGE OFFER

     We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company as promptly as practicable after the exchange offer terminates or expires.

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

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems must make book-entry delivery of outstanding old notes by causing The Depository Trust Company to transfer those outstanding old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's Automated Tender Offer Procedures. The participant should transmit its acceptance to The Depository Trust Company on or before the expiration date or comply with the guaranteed delivery procedures described below. The Depository Trust Company will verify acceptance, execute a book-entry transfer of the tendered outstanding old notes into the exchange agent's account at The Depository Trust Company and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at The Depository Trust Company. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

          (1) be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date; or

          (2) the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of outstanding old notes who desires to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

          (1) you tender the old notes through an eligible institution;

          (2) before the expiration date, the exchange agent receives from the eligible institution a notice of guaranteed delivery in the form we have provided. The notice of guaranteed delivery will state the name and address of the holder of the old notes being tendered and the amount of old notes being tendered, that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

          (3) the certificates for all physically tendered outstanding old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of The Depository Trust Company, an electronic message using The Depository Trust Company's Automated Tender Offer Program.

     A notice of withdrawal must:

          (1) specify the name of the person that tendered the old notes to be withdrawn;

          (2) identify the old notes to be withdrawn, including the principal amount of the old notes;

          (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer; and

          (4) if you have transmitted certificates for outstanding old notes, specify the name in which the old notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

     If you have tendered old notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at The Depository Trust Company to which your withdrawn old notes can be credited.

     We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered old notes that you withdraw will be not be considered to have been validly tendered. We will return any outstanding old notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes before the expiration date by following one of the procedures described above.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes, and we may terminate the exchange offer, if at any time before the acceptance of old notes:

          (1) any law, statute, rule or regulation has been adopted or enacted, or any order of any governmental agency or court of law has been issued, which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

          (2) if any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939; or

          (3) there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

     These conditions are for our sole benefit and we may assert or waive them at any time and for any reason. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

EXCHANGE AGENT

     You should direct all signed letters of transmittal to the exchange agent, Wells Fargo Bank Minnesota, National Association. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery to the exchange agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL:           BY HAND DELIVERY:                BY OVERNIGHT COURIER:
Wells Fargo Bank Minnesota, N.A.   Wells Fargo Bank Minnesota, N.A.   Wells Fargo Bank Minnesota, N.A.
213 Court Street, Suite 703        213 Court Street, Suite 703        213 Court Street, Suite 703
Middletown, Connecticut 06457      Middletown, Connecticut 06457      Middletown, Connecticut 06457
Attention: Corporate Trust         Attention: Corporate Trust         Attention: Corporate Trust
Services                           Services                           Services
                                             BY FACSIMILE:
                                   (860) 704-6219
                                   Attention: Corporate Trust
                                   Services
                                   Confirmed by Telephone:
                                   (860) 704-6217

     Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     We will pay the estimated cash expenses connected with the exchange offer. We estimate that these expenses will be approximately $235,000.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the existing old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

TRANSFER TAXES

     If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING EXCHANGE NOTES

     If you do not tender your outstanding old notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described below, and your old notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your old notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

     Holders of the exchange notes issued in the exchange offer and old notes that are not tendered in the exchange offer will vote together as a single class under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING OLD NOTES

     If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

     We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the old notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding old notes must acknowledge that it acquired the old notes as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale.

     However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

SHELF REGISTRATION

     The registration rights agreement also requires that we file a shelf registration statement if:

          (1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law; or

          (2) a holder notifies us prior to the 20th day following consummation of the exchange offer that:

             - law or Commission policy prohibits the holder from participating in the exchange offer;

             - the holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

             - the holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

     Old notes will be subject to restrictions on transfer until:

          (1) a person other than a broker-dealer has exchanged the old notes in the exchange offer;

          (2) a broker-dealer has exchanged the old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

          (3) the old notes are sold under an effective shelf registration statement that we have filed; or

          (4) the old notes are sold to the public under Rule 144 of the Securities Act.

                                USE OF PROCEEDS

     We are making the exchange offer to satisfy our obligation under the registration rights agreement we entered into with the initial purchasers when we issued the old notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive an equal principal amount of old notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled.

     The proceeds from the issuance and sale of the old notes were $169 million after deducting fees and expenses. The proceeds of offering of the old notes, together with borrowings under our new senior credit facilities, were used to repay in full our former senior credit facilities. See "Capitalization."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002 on an actual basis and on a pro forma basis after giving effect to the issuance of the old notes, the closing of our new senior credit facilities and the application of the proceeds therefrom. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                               AS OF MARCH 31, 2002
                                                                   (UNAUDITED)
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Debt (includes current maturities):
  Old revolving credit facility.............................  $ 74,139     $     --
  Old term loan facility....................................    75,000           --
  Old senior notes..........................................    67,499           --
  New revolving credit facility.............................        --           --(1)
  New delayed-draw term loan A..............................        --           --(1)
  New term loan B...........................................        --       75,000
  Capital leases............................................     3,031        3,031
                                                              --------     --------
    Total senior debt.......................................   219,669       78,031
                                                              --------     --------
  9 1/4% Senior Subordinated Notes due 2009.................        --      175,000
                                                              --------     --------
    Total debt..............................................   219,669      253,031
    Total shareholders' equity(2)...........................    50,649       44,718
                                                              --------     --------
    Total capitalization....................................  $270,318     $297,749
                                                              ========     ========

---------------

(1) As of March 31, 2002, after giving effect to the issuance and sale of the old notes and the closing of the new senior credit facilities, the unused commitments under our senior credit facilities would have been $113.1 million.

(2) Reflects the write-off of debt prepayment penalties of $6.3 million and unamortized finance fees of $2.7 million, less tax benefits of $3.1 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our financial data and other operating data. The financial data was derived from our consolidated financial statements. The financial data and other operating information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation" which follows and the financial statements and related notes included elsewhere in this prospectus.

                                                                                                            (UNAUDITED)
                                                                                                        -------------------
                                                                                                        THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1997       1998       1999       2000       2001       2001       2002
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT OPERATING DATA)
INCOME STATEMENT DATA:
  Revenues
    Cable(1)...................................  $ 67,277   $ 71,846   $ 75,414   $ 82,110   $ 89,420   $ 21,148   $ 25,097
    Publishing(2)..............................   260,878    272,107    275,827    286,717    264,679     61,854     61,563
    Broadcasting(3)............................    33,422     36,686     36,293     42,531     35,184      8,727      9,000
    Other communications(4)....................     2,771      3,023      8,682     14,299     25,282      5,149      6,353
                                                 --------   --------   --------   --------   --------   --------   --------
  Total revenues...............................  $364,348   $383,662   $396,216   $425,657   $414,565     96,878    102,013
  Expenses
    Cable......................................    47,795     52,765     62,846     74,535     84,578     18,444     22,814
    Publishing.................................   254,396    267,489    263,951    277,312    262,799     65,487     61,519
    Broadcasting(2)............................    28,416     30,502     34,221     37,099     36,973      9,179      9,055
    Other communications(3)....................     4,867      6,602     12,734     18,445     27,955      6,356      6,244
    Corporate general and administrative.......     2,319      1,928      1,524      4,152      2,705        350        951
                                                 --------   --------   --------   --------   --------   --------   --------
  Total expenses...............................   337,793    359,286    375,276    411,543    415,010     99,816    100,583
Operating income (loss)........................    26,555     24,376     20,940     14,114       (445)    (2,938)     1,430
Interest expense, net..........................     9,953     10,316     11,043     14,069     19,439      4,670      4,739
(Gain) on disposition of WLFI-TV, Inc..........        --         --         --    (22,339)        --         --         --
(Gain) on disposition of Monroe Cablevision....        --         --         --         --         --         --    (21,600)
Change in fair value of interest rate swaps....        --         --         --         --      5,340      1,580     (1,462)
                                                 --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes and minority
  interest.....................................    16,602     14,060      9,897     22,384    (25,224)    (9,188)    19,753
Provision (credit) for income taxes............     7,495      6,240      4,556      9,176     (7,132)    (2,602)     6,793
                                                 --------   --------   --------   --------   --------   --------   --------
Income (loss) before minority interest.........     9,107      7,820      5,341     13,208    (18,092)    (6,586)    12,960
Minority interest..............................        --         --         --       (427)       235         54         (7)
                                                 --------   --------   --------   --------   --------   --------   --------
Net income (loss)..............................  $  9,107   $  7,820   $  5,341   $ 12,781   $(17,857)  $ (6,532)  $ 12,953
                                                 ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Cable cash flow (unaudited)(4)...............  $ 26,179   $ 27,833   $ 28,200   $ 30,063   $ 32,130   $  7,709   $  9,375
  Publishing cash flow (unaudited)(4)..........    19,290     18,016     25,787     23,851     15,785         84      3,115
  Broadcasting cash flow (unaudited)(4)........     6,576      7,839      5,578      8,009      3,092        462        986
  EBITDA (unaudited)(5)........................    48,575     49,251     56,369     56,873     50,276      7,825     13,918
  Depreciation and amortization................    24,865     28,164     40,551     48,662     55,533     12,089     13,270
  Capital expenditures.........................    30,932     47,234     66,702     80,340     62,154     17,108      5,862
  Ratio of earnings to fixed charges(6)........       2.4x       2.1x       1.7x       2.2x        --         --        4.8x
BALANCE SHEET DATA:
  Cash and cash equivalents....................  $  5,031   $  2,053   $  5,715   $  4,213   $  5,883   $  3,638   $  3,569
  Total assets.................................   313,030    346,848    388,302    464,190    483,887    464,506    472,887
  Total funded debt............................   110,185    127,706    166,109    213,356    237,264    228,991    219,669
  Stockholders' equity.........................    43,892     48,993     51,198     61,390     37,583     53,622     50,649

                                                                                                            (UNAUDITED)
                                                                                                        -------------------
                                                                                                        THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1997       1998       1999       2000       2001       2001       2002
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT OPERATING DATA)
CABLE OPERATING DATA (UNAUDITED):
  Homes passed.................................   249,394    249,668    250,893    253,903    255,852    254,412    245,395
  Basic subscribers............................   157,356    157,467    159,294    158,537    157,341    158,251    153,034
  Basic penetration............................      63.1%      63.1%      63.5%      62.4%      61.5%      62.2%      62.4%
  Premium units................................    62,270     60,827     62,362     69,649     70,909     69,986     69,645
  Premium penetration..........................      39.6%      38.6%      39.1%      43.9%      45.1%      44.3%      45.5%
  Cable modem subscribers......................        --         --      1,484      7,022     15,221      9,130     17,428
  Digital subscribers..........................        --         --         --         --      7,846         --      9,841
  Average monthly revenue per basic
    subscriber(7)..............................  $  35.63   $  38.02   $  39.45   $  43.16   $  47.36   $  44.55   $  52.89
PUBLISHING OPERATING DATA (UNAUDITED)(8):
  Daily circulation............................   387,315    390,171    389,737    381,643    380,646
  Sunday circulation...........................   629,814    631,740    631,711    611,005    603,485

---------------

(1) Includes the results of Monroe CableSystem, the assets of which were disposed of on March 29, 2002 in a like-kind exchange for cable assets in Bedford, Michigan plus a cash payment to us of $12.1 million. See "Summary --Recent Developments." The revenues of Monroe Cablevision for 1997, 1998, 1999, 2000 and 2001 were $4.5 million, $4.6 million, $5.0 million, $5.6 million and $5.4 million, respectively, and for the three months ended March 31, 2001 and March 29, 2002 were $1.3 million and $1.3 million, respectively.

(2) Effective April 1, 2000, we acquired a two-thirds interest in WAND Television, Inc. in exchange for the assets of WLFI-TV, Inc. On March 30, 2001, we purchased WFTE TV. Results of the acquired stations are included from the date of acquisition.

(3) Includes the results of Corporate Protection Services, Inc. from its date of acquisition in December 1998 and the results of Access Toledo Ltd. from its date of acquisition in January 2001. Revenues of CPS for 1999, 2000 and 2001 were $4.1 million, $5.7 million and $8.6 million, respectively. Revenues of Access Toledo for 2001 were $2.0 million.

(4) Cable, publishing and broadcasting cash flow represents each segment's EBITDA before the effect of corporate general and administrative expenses.

(5) EBITDA is defined as net income before provision for income taxes, interest expense, depreciation and amortization (including amortization of broadcast rights), other noncash charges, gains or losses on disposition of assets, and extraordinary items and after payments for broadcast rights. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in our financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- EBITDA."

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes and minority interest, plus fixed charges, less interest capitalized during the year, plus current year amortization of capitalized interest. Fixed charges consist of interest expense, capitalized interest, the interest portion of rent expense and amortization of debt issuance costs. In 2001 and for the three months ended March 31, 2001, our earnings were insufficient to cover fixed charges by $25.8 million and $9.1 million, respectively.

(7) Average monthly revenue per basic subscriber for the three months ended March 31, 2002 excludes the 5,004 Bedford, Michigan subscribers acquired from Comcast in the March 29, 2002 exchange and includes the 10,129 subscribers of Monroe CableSystem disposed of in the exchange.

(8) Circulation numbers are based on the average paid circulation for the 12 months ended March 31 of each year for the Post-Gazette and for the 12 months ended September 30 of each year for The Blade, in each case as set forth in the ABC Audit Report for such period. The ABC Audit Report for the 12 months ended March 31, 2002 is not yet available.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the notes thereto included elsewhere herein.

     Significant accounting policies are stated in the applicable footnotes to the audited annual consolidated financial statements.

OVERVIEW

     We are a privately held diversified media company with our primary operations in cable television, newspaper publishing and television broadcasting. We are the 23rd largest cable system operator in the United States, with systems in Toledo, Ohio and nearby areas that had approximately 153,000 subscribers at March 31, 2002. We publish two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania, and The Blade in Toledo, Ohio, each of which is the leading publication in its market. The aggregate average daily and Sunday paid circulation of our two newspapers is approximately 381,000 and 603,000, respectively. We own and operate four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio, and we are a two-thirds owner of a television station in Decatur, Illinois. We also have other communication operations including a small telephony business, a home security business and an alternative distribution advertising business.

     For the year ended December 31, 2001, we had revenues and EBITDA of $414.6 million and $50.3 million, respectively, and experienced an operating loss of $445,000 and a net loss of $17.9 million. Approximately 61% of our EBITDA was generated by our cable television operations, 30% by our newspaper publishing operations, 6% by our television broadcasting business and 3% by our other communications operations, excluding in each case the effect of $2.7 million in corporate general and administrative expenses.

 Revenues

     Most cable revenue is derived from monthly subscription fees for our cable services, including basic and digital cable and high-speed data services, installation and equipment rental charges, pay-per-view programming charges, and the sale of available advertising spots on advertiser-supported programming. Cable revenue is affected by the timing of subscriber rate increases, the amount of pay-per-view programming available to us and the demand for that programming, and the demand for advertising spots.

     The majority of publishing revenue is derived from the sale of advertising space and from subscription and single copy sales of our newspapers. Advertising revenue was 80.7%, 81.6% and 80.1% of newspaper revenue for 1999, 2000 and 2001, respectively, and 79.6% and 79.0% of newspaper revenue for the three months ended March 31, 2001 and 2002, respectively. Publishing revenue fluctuates with the general condition of the local and national economy. Seasonal revenue fluctuations are also common in the newspaper industry, due primarily to fluctuations in expenditure levels by local and national advertisers.

     The principal source of television broadcasting revenue is the sale of broadcasting time on our stations for advertising. Broadcasting revenue fluctuates with the general condition of the local and national economy. Broadcasting revenue also fluctuates from year to year due to political advertising. Seasonal revenue fluctuations are common in the broadcasting industry, due primarily to fluctuations in expenditure levels by local and national advertisers.

     Other communication revenue consists of sales in our non-reportable segments, including our telephony, home security and alarm monitoring, conventional dial-up Internet service provider, cable plant construction and alternative distribution advertising businesses.

 Operating Expenses

     Cable expenses include programming expenses, salaries and benefits of technical personnel, depreciation and amortization, and selling, general and administrative expenses for customer service functions, accounting and billing services, office administration expenses, property taxes and corporate charges. Programming expenses were 25.1%, 26.9% and 28.0% of cable revenue for 1999, 2000 and 2001, respectively, and 27.5% and 29.0% of cable revenue for the three months ended March 31, 2002 and 2001, respectively. Depreciation and amortization expense relates primarily to the capital expenditures associated with the rebuild and expansion of our cable systems.

     Publishing expenses include employee salaries and benefits, newsprint and ink expense, depreciation and amortization, and selling, general and administrative expenses. Selling, general and administrative expenses include corporate charges for support functions. Salaries and benefits are the largest operating expense of our newspaper publishing segment. Newsprint, ink and related costs are our second largest operating expense for this segment and accounted for 15.2%, 15.6% and 16.2% of newspaper operating expenses for 1999, 2000 and 2001, respectively, and 12.4% and 14.3% of newspaper operating expenses for the three months ended March 31, 2002 and 2001, respectively. Newsprint prices fluctuate with the market based on the supply and demand for newsprint.

     Television operating expenses are comprised of employee salaries and commissions, depreciation and amortization, programming expenses, advertising and promotion expenses, and selling, general and administrative expenses. Depreciation and amortization primarily relates to the amortization of broadcast rights. Selling, general and administrative expenses include office administration and charges for corporate support functions.

 Depreciation and Amortization

     Depreciation and amortization relates primarily to the capital expenditures associated with the rebuild and expansion of our cable systems, publishing facilities and telephony facilities. As a result of our plan to continue to invest in our cable systems, publishing properties and telephony facilities and to convert our television stations to digital-capable broadcasting, we expect to report higher levels of depreciation and amortization than are reflected in our historical consolidated financial statements.

 EBITDA

     We define EBITDA as net income before provision for income taxes, interest expense, depreciation and amortization (including amortization of broadcast rights), other noncash charges, gains or losses on disposition of assets, and extraordinary items and after payments for broadcast rights. When we present EBITDA for our business segments, we exclude certain expenses consisting primarily of corporate general and administrative expenses that have not been allocated to individual segments. Corporate general and administrative expenses were $1.5 million, $4.2 million and $2.7 million for 1999, 2000 and 2001, respectively, and $350,000 and $951,000 for the three months ended March 31, 2001 and 2002, respectively.

     Other media companies may measure EBITDA in a different manner. We have included EBITDA data because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company's ability to service debt. EBITDA is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. For a reconciliation of EBITDA to net income, see "-- Results of Operations" below.

RESULTS OF OPERATIONS

     The following table summarizes our consolidated historical results of operations and consolidated historical results of operations as a percentage of revenues for the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2001 and 2002. It also provides a reconciliation of net income to EBITDA.

                                                                                                     (UNAUDITED)
                                                                                         -----------------------------------
                                               YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                                ------------------------------------------------------   -----------------------------------
                                      1999               2000               2001               2001               2002
                                ----------------   ----------------   ----------------   ----------------   ----------------
                                                                   (DOLLARS IN THOUSANDS)
Revenues:
  Cable.......................  $ 75,414    19.0%  $ 82,110    19.3%  $ 89,420    21.6%  $ 21,148    21.8%  $ 25,097    24.6%
  Publishing..................   275,827    69.6    286,717    67.4    264,679    63.4     61,854    63.8     61,563    60.3
  Broadcasting................    36,293     9.2     42,531    10.0     35,184     8.5      8,727     9.0      9,000     8.8
  Other communications........     8,682     2.2     14,299     3.4     25,282     6.1      5,149     5.3      6,353     6.2
                                --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
                                $396,216   100.0   $425,657   100.0   $414,565   100.0     96,878   100.0    102,013   100.0
Expenses:
  Cable.......................    62,846    15.9     74,535    17.5     84,578    20.4     18,444    19.0     22,814    22.4
  Publishing..................   263,951    66.6    277,312    65.2    262,799    63.4     65,487    67.6     61,519    60.3
  Broadcasting................    34,221     8.6     37,099     8.7     36,973     8.9      9,179     9.5      9,055     8.9
  Other communications........    12,734     3.2     18,445     4.3     27,955     6.7      6,356     6.6      6,244     6.1
  Corporate general and
    administrative............     1,524     0.4      4,152     1.0      2,705     0.7        350     0.4        951     0.9
                                --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
                                 375,276    94.7    411,543    96.7    415,010   100.1     99,816   103.0    100,583    98.6
                                --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Operating income (loss).......    20,940     5.3%    14,114     3.3%      (445)   (0.1%)   (2,938)   -3.0%     1,430     1.4%
  Nonoperating income
    (expense):
  Interest expense............   (11,243)           (14,175)           (19,486)            (4,676)            (4,748)
  Gain on disposition of WLFI-
    TV........................        --             22,339                 --                 --                 --
  Gain on disposition of
    Monroe Cablevision........        --                 --                 --                 --             21,600
  Change in fair value of
    interest rate swaps.......        --                 --             (5,340)            (1,580)             1,462
  Interest income.............       200                106                 47                  6                  9
                                --------           --------           --------           --------           --------
                                 (11,043)             8,270            (24,779)            (6,250)            18,323
                                --------           --------           --------           --------           --------
Income (loss) before income
  taxes.......................     9,897             22,384            (25,224)            (9,188)            19,753
Provision (credit) for income
  taxes.......................     4,556              9,176             (7,132)            (2,602)             6,793
Minority interest.............        --               (427)               235                 54                 (7)
                                --------           --------           --------           --------           --------
Net income (loss).............  $  5,341           $ 12,781           $(17,857)          $ (6,532)          $ 12,953
                                ========           ========           ========           ========           ========

                                                                                                     (UNAUDITED)
                                                                                         -----------------------------------
                                               YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                                ------------------------------------------------------   -----------------------------------
                                      1999               2000               2001               2001               2002
                                ----------------   ----------------   ----------------   ----------------   ----------------
                                                                   (DOLLARS IN THOUSANDS)
Add:
Provision for income taxes....     4,556              9,176             (7,132)            (2,602)             6,793
Change in fair value of
  interest rate swaps.........        --                 --              5,340              1,580             (1,462)
(Gain) on disposition of WLFI-
  TV..........................        --            (22,339)                --                 --                 --
(Gain) on disposition of
  Monroe Cablevision..........        --                 --                 --                 --            (21,600)
(Gain) loss on disposal of
  assets......................       230                303                 23                 --                397
Interest expense..............    11,243             14,175             19,486              4,676              4,748
Depreciation..................    30,352             38,865             44,601              9,765             11,323
Amortization of intangibles
  and deferred charges........     2,897              3,478              4,422                884                372
Amortization of broadcast
  rights......................     7,302              6,319              6,510              1,440              1,574
Less:
Payments for broadcast
  rights......................    (5,552)            (5,885)            (5,117)            (1,386)            (1,180)
                                --------           --------           --------           --------           --------
EBITDA (unaudited)............  $ 56,369           $ 56,873           $ 50,276           $  7,825           $ 13,918
                                ========           ========           ========           ========           ========

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

 Revenues

     Revenues decreased $11.1 million, or 2.6%, from 2000 to 2001. The decrease in revenues was largely due to decreased advertising revenues in both our publishing and broadcasting operations attributable to a soft advertising market, which was primarily the result of a weak overall economic environment. The decrease was partially offset by increased revenues in our cable and other communications operations.

     Cable Television. Cable revenue increased $7.3 million, or 8.9%, from 2000 to 2001. The increase in cable revenue was principally a result of an increase of $4.29, or 9.8%, in the average monthly revenue per basic subscriber, partially offset by a slight decrease in basic subscribers. The increase in the average monthly revenue per basic subscriber was primarily a result of an increase in the basic cable service rate charged to subscribers and growth in high-speed cable modem subscribers, as well as an increase in digital cable and pay-per-view services.

     Newspaper Publishing. Publishing revenue decreased $22.0 million, or 7.7%, from 2000 to 2001. The decrease in publishing revenue was comprised of a $22.2 million, or 9.5%, decrease in advertising revenue to $211.9 million in 2001. This was due to reduced advertising sales, primarily in classified advertising as a result of a decrease in placement of help wanted advertising due to the general economic slowdown, partially offset by advertising rate increases for all categories of advertising. Circulation revenue decreased $693,000, or 1.4%, to $50.0 million in 2001 due to decreased circulation sales. Other revenue, which is comprised of third-party and total market delivery and niche publications, increased $1.4 million, or 101.9%, to $2.8 million.

     Television Broadcasting. Broadcasting revenue decreased $7.3 million, or 17.3%, from 2000 to 2001. The decrease in broadcasting revenue was primarily a result of lower local and national advertising as a result of the general economic slowdown and greatly reduced political advertising demand due to the lack of political races during 2001.

     Other Communications. Other communications revenue increased $11.0 million, or 76.8%, from 2000 to 2001. The increase in other communications revenue was primarily a result of a $6.3 million, or 85.2%, increase in telephony services to $13.6 million in 2001, primarily due to increased telephony subscribers and sales of additional services to existing customers.

 Operating Expenses

     Operating expenses increased $3.5 million, or 0.8%, from 2000 to 2001. The increase in operating expenses was largely attributable to increased cable and telephony expenses and partially offset by decreased publishing expenses.

     Cable Television. Cable operating expenses increased $10.0 million, or 13.5%, from 2000 to 2001. The increase was primarily due to a $5.0 million, or 22.7%, increase in depreciation and amortization to $27.2 million in 2001 attributable to capital expenditures associated with the rebuild and expansion of our cable systems. We also recognized an increase of $3.0 million, or 13.7%, in programming costs to $25.1 million, resulting from price increases from programming suppliers and the purchase of additional programming for new cable channels offered on our cable systems.

     Newspaper Publishing. Publishing operating expenses decreased $14.5 million, or 5.2%, from 2000 to 2001. The decrease in publishing operating expenses was comprised of a $7.3 million decrease in general and administrative expense to $19.8 million in 2001 primarily due to decreases in workers' compensation expense, LIFO inventory reserve, and legal and professional fees. Sales and marketing expenses decreased by $6.9 million to $18.3 million due to overall reduction of promotion and advertising campaigns.

     Television Broadcasting. Broadcasting operating expenses were substantially the same in 2000 and 2001.

     Other Communications. Other communications operating expenses increased $9.5 million, or 51.6%, from 2000 to 2001. The largest increase in other communications operating expenses was an increase of $5.2 million, or 53.0%, in telephony expenses resulting from providing telephony services to an expanded customer base.

 Operating Income

     Operating income decreased $14.6 million, or 103.2%, from 2000 to 2001. Cable operating income decreased $2.7 million, or 36.1%, from 2000 to 2001. The decrease in cable operating income was primarily due to increased depreciation expense as a result of our rebuilt cable system in Toledo, offset by revenue growth generated by rate increases and the addition of new services. Publishing operating income decreased $7.5 million, or 80.0%, from 2000 to 2001. The decrease in publishing operating income was primarily due to reduced advertising sales, primarily in classified advertising, and partially offset by advertising rate increases. Broadcasting operating income decreased $7.2 million, or 133.0%, from 2000 to 2001. The decrease in broadcasting operating income was primarily due to lower local, national and political advertising demand in our markets.

 Depreciation and Amortization

     Depreciation and amortization increased $6.9 million, or 14.1%, from 2000 to 2001. The increase in depreciation and amortization was primarily due to our rebuilt cable system in Toledo and other capital expenditures to maintain our operating assets.

 EBITDA

     EBITDA decreased $6.6 million, or 11.6%, from 2000 to 2001. EBITDA as a percent of revenues decreased from 13.3% in 2000 to 12.1% in 2001. The decrease in EBITDA and EBITDA margin from 2000 to 2001 was primarily due to lower total revenues and higher operating costs as described above.

 Net Interest Expense

     Net interest expense increased $5.4 million, or 38.2%, from 2000 to 2001. The increase in net interest expense was due to the incurrence of additional debt, primarily to fund cable system capital expenditures.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

 Revenues

     Revenues increased $29.4 million, or 7.4%, from 1999 to 2001. The increase in revenues was largely attributable to increased advertising revenues in both our publishing and broadcasting operations and increased cable revenues. Revenues were also increased by the like-kind exchange of WLFI-TV, Inc. for a two-thirds interest in WAND (TV) Partnership effective April 1, 2000, because of the higher revenues of the acquired station.

     Cable Television. Cable revenue increased $6.7 million, or 8.9%, from 1999 to 2000. The increase in cable revenue was principally a result of an increase of $3.80, or 9.5%, in the average monthly revenue per basic subscriber primarily due to an increase in the basic cable service rate charged to subscribers and in advertising sales revenue, as well as an increase in high-speed cable modem subscribers and pay-per-view services.

     Newspaper Publishing. Publishing revenue increased $10.9 million, or 3.9%, from 1999 to 2000. The increase in publishing revenue was comprised of a $11.4 million, or 5.1%, increase in advertising revenue to $234.1 million in 2000 due to increased advertising sales and advertising rate increases. Circulation revenue decreased $779,000, or 1.5%, to $50.7 million in 2000 due to decreased circulation sales.

     Television Broadcasting. Broadcasting revenue increased $6.2 million, or 17.2%, from 1999 to 2000. The increase in broadcasting revenue was primarily as a result of increased advertising demand, including political advertising, at our television stations.

     Other Communications. Other communications revenue increased $5.6 million, or 64.7%, from 1999 to 2000. The increase in other communications revenue was primarily a result of a $4.3 million, or 140.3%, increase in telephony services to $7.4 million in 2000 primarily due to increased telephony customers and sale of additional services to existing customers.

 Operating Expenses

     Operating expenses increased $36.3 million, or 9.7%, from 1999 to 2000. The increase in operating expense was largely attributable to increased cable and publishing expenses.

     Cable Television. Cable operating expenses increased $11.7 million, or 18.6%, from 1999 to 2000. The increase was primarily due to a $6.8 million, or 44.6%, increase in depreciation and amortization to $22.2 million in 2000 attributable to capital expenditures associated with the rebuild and expansion of our cable systems and to a $3.1 million, or 16.5%, increase in programming costs to $22.0 million because of increased carriage fees.

     Newspaper Publishing. Publishing operating expenses increased $13.4 million, or 5.1%, from 1999 to 2000. The increase in publishing operating expenses was due primarily to a $3.1 million, or 7.8%, increase in newsprint cost, ink and storage expenses, a $2.4 million, or 5.9%, increase in editorial expenses due to political coverage during the year, and a $3.2 million, or 14.5%, increase in sales and marketing expenses.

     Television Broadcasting. Broadcasting operating expenses increased $2.9 million, or 8.4%, from 1999 to 2000. The increase in broadcasting operating expenses was due primarily to approximately $2.0 million of incremental expense resulting from the higher operating expenses of WAND, the station acquired in exchange for WLFI.

     Other Communications. Other communications operating expenses increased $5.7 million, or 44.8%, from 1999 to 2000. The increase in other communications operating expenses was primarily due to an increase of $3.7 million, or 60.2%, in telephony expenses resulting from the costs of providing telephony service to an expanded customer base.

 Operating Income

     Operating income decreased $6.8 million, or 32.6%, from 1999 to 2000. Cable operating income decreased $5.0 million, or 39.7%, from 1999 to 2000. The decrease in cable operating income was primarily due to increased depreciation expense as a result of rebuilding of our cable system in Toledo, offset by revenue growth generated by rate increases and the addition of new services. Publishing operating income decreased $2.5 million, or 20.8%, from 1999 to 2000. The decrease in publishing income was primarily due to increased newsprint and other costs. Broadcasting operating income increased $3.4 million, or 162.2%, from 1999 to 2000 primarily due to $2.2 million of election-year political advertising revenues.

 Depreciation and Amortization

     Depreciation and amortization increased $8.1 million, or 20.0%, from 1999 to 2000. The increase in depreciation and amortization was primarily due to the rebuilding of our cable system in Toledo and other capital expenditures to maintain our operating assets.

 EBITDA

     As a result of the foregoing, EBITDA increased $508,000, or 0.9%, from 1999 to 2000. EBITDA as a percent of revenues decreased from 14.2% in 1999 to 13.3% in 2000. The decrease in EBITDA margin from 1999 to 2000 was primarily due to the higher increase in operating costs than in revenues as described above.

 Net Interest Expense

     Net interest expense increased $3.0 million, or 27.4%, from 1999 to 2000. The increase in net interest expense was due to the incurrence of additional debt, primarily to fund cable system capital expenditures.

QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED MARCH 31, 2001

 Revenues

     Total revenues for the quarter ended March 31, 2002 increased $5.1 million, or 5.3%, over the same period of the prior year, to $102.0 million from $96.9 million. This increase was primarily attributable to cable and telephony operations discussed below.

     Cable Television. Cable revenue increased $3.9 million, or 18.7%, over the same period of the prior year, to $25.1 million. The increase in cable revenue was principally a result of an increase of $7.86, or 17.4%, in the average monthly revenue per basic subscriber. The increase in the average monthly revenue per basic subscriber was primarily the result of an increase in the monthly basic cable service rate charged to subscribers and growth in high-speed cable modem and digital cable subscribers.

     Newspaper Publishing. Publishing revenue decreased $292,000, or 0.5%, over the same period of the prior year, to $61.6 million from $61.9 million. The decrease was comprised of a $633,000, or 1.3%, decrease in advertising revenue due primarily to a decrease in classified advertising of $1.3 million, or 6.5%, resulting from continued softness in help-wanted advertising. Circulation revenue increased $407,000, or 3.4%, to $12.5 million due to a slight increase in Daily circulation. Other revenue, which is comprised of third party and total market delivery and Internet revenues, was consistent with same period of the prior year.

     Television Broadcasting. Broadcasting revenue increased $273,000, or 3.1%, over the same period of the prior year to $9.0 million. The increase in broadcasting revenue was due primarily to an increase in national and regional advertising revenue of $51,000, or 2.0%, and $56,000, or 4.0%, respectively. Political advertising revenue increased $459,000 and local advertising revenue decreased $267,000, or 4.5%, from the same period of the prior year.

     Other Communications. Other communications revenue increased $1.2 million, or 23.4%, over the same period of the prior year to $6.4 million. The increase was primarily a result of a $1.5 million, or 59.1%, increase in telephony services to $4.1 million, primarily due to increased telephony customers and sales of additional services to the existing customer base.

 Operating Expenses

     Operating expenses increased $767,000, or 0.8%, over the same period of the prior year to $100.6 million. The increase in operating expense was largely attributable to increased cable expenses, which are partially offset by decreased publishing expenses.

     Cable Television. Cable operating expenses increased $4.4 million, or 23.7%, over the same period of the prior year, to $22.8 million. The increase was primarily due to a $1.7 million, or 34.0%, increase in depreciation to $6.7 million attributable to the capital expenditures associated with the rebuild of our Toledo cable system and continued roll-out of cable modems and digital cable service. Basic cable programming expenses increased $774,000, or 15.9%, to $5.6 million, due to price increases from programming suppliers.

     Newspaper Publishing. Publishing operating expenses decreased $4.0 million, or 6.1%, from the same period of the prior year, to $61.5 million. The decrease was principally due to a $1.8 million, or 19.0%, decrease in newsprint and ink, resulting from a weighted-average price per ton decrease of $107.03, or 18.5%, and a 2.2% decrease in consumption from the same period of the prior year. Additional savings resulted from overall cost controls and headcount reductions.

     Television Broadcasting. Broadcasting operating expenses decreased $124,000, or 1.4%, over the same period of the prior year, to $9.1 million. Operating expenses were held essentially flat due to general cost controls implemented to offset salary and inflationary costs.

     Other Communications. Other communications operating expenses decreased $112,000, or 1.8%, over the same period of the prior year, to $6.3 million. Operating expenses were flat due to overall cost controls implemented to offset salary and inflationary costs.

 Operating Income

     Operating income increased $4.4 million over the same period of the prior year. Cable operating income decreased $421,000 primarily due to increases in depreciation and basic cable programming expenses, partially offset by revenue growth generated from rate increases and roll-out of new services. Publishing operating income increased $3.7 million, primarily due to newsprint savings and the implementation of an overall expense reduction program. Broadcasting operating income increased $398,000 due to revenue growth primarily from political advertising and an overall expense reduction program. Other communications operating income increased $1.3 million due to revenue growth from increased telephony sales. Corporate general and administrative expenses increased $601,000 from prior year due primarily to increases in salary and legal and professional fees.

 Depreciation and Amortization

     Depreciation and amortization increased $1.2 million, or 9.8%, over the same period of the prior year. The increase was primarily due to asset additions resulting from the rebuild of our cable system in Toledo and other capital expenditures to maintain operating assets.

 EBITDA

     As a result of the foregoing, EBITDA increased $6.1 million, or 77.9%, over the same period of the prior year. EBITDA as a percentage of revenue increased to 13.6% in the first three months of 2002 from 8.1% in the same period of the prior year. The increase in EBITDA margin was primarily due to the continued roll-out of high margin advanced cable products, lower newsprint prices and the implementation of overall expense reduction programs.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, our primary sources of liquidity have been cash flow from operations and borrowings under our senior credit facilities. The need for liquidity arises primarily from capital expenditures and interest payable on the notes and our senior credit facilities.

     Net cash provided by operating activities was $40.0 million in 1999, $38.7 million in 2000 and $37.8 million in 2001. For the three months ended March 31, 2002 and March 31, 2001, net cash provided by operating activities was $10.4 million and $1.4 million, respectively. Our net cash provided by operating activities is determined by adding back depreciation and amortization to net income or loss and adjusting for other non cash items. These included a $5.3 million loss resulting from the change in fair value of interest rate swaps in 2001 and a $22.3 million gain attributable to our sale of WLFI-TV in 2000. For the three months ended March 31, 2002, other noncash items included a $1.5 million gain resulting from the change in fair value of interest rate swaps and a $21.6 million gain attributable to the exchange of Monroe Cablevision.

     The cash provided by investing activities was $5.8 million for the three months ended March 31, 2002, compared to cash used by investing activities of $17.6 million from the same period of the prior year. Included in the net cash provided from investing activities in the three months ended March 31, 2002 was $12.1 million of proceeds received from Comcast in the Monroe Cablevision exchange.

     Our capital expenditures have historically been financed with cash flow from operations and borrowings under our senior credit facilities. Capital expenditures were $62.2 million, $80.3 million and $66.7 million in 1999, 2000 and 2001, respectively. We made capital expenditures of $17.1 million and $6.7 million, including capital leases, for the three months ended March 31, 2001 and 2002, respectively. Capital expenditures through 2001 were primarily used to rebuild our cable system in Toledo and maintain our other operating assets. We expect to make capital expenditures of approximately $31.2 million in the last three quarters of 2002 and $80.1 million in 2003, primarily to complete the upgrade of our cable systems in Erie County, Ohio and Bedford, Michigan, continue the roll-out of new cable services, maintain and upgrade operating assets at our newspapers and convert our television stations to FCC-required digital format. We have historically paid dividends on our capital stock. Dividends paid for 1999, 2000, and 2001 were $1.4 million, $1.4 million and $583,000, respectively. The indenture contains covenants which restrict our ability to pay dividends on our capital stock. See "Description of Notes -- Certain Covenants -- Restricted Payments." Covenants restricting dividends are also contained in the agreement for our new senior credit facilities. If these restrictive covenants had been in effect during the three years ended December 31, 2001, they would not have prevented the payment of dividends in the amounts paid in those years.

     Financing activities used $18.5 million of cash for the three months ended March 31, 2002, compared to cash provided by financing activities of $15.6 million from the same period of the prior year. During the first three months of 2002, we made $19.0 million in optional pre-payments on our long-term revolving credit agreements. At March 31, 2002, the balances outstanding and available under our existing senior credit facility and senior notes were $216.6 million and $57.0 million, respectively, and the interest rate on the balance outstanding was 9.0%. At March 31, 2001, the balances outstanding and available under our existing senior credit facility and senior notes were $226.5 million and $42.2 million, respectively, and the interest rate on the balance outstanding was 7.5%. The increase in the effective interest rate offset by the decrease in the balance outstanding generated an increase in interest expense of $73,000, or 1.6%. The change in availability reflects a $25 million increase to the revolving credit agreement in December 2001.

     Subsequent to March 31, 2002, we issued $175.0 million of 9 1/4% senior subordinated notes. The proceeds were used to repay our existing senior term loan and senior notes and prepay a portion of our old senior revolving credit facility. In May 2002, we entered into new senior credit facilities totaling $200.0 million. The new senior credit facilities are guaranteed by substantially all of our present and future domestic subsidiaries and collateralized by a pledge of substantially all of our and the guarantor subsidiaries' material assets. The proceeds from the new senior credit facilities were used to repay the outstanding balance of the old senior revolving credit facility and will be used to fund future capital expenditures. On completion of the refinancing of our senior credit facilities, we had $75.0 million outstanding under the term loan B facility and $113.1 million of availability under a new delayed-draw term loan A and a new revolving credit facility. As a result of the refinancing, we will realize prepayment penalties of $6.3 million and a write-off of unamortized finance fees of $2.7 million, less tax benefits of $3.1 million during the second quarter of 2002.

     We believe that funds generated from operations and the borrowing availability under our senior credit facilities will be sufficient to finance our current operations, our cash obligations in connection with the planned capital expenditures, and our current and future financial obligations.

     The credit agreement governing the new senior credit facilities will require us to maintain certain financial leverage and interest coverage ratios. See "Description of Senior Credit Facilities."

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our revolving credit and term loan agreements bear interest at floating rates. Accordingly, we are exposed to potential losses related to changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes; however, in order to manage our exposure to interest rate risk, we have entered into interest rate swaps. As of March 31, 2002, our interest rate swap agreements expire in varying amounts through April 2009.

     Upon issuance of the notes and after giving effect to the refinancing of our senior credit facilities, the fair market value of $75.0 million of our long-term debt approximates its carrying value as it bears interest at floating rates. As of March 31, 2002, the estimated fair value of our interest rate swap agreements was $5.1 million, which amount represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices.

     As of March 31, 2002, interest rate swaps were in place for $121.0 million, or 81.5%, of the outstanding amounts on our revolving credit and term loan agreements. Subsequently, we entered into an interest rate swap agreement that has the economic effect of substantially offsetting $55.0 million notional amount of the $121.0 million notional amount of swap agreements relating to our revolving credit and term loan agreements. In addition, we entered into an interest rate swap agreement with respect to $100.0 million principal amount of the notes. Accordingly, as of March 31, 2002, after giving effect to the new interest rate swap agreements, the issuance of the $175.0 million principal amount of the notes and the closing of the new senior credit facilities, a hypothetical 100 basis point increase in interest rates along the entire interest rate yield curve would have increased our annual interest expense by approximately $1.1 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. We base our estimates and judgments on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. We evaluate these estimates and judgments on a continual basis. Actual results may differ from these estimates and judgments.

     We believe the following critical accounting policies affect our significant estimates and judgments used in the preparation of the consolidated financial statements. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to change, resulting in an impairment of their ability to make payments, additional allowances could be required. We maintain various employment related liabilities, such as workers' compensation and medical reserves, based on historical performance and current trends. Actual results could differ from estimates resulting in adjustments to the recorded liability. Actuarial assumptions have a significant impact on the determination of net periodic pension costs and credits and other post-employment benefits. If actual experience differs from these assumptions, future periodic pension and post-employment costs could be adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement Nos. 137 and 138, which requires us to record all derivatives on the balance sheet at fair value. We have three interest rate swap agreements and have not elected to implement hedge accounting. As of January 1, 2001, we recorded a transition adjustment liability of $2.1 million with an offset to other comprehensive loss, net of $758,000 of deferred income taxes. The change in derivative fair values and the amortization of the transition adjustment are recognized in earnings as a change in fair value of interest rate swaps. These items resulted in a non-cash derivative valuation loss of $5.3 million in 2001, a loss of $1.5 million in the quarter ended March 31, 2001 and a gain of $1.6 million in the quarter ended March 31, 2002. The fair value of the derivatives recorded on our balance sheet equaled a $6.7 million liability as of December 31, 2001 and a $5.1 million liability as of March 31, 2002.

     Effective January 1, 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Purchased goodwill and indefinite lived intangible assets are no longer amortized but reviewed annually for impairment, or more frequently if impairment indicators arise. Intangible assets with lives restricted by contractual, legal or other means will continue to be amortized over their useful lives. For fiscal years 2001, 2000 and 1999, the Company recognized amortization expense relating to goodwill and other indefinite-lived intangibles of $3,347,486, $3,022,615 and $2,497,615, respectively. Adjustment for the non-amortization provisions of SFAS 142 results in net income (loss) of $(14,509,377), $15,803,111 and $7,838,714 for 2001, 2000
and 1999, respectively. During the three month period ended March 31, 2001, we recognized $837,035 of amortization expense related to goodwill, resulting in net loss of $5,695,109 when adjusted for the non-amortization provisions of SFAS No. 142. We have completed our initial impairment analysis of existing goodwill. No impairment charges will be recognized as a result of this testing.

     Effective January 1, 2002, we adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. The adoption of this standard has had no effect on our consolidated results of operations or financial position for the three months ended March 31, 2002.

     Subsequent to March 31, 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, under which a gain or loss related to the extinguishment of debt will no longer be recorded as an extraordinary item. The Company has elected early adoption as encouraged by SFAS No. 145, which would not otherwise require adoption until fiscal year 2003. As a result, second quarter losses related to the refinancing of our senior credit facilities will be included in income from continuing operations.

                                    BUSINESS

     We are a privately held diversified media company with our primary operations in cable television, newspaper publishing and television broadcasting. We are the 23rd largest cable multiple system operator in the United States, with approximately 153,000 subscribers at March 31, 2002. Our primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 134,000 subscribers. Excluding the subscribers acquired in the March 29, 2002 exchange described below, this system is 100% rebuilt to 870 MHz and is served by a single headend. Our Toledo system is one of the largest privately owned urban cable systems in the United States. We publish two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, each of which is the dominant publication in its market. The combined daily and Sunday average paid circulation of our two newspapers is approximately 381,000 and 603,000, respectively. We also own and operate four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio, and we are a two-thirds owner of a television station in Decatur, Illinois. For the year ended December 31, 2001, we had revenues and EBITDA (as defined on page 28) of $414.6 million and $50.3 million, respectively, and experienced an operating loss of $445,000 and a net loss of $17.9 million. For the three months ended March 31, 2002, we had revenues and EBITDA of $102.0 million and $13.9 million, respectively, and had operating income of $1.4 million and net income of $13.0 million.

     Our shareholders, the Block family, have been in the media business for over 100 years. In 1926, the Block family acquired the first of the Company's current holdings, The Blade, which was first published in 1835. We expanded our portfolio of newspapers in 1927 when we became the publisher of the Pittsburgh Post-Gazette. In 1965, we were awarded a franchise in Toledo to develop our cable system, which, with over 36 years of operating history, is one of the oldest continuously owned metropolitan cable systems in the United States. In 1972, we acquired the first of our current television broadcasting stations when we purchased WLIO in Lima.

     We have an experienced management team and are focused on improving the competitive position of our media properties as well as maximizing synergies between our cable television and newspaper publishing segments. In particular, we seek to capitalize upon our dominance of the cable and newspaper businesses in Toledo -- a unique cross-ownership position for an urban market. We make extensive use of our newspaper and cable system to cross-promote our businesses at very low incremental costs. We can also offer advertisers multiple-media advertising strategies including newspaper, cable and the Internet. The knowledge of our customers and markets gained from our various businesses enables us to identify our customers' needs and tailor solutions to meet their business objectives.

CABLE TELEVISION

     We provide cable television service to the greater Toledo metropolitan area (Buckeye CableSystem) and the Sandusky, Ohio area (Erie County CableSystem). We are the only significant cable operator in each of our markets. In addition to traditional cable television service, we also provide high-speed cable modem Internet access in both systems, and our Toledo system provides digital cable service. Our cable television operations generated revenues, operating income and EBITDA of $89.4 million, $4.8 million and $32.1 million, respectively, in the year ended December 31, 2001, and $25.1 million, $2.3 million and $9.4 million, respectively, in the quarter ended March 31, 2002.

     In 1997, we began the rebuild of the Buckeye system from a one-way coaxial cable plant to an 870 MHz hybrid fiber coaxial (HFC) two-way interactive system. We have completed the rebuild of the cable system's distribution plant and have converted to the new system over 99% of Buckeye's cable customers, excluding those acquired in the exchange described below. The rebuild allows Buckeye to provide advanced cable services that we believe will help us maintain our dominant position in the greater Toledo metropolitan area. These services currently include up to 241 analog and digital video and digital music channels, high-speed Internet and WorldGate interactive service. Future offerings may include video-on-demand, subscription video-on-demand and other services yet to be developed.

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

     On March 29, 2002, we completed an asset exchange with Comcast involving the exchange of our cable system in Monroe, Michigan, a lower growth area approximately 15 miles north of Toledo, for Comcast's system in Bedford, Michigan, a Toledo suburb, plus a cash payment to us of $12.1 million. The exchange enables us to expand our subscriber base in a contiguous high-growth suburban area we already partially served and increase the efficiency of our cable cluster by reducing the number of our headends from three to two. See "Summary -- Recent Developments."

 CABLE TELEVISION BUSINESS STRATEGY

     We are pursuing the following cable television strategies:

     Operate Highly Advanced and Efficient Cable Networks. Through March 31, 2002, we invested approximately $89 million to rebuild the Buckeye system to 870 MHz. Our rebuilt system allows us to offer higher margin advanced services, such as high-speed two-way cable modem and digital television. The rebuild also increased channel capacity to our current 241 analog and digital video and digital music channels, which can be significantly expanded by recapturing some of our 94 analog channels and converting them to digital channels. While most cable system operators have chosen to upgrade their systems to 750 MHz, we invested in the increased bandwidth, which provides additional capacity for future services.

     Upon conversion of a portion of the acquired Comcast subscribers in Bedford, approximately 86% of our total subscribers will be served by our advanced 870 MHz system from a single headend, which will reduce our operating costs. In addition, our Toledo headend was designed, and includes the necessary fiber interconnections, to serve our Erie County system when we upgrade that system. This would enable us to serve 100% of our subscribers from a single headend. While initially designed to support 500 homes per fiber node, our cable system can easily be divided to an average of 125 homes per fiber node when demand warrants. This allows us to efficiently increase subscribers and provide additional advanced services without sacrificing system performance or reliability.

     Utilize Significant Marketing Power. Buckeye CableSystem benefits from our dominant position as a multi-media provider in the greater Toledo metropolitan area. We believe we are the only urban cable operator in the United States with cross-ownership of the primary newspaper in its market. The Blade provides fill-in advertising space to market our cable services and to promote our brand awareness at a very low incremental cost. Our cable television business also includes our operation and ownership of WB TV5, a WB affiliate cable channel with over 225,000 viewing households in Northwest Ohio. We advertise our services on WB TV5 and on 33 other cable channels -- over 7,000 spots per month in 2001 -- providing us an additional low-cost advertising source. We use these marketing resources to promote existing services, enhance the introduction and roll-out of new services, and build a strong competitive barrier. As evidence of our marketing power, a recent advertising campaign in The Blade and on our cable system has helped increase subscribers to Buckeye's high-speed two-way cable modem service by approximately 15% in the first quarter of 2002, bringing subscribers to over 17,000 at March 31, 2002.

     Roll-out Advanced Services. Our investment in Buckeye's state-of-the-art cable network combined with our significant marketing power positions us to successfully roll out advanced services and further increase our revenue per subscriber. Similar to the on-going promotion of our cable modem service, we launched in the second quarter of 2002 a marketing campaign utilizing our advertising resources to advance the growth of our digital cable service. Without any significant advertising, we have achieved over 9,800 digital cable subscribers since making our digital cable service available in the fourth quarter of 2001. In addition, we are evaluating new services such as video-on-demand and subscription video-on-demand for possible future deployment.

     Maintain Superior Customer Satisfaction. Our Service TV(R) brand embodies our total commitment to providing superior cable television service, which has resulted in high levels of customer satisfaction and retention. We strive to provide exceptional programming and signal quality, and we continuously monitor our fiber nodes and power supplies to maintain a highly reliable cable system. We also operate a call center with customer relations representatives available around the clock, maintain convenient customer service locations and offer next day, two-hour appointment windows for installation or in-home repairs. We believe our superior customer service, along with our state-of-the art cable system, provide a significant defensive measure against direct broadcast satellite (DBS) operators and have in part contributed to DBS's low penetration rate in Toledo, which at approximately 9% is half the national average of approximately 18%.

 CABLE TELEVISION SERVICES

     We offer our customers traditional cable television services and programming as well as new and advanced high bandwidth services currently consisting of high-speed Internet access and, in our Toledo system, digital cable service. We plan to continue to enhance these services by adding new programming and other advanced services as they are developed.

    Core Cable Television Services

     Our basic channel line-up and additional channel offerings for each system are designed according to demographics, programming preferences, channel capacity, competition and price sensitivity. Our core cable television service offerings include the following:

     Limited Basic Service. Our limited basic service includes, for a monthly fee, local broadcast channels, including network and independent stations, limited satellite-delivered programming, and local public, government, home-shopping and leased access channels.

     Expanded Basic Service. Our expanded basic service includes, for an additional monthly fee, various satellite-delivered networks such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.

     Premium Service. Our premium services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. HBO, Cinemax, Showtime and The Movie Channel are typical examples. Such premium programming services are offered both on a per-channel basis and as part of premium service packages designed to enhance customer value.

     The significant expansion of bandwidth capacity resulting from the rebuild of our Buckeye system will allow us to expand the use of multichannel packaging strategies for marketing and promoting premium and niche programming services. We believe that these packaging strategies will increase basic and premium penetration as well as revenue per subscriber.

     Pay-Per-View Service. Our pay-per-view services allow customers to pay to view a single showing of a feature film, live sporting event, concert or other special event, on an unedited, commercial-free basis.

    Advanced Analog Services

     Buckeye CableSystem offers advanced analog cable services to customers who do not subscribe to the higher priced digital cable service. This service utilizes a converter box that is substantially less expensive than a digital box. Buckeye's advanced analog services include:

     - up to 94 analog video channels including 10 multiplexed premium channels and eight pay-per-view channels;

     - four additional video channels that can be purchased a la carte or as a bundled package;

     - a new product tier consisting of eight basic-type video channels and 32 digital music channels; and

     - an interactive on-screen program guide to help customers navigate the program choices and receive information about the programming.

    Digital Cable Services

     Digital video technology offers significant advantages. Most importantly, this technology allows us to greatly increase our channel offerings through the use of compression, which converts one analog channel into six to 12 digital channels. The implementation of digital technology has significantly enhanced and expanded the video and other service offerings we provide to our customers.

     Buckeye's customers currently have available digital cable programming services that include:

     - 73 analog video channels;

     - up to 29 bundled digital basic channels;

     - up to 32 multiplexed premium channels;

     - up to 62 pay-per-view movie and sports channels;

     - up to 45 digital music channels; and

     - an interactive on-screen program guide to help customers navigate the new digital choices and receive information about the programming.

     Digital cable services are available on 100% of Buckeye's system, representing approximately 86% of our total subscribers excluding those acquired in the Monroe-Bedford exchange. When we upgrade our Erie County system and complete the rebuild of the portion of the acquired Bedford system not currently passed by Buckeye's system, planned to be completed in 2003, 100% of our systems will have full-featured digital offerings, creating an opportunity to increase monthly revenue per subscriber.

 HIGH-SPEED INTERNET ACCESS

     Our broadband cable networks enable data to be transmitted up to 35 times faster than traditional telephone modem technologies. This high-speed capability allows cable modem customers to receive and transmit large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, the two-way cable modem service offered by Buckeye's system eliminates the need for a telephone line for Internet service, is always activated and does not require a customer to dial into the Internet service provider and await authorization.

     Two-way cable modem service is available on 100% of Buckeye's system, representing approximately 86% of our total subscribers excluding those acquired in the Monroe-Bedford exchange. Our Erie County system employs a one-way telco-return cable modem. When we upgrade the Erie County system, we will offer two-way cable modem service on that system.

 TELEVISION BASED INTERNET ACCESS

     Buckeye offers residential customers Internet access and email over the television using a set-top box and a wireless keyboard. Buckeye offers Internet over the television through WorldGate.

 ADVERTISING

     We receive revenue from the sale of local advertising on satellite-delivered channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT. We have an in-house production facility and a sales force covering our markets. Advertising sales accounted for 7.7% of our combined cable revenue for the year ended December 31, 2001 and 6.7% of our combined cable revenue for the quarter ended March 31, 2002.

 FUTURE SERVICES

     Interactive Services. Buckeye's rebuilt cable network has the capacity to deliver various interactive television services, such as the following:

     - Video-on-demand and subscription video-on-demand which provide movies, programs, or special events on demand with the ability to fast forward, pause and rewind a program at will. Companies providing video-on-demand services include Concurrent Computer Corporation, DIVA Systems, Intertainer, N-Cube, Sea Change International and others.

     - Interactive viewing services enabled by middleware vendors such as Open TV and Liberate that provide viewers options such as various camera angles on sports broadcasts, access to ancillary programming, access to customer account information on the television, and the ability to play interactive games individually or against other subscribers.

     - Personal video recording that provides subscribers VCR-like capabilities to one touch record programs, pause and replay live television, and fast forward through commercials on recorded programs. This service also permits a subscriber to search for and record programming that matches the subscriber's preferences.

     - Walled garden Internet access that provides restricted Internet access to sites created for television delivery that may feature local weather, news, or community events.

     - Cable modem Internet protocol second line telephone service that provides subscribers a non-lifeline phone line.

     - Tailored advertising that could allow cable networks to transmit advertisements tailored to several target audiences simultaneously during a single program transmission.

     - Enhanced programming information, interactive advertising and impulse sales enabled by application providers such as Wink Communications and Gemstar that allow subscribers to click on-screen icons for ancillary program information and e-commerce transactions.

     High Definition Television. In addition to interactive services, Buckeye is also testing high definition television services. The availability of this new programming format will keep us competitive with DBS. We intend to offer a package of both local and satellite-derived high definition television channels for our high-end customers.

 PRICING OF OUR SERVICES

     Our cable revenues are derived primarily from the monthly fees our customers pay for cable services. Our rates vary by the market served and by the type of service selected and are usually adjusted annually. As of December 31, 2001, our monthly fees for expanded basic cable service were $30.99 for Buckeye and $30.15 for Erie County. Effective January 1, 2002, we increased our average monthly fees for expanded basic service to $34.24 for Buckeye and $33.15 for Erie County. A one-time installation fee is charged to new customers, but may be waived during certain promotions. We believe our rate practices are in accordance with the FCC guidelines and are consistent with industry practices.

     Our service offerings vary by market because of differences in the bandwidth of our cable networks and franchise requirements. The current monthly price ranges for our cable services on a stand-alone basis are as follows:

SERVICE                                                          PRICE RANGE
-------                                                        ---------------
Limited basic cable service.................................   $10.00 - $11.65
Expanded basic cable service................................   $33.15 - $34.24
Premium services............................................   $ 8.95 - $12.95
Pay-Per-View (per event)....................................   $ 3.95 - $49.95
Digital cable packages......................................   $41.19 - $83.24
High-speed cable modem:
       Residential (cable subscriber).......................   $39.99 - $44.99
       Residential (cable nonsubscriber -- Buckeye only)....       $54.99
       Commercial...........................................       $79.99
WorldGate Internet service..................................       $12.95

     We also offer packages of cable services at discounts from the stand-alone rates for each individual service.

  CABLE SYSTEMS

     The following table sets forth selected financial, operating and technical information regarding our cable systems:

                                   BUCKEYE         BUCKEYE         BUCKEYE
                                 CABLESYSTEM,    CABLESYSTEM,    CABLESYSTEM   ERIE COUNTY       MONROE
                                  TOLEDO, OH    BEDFORD, MI(1)    SUBTOTAL     CABLESYSTEM   CABLESYSTEM(1)     TOTALS
                                 ------------   --------------   -----------   -----------   ---------------   --------

FINANCIAL DATA:
Revenue (in thousands)
  Year ended December 31,
    2001.......................    $ 73,922        $   449        $ 74,371       $ 9,635         $ 5,414       $ 89,420
  3 months ended March 31,
    2002.......................    $ 20,923        $   387        $ 21,310       $ 2,467         $ 1,320       $ 25,097
Average monthly revenue per
  basic subscriber(2):
  Year ended December 31,
    2001.......................    $  49.02            N/A        $  48.55       $ 41.11         $ 44.39       $  47.36
  3 months ended March 31,
    2002.......................    $  55.27        $ 52.08        $  55.21       $ 42.46         $ 43.42       $  52.89
CABLE OPERATING DATA
  (AS OF MARCH 31, 2002):
BASIC:
  Homes passed(3)..............     203,221         13,281         216,502        28,893              --        245,395
  Subscribers..................     126,184          7,480         133,664        19,370              --        153,034
  Penetration(4)...............        62.1%          56.3%           61.7%         67.0%             --           62.4%
PREMIUM:
  Units(5).....................      63,143          2,058          65,201         4,444              --         69,645
  Penetration(6)...............        50.0%          27.5%           48.8%         22.9%             --           45.5%
DIGITAL:
  Digital-ready basic
    subscribers(7).............     126,184          5,476         131,660            --              --        131,660
  Subscribers..................       9,239            602           9,841            --              --          9,841
  Penetration(8)...............         7.3%          11.0%            7.5%           --              --            7.5%
CABLE MODEM:
  Homes passed(3)..............     203,221          7,686         210,907        28,893              --        239,800
  Subscribers..................      16,115            952          17,067           361              --         17,428
  Penetration(4)...............         7.9%          12.4%            8.1%          1.2%             --            7.3%
CABLE NETWORK DATA(9):
  Miles of plant...............       1,981            248           2,229           370              --          2,599
  Density......................         103             54              97            78              --             94
  Plant bandwidth
    870 MHz....................       100.0%          58.5%           95.4%           --              --           81.8%
    450 MHz....................          --           41.5%            4.6%           --              --            4.0%
    430 MHz....................          --             --              --         100.0%             --           14.2%

---------------

(1) On March 29, 2002, we completed the exchange of the assets of Monroe CableSystem for the assets of Comcast's Bedford, Michigan cable system. The Bedford, Michigan cable operating data for Buckeye CableSystem includes the pre-existing Bedford subscribers serviced by Buckeye CableSystem and the 5,004 new subscribers acquired from Comcast. The revenue information includes only the pre-exchange Bedford, Michigan subscribers. The information for Monroe CableSystem relates to the system disposed of in the exchange.

(2) Represents average monthly revenues for the period divided by the number of basic subscribers at the end of the period.

(3) Represents the number of living units, such as single residence homes, apartments and condominiums, passed by the cable television distribution network in a given cable system service area to which we offer the named service.

(4) Represents subscribers to the named service as a percentage of homes passed.

(5) Represents the number of subscriptions to premium services. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(6) Represents premium service units as a percentage of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.

(7) Represents basic subscribers to whom digital service is available.

(8) Represents digital subscribers as a percentage of digital-ready basic subscribers.

(9) Density represents homes passed divided by miles of plant. Plant bandwidth represents the percentage of plant mileage within a system served by the indicated plant bandwidth.

 MARKETS SERVED

     Greater Toledo Metropolitan Area. As of March 31, 2002, Buckeye's system passed approximately 217,000 homes and served approximately 134,000 basic subscribers. The 25 franchises served by Buckeye have a combined population of approximately 554,000. With a population of 618,203, the three-county Toledo Metropolitan Statistical Area is the 69th largest MSA in the country. Toledo's major non-governmental employers include ProMedica Health Systems, Mercy Health Partners, Daimler-Chrysler, Bowling Green State University, The University of Toledo, Seaway FoodTown, Inc., General Motors, Sauder Woodworking and the Medical College of Ohio. Other significant Toledo-based companies include Dana Corporation, Owens-Illinois and Pilkington Glass.

     Sandusky, Ohio. As of March 31, 2002, our Erie County system passed approximately 29,000 homes and served approximately 19,000 basic subscribers. The 10 franchises served by our Erie County system have a combined population of approximately 73,000. Sandusky's major non-governmental employers include Cedar Fair/Cedar Point, Delphi Automotive System, Visteon Automotive Systems and Firelands Community Hospital.

 SYSTEM DESIGN

     The architecture of Buckeye's recently completed 870 MHz HFC system consists of approximately 2,475 route miles, including 2,127 route miles of fiber-optic cable, passing approximately 217,000 households and serving approximately 134,000 customers. The system includes a single headend serving all pre-existing Buckeye subscribers who have been converted to the new system and which will serve the acquired Bedford subscribers when converted. We have substantially completed conversion of the acquired Bedford system subscribers who are currently passed by our Buckeye system. Conversion of the remaining subscribers will require extension of the rebuilt Buckeye system. The new headend was completed at the beginning of 1997 to coincide with the beginning of the system rebuild. Thirteen hubs located throughout the greater Toledo metropolitan area are connected by redundant fiber-optic cable rings back to the master headend, thereby reducing the frequency and size of service outages. From each of these thirteen hubs, fiber-optic cable extends to nodes, each serving on average 500 homes. Coaxial cable connects the node to each customer's home or building.

     The system was also designed to provide a clean migration path to future system needs by allowing additional spectrum to be allocated to interactive services as conditions require. The system provides for 12 strands of fiber to each node with two strands activated and 10 strands reserved for future services. Moreover, the 500-home fiber nodes can easily be divided to an average of 125 homes per fiber node when demand warrants. As more individualized services are offered, this additional bandwidth will reduce the need for future construction and will provide great flexibility in our provision of services to our customers.

     The rebuilt system currently offers 94 analog video channels on our advanced analog service and approximately 241 analog and digital video and digital music channels on our digital cable service. The system offers the ability to significantly increase channel capacity by recapturing some of the analog channels and converting them to digital channels.

     We believe our HFC architecture provides higher capacity, superior signal quality, greater network reliability, certain operating cost savings and more reserve capacity for the addition of future services than the traditional coaxial network design. This will permit our customers to send and receive signals over the cable network so that interactive services, such as video on demand and subscription video on demand, will be accessible.

     We monitor all of the fiber nodes and power supplies in Buckeye's cable network 24 hours per day, seven days per week, providing reliable service and high customer satisfaction. The cost of this monitoring is shared by our cable and telephone operations. In addition, we have a supporting power system that was built to provide battery backup for four to six hours in the event of a local power outage. For more extended power outages, generators can be used to provide power indefinitely. This is critical as "always on" services such as cable modems and other two-way telecommunications services become more prevalent.

     Our Erie County system currently operates on a 430 MHz one-way coaxial cable plant with approximately 370 route miles, including 33 route miles of fiber-optic cable. We plan to upgrade our Erie County system to a 750 MHz two-way interactive system. When this occurs, our Erie County system, which currently operates primarily through its own headend, will receive most of its programming and services through the Toledo headend, thereby reducing operating costs.

 SALES AND MARKETING

     Buckeye markets its cable services through the use of our dominant advertising resources in the greater Toledo metropolitan area. Because of our advertising strength, most of Buckeye's cable television service sales result from customer and potential customer inquiries. We invest a significant amount of time, effort and financial resources in the training and evaluation of our marketing professionals and customer relations representatives. Our customer sales representatives use their frequent contact with our customers as opportunities to sell our new services. As a result, we can accelerate the introduction of new services to our customers and achieve high success rates in attracting and retaining customers. Buckeye also has its own telemarketing staff for outbound sales calls and a door-to-door sales team utilizing in-house and outsourced personnel. Erie County markets its cable services through use of its advertising availability rights on its cable channels for spot advertising, as well as through bill inserts, direct mail and radio and print media advertising.

 PROGRAMMING

     We believe that providing a large selection of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. To appeal to both existing and potential customers, we devote considerable resources to obtaining access to a wide range of programming. We determine channel offerings in each of our markets by reviewing market research and examining customer demographics and local programming preferences. We have various contracts to obtain programming for our systems, payment for which is typically based on a fixed fee per customer per month. These contracts are typically for a fixed period of time and are subject to negotiated renewal. We purchase the majority of our cable programming through the National Cable Television Cooperative ("NCTC"). This organization aggregates more than 10 million cable subscribers for the purpose of obtaining programming at volume-based discounts. We also purchase programming directly from suppliers who do not have agreements with the NCTC or if they can provide better terms than through the NCTC.

     Along with the rest of the cable industry, we have felt the impact of increasing programming costs. Programming is our cable systems' largest cash operating expense. Our programming costs increased by 16.5% in 2000 and by 13.7% in 2001. This is primarily due to increasing costs for sports programming and our need for new channels to match satellite competition. Because of our size, we are unable to negotiate the more favorable rates that are granted to large national multiple system operators. For 2001, the negative impact on our cable margins due to higher programming costs was estimated to be 400 to 500 basis points.

     In 1989, Buckeye launched TV5, a locally programmed channel that is run in the same manner as a broadcast station -- obtaining its own programming through syndicators, arranging for coverage of local and regional sports contests and doing its own independent marketing. TV5 was conceived to provide us with a competitive advantage should an overbuilder become active in our service area. In 1995, TV5 became the exclusive market affiliate for the WB network, the first cable channel in the country to be so designated. Its popularity continues to increase. Buckeye has contracted to provide WB TV5 to cable operators in other cities in the Toledo DMA, which adds to its popularity and provides more viewers for advertising. WB TV5 is currently distributed to more than 225,000 cable households.

     Buckeye also operates a Community Channel on which locally produced programming is shown free of charge if it is deemed of sufficient interest. In addition to programming provided by outsiders, Buckeye provides live coverage of Toledo City Council meetings and produces about 24 high school football and basketball games each year. These are shown once on the Community Channel and once on WB TV5. We have also offered to cablecast a select number of council and trustees meetings from other franchise areas.

     The Communications Act authorizes franchising authorities to require cable operators to set aside channel capacity for public, educational and government
(PEG) use. Rather than provide a PEG channel for each of the franchise areas in which we operate, all of our franchise agreements contain language permitting each governmental entity to join the Northwest Ohio Distance Learning Consortium (NODLC), a network of public schools, the local university, and the Public Broadcasting Foundation. The NODLC operates a two-way interactive distance learning network via our Buckeye TeleSystem, Inc. subsidiary. Buckeye CableSystem has offered the NODLC access to a cable channel of its own for programming it would like to show beyond the bounds of its own network.

 FRANCHISES

     Cable television systems are constructed and operated under fixed-term, non-exclusive franchises or other types of operating permits granted by local governmental authorities. Franchises typically contain many conditions, such as:

     - time limitations on commencement and completion of system construction;

     - conditions of service, including mix of programming required to meet the needs and interests of the community;

     - the provision of free service to schools and certain other public institutions;

     - the maintenance of insurance and indemnity bonds; and

     - the payment of fees to communities.

     Certain provisions of these local franchises are subject to limits imposed by federal law.

     We hold a total of 35 franchises, including three acquired in the Monroe-Bedford exchange. These franchises require the payment of fees to the issuing authorities ranging from 3% to 5% of gross revenues (as defined by each franchise agreement) from the related cable system. The Cable Communications Policy Act of 1984 ("1984 Cable Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross annual revenues and permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances that render performance commercially impracticable.

     All of Buckeye's 22 pre-exchange franchises were renewed during the period 1997-2000, 21 of them, including the City of Toledo, for terms of 20 years and the remaining one for 15 years. The three franchises acquired in the exchange expire in 2012, 2019 and 2022. The largest of Erie CableSystem's 10 franchises, the City of Sandusky, and two other franchises which collectively cover 52% of Erie CableSystem's subscribers, expire in 2011. Negotiations are substantially complete with respect to other franchises covering an additional 41% of Erie CableSystem's subscribers. When finalized, these are subject to ratification by the applicable governing body. The remaining franchises, which cover 7% of Erie CableSystem's subscribers, expire in 2003 and 2004 and are in the process of being renegotiated.

     The 1984 Cable Act and the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act") provide, among other things, for an orderly franchise renewal process, which limits a franchising authority's ability to deny a franchise renewal if the incumbent operator follows prescribed renewal procedures. In addition, the 1984 and 1992 Cable Acts establish comprehensive renewal procedures, which require, when properly elected by an operator, that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. Upon a franchise renewal request, however, a franchise authority may seek to add new and more onerous requirements upon the cable operator, such as significant upgrades in facilities and services or increased franchise fees, as a condition of renewal. We believe that our relationships with local franchise authorities are excellent.

 COMPETITION -- CABLE TELEVISION SERVICES

     Cable television systems face competition from alternative methods of distributing video programming and from other sources of news, information and entertainment. These include off-air television broadcast programming, direct broadcast satellite, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including VCRs and DVDs. The extent to which a cable television system is competitive depends, in part, upon that system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those available off-air or through alternative delivery sources and upon superior technical performance and customer service.

     Off-Air Broadcast Television. Viewers who do not wish to pay for television programming have the option of receiving broadcast signals directly from local television broadcasting stations. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by the cable system. Viewers in the service area of Buckeye's system are able to receive over-the-air signals of varying quality from up to 14 broadcast stations, and viewers in the service area of our Erie County system are able to receive such signals from up to 11 broadcast stations.

     Direct Broadcast Satellites. The fastest growing method of satellite distribution is by high-powered direct broadcast satellites utilizing video compression technology, which provides programming comparable to our digital cable service. Direct broadcast satellite service can be received virtually anywhere in the United States through small rooftop or side-mounted dish antennae that are generally not subject to local restrictions on location and use. Direct broadcast satellite service is presently being heavily marketed on a nationwide basis by DirecTV and EchoStar. Both of these providers offer service in the Toledo and Erie County markets. Direct broadcast satellite systems offer multichannel video programming packages which are similar to our packages of video services. However, they do not currently offer local channels in the Toledo area and offer them in Erie County only at an additional monthly cost. At March 31, 2002, the rate of penetration of direct broadcast satellite nationally was 18%. At the same date, the penetration rate was approximately 9% in the zip codes in which Buckeye operates and approximately 12% in the zip codes in which Erie County operates.

     Competing Franchises. Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. Franchising authorities may not unreasonably deny requests for additional franchises and may operate cable television systems themselves. Well-financed businesses from outside the cable television industry (such as the public utilities that own the poles to which cable is attached) may become competitors for franchises or providers of competing services. In the Toledo market, Buckeye faces cable competition from Adelphia in a few outlying areas where the two systems have overbuilt plant passing approximately 6,600 homes, or less than 3% of the total homes passed by our cable systems. We believe that the capital costs of matching Buckeye's rebuilt system, together with our advertising dominance and our customer service reputation, pose a formidable competitive barrier. In its market, Erie County does not currently face competition from competing cable operators.

     Satellite Master Antenna Television Systems. Cable television operators also face competition from private satellite master antenna television systems that serve condominiums, apartment and office complexes and private residential developments. As long as they do not use public rights-of-way, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with many of the local, state and federal regulations that are imposed on cable television systems. We are aware of one SMATV operator, which has approximately 125 subscribers, in the Toledo area. We are not aware of any SMATV operators in our Erie County service area.

     Local Multipoint Distribution Service. Local multipoint distribution service, a new wireless service, can deliver over 100 channels of programming directly to consumers' homes. It is uncertain whether this spectrum will be used to compete with franchised cable television systems.

     Multichannel Multipoint Distribution Systems. Multichannel multipoint distribution systems use low power microwave frequencies to transmit video programming over the air to customers. Wireless distribution services provide many of the same programming services as cable television systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. We are aware of only one competitor offering this service at this time.

     Local Exchange Carriers. The Telecommunications Act of 1996 ("1996 Telecom Act") allows local exchange carriers and others to compete with cable television systems and other video services in their telephone service territory, subject to certain regulatory requirements. Unlike cable television systems, local exchange carriers are not required, under certain circumstances, to obtain local franchises to deliver video services and are not subject to certain obligations imposed under such franchises. Local exchange carriers use a variety of distribution methods, including both broadband wire facilities and wireless transmission facilities within and outside of their telephone service areas. Local exchange carriers and other telephone companies have an existing relationship with the households in their service areas and have substantial financial resources. Local exchange carriers do not currently offer television cable service in any of our markets, and we are not aware of any plans for such service to be provided.

     Other New Technologies. Other new technologies may compete with cable television systems. Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environments, are constantly occurring. We are not, therefore, able to predict the effect that current or future developments might have on the cable industry or on our operations. See "Forward-Looking Statements."

 COMPETITION -- INTERNET SERVICES

     We first began to offer broadband Internet access in mid-1999. At the end of March 2002, we had approximately 17,500 broadband Internet subscribers, primarily in the Toledo area. Competition for broadband Internet services in our markets includes digital subscriber line services provided by or through local telephone exchange carriers and wireless broadband Internet services provided by wireless communications companies. Digital subscriber line technology, known as DSL, allows Internet access to subscribers over conventional telephone lines at data transmission speeds comparable to those of cable modems, putting it in direct competition with cable modem service.

     Numerous companies, including telephone companies, have introduced DSL service, and certain telephone companies are seeking to provide high-speed broadband services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. DSL and wireless broadband services have only recently begun to be offered in limited portions of our service area. We are unable to predict the likelihood of success of these competing broadband Internet services. However, we believe that our technology, local customer service reputation and ability to package bundled video and Internet services will provide us with competitive advantages.

     Our broadband Internet services also compete for customers with traditional slower-speed dial-up Internet service providers, commonly known as ISPs. Traditional dial-up ISP services have the advantages of lower price, earlier market entry, and in some cases nationwide marketing and proprietary content. We believe that over time the rapid development of rich broadband content will persuade more and more customers of the advantages of a broadband connection.

     Recently, a number of ISPs have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers. Many local franchising authorities have been examining the issue, and a few in other parts of the country have required cable operators to provide such access. Several Federal courts have ruled that localities are not authorized to require such access.

     The FCC has initiated a rulemaking proceeding into the appropriate regulatory treatment of Internet offered on cable systems. We are unable to predict the outcome of this proceeding or its effects upon our business.

NEWSPAPER PUBLISHING

     Our two daily metropolitan newspapers, the Pittsburgh Post-Gazette and The Blade, are the dominant newspapers in their respective markets. Our newspapers have a combined daily and Sunday average paid circulation of approximately 381,000 and 603,000, respectively. We believe the leading positions of our newspapers result from our long standing presence, our commitment to high standards of journalistic excellence and integrity, and our emphasis on local news, local impacts of national and international news, and service to our communities. Our newspapers have received many national and regional awards for editorial excellence. Our newspaper publishing operations generated revenues, operating income and EBITDA of $264.7 million, $1.9 million and $15.8 million, respectively, in the year ended December 31, 2001, and $61.6 million, $44,000 and $3.1 million, respectively, in the quarter ended March 31, 2002.

     We are pursuing the following newspaper publishing strategies:

     Produce the Highest Quality Newspaper in Our Markets. We believe our reputation for producing high-quality publications is the foundation for our publishing success. We are frequently recognized by our industry for the quality of our journalism. Both newspapers have won numerous awards, including Pulitzer Prizes for Photography awarded to the Post-Gazette in 1992 and 1998 and the Investigative Reporters and Editors Medal awarded to The Blade in 2000. The Pennsylvania Newspaper Publishers Association named the Post-Gazette as Pennsylvania's Newspaper of the Year in 2001. We maintain a highly regarded staff of columnists and editors committed to excellence, and we are continuously seeking to improve our publications.

     Implement Cost Rationalization Initiatives. To improve cash flow at our newspapers, we have embarked upon a comprehensive review of our cost structure, including labor expenses and other significant operating costs. We are currently reviewing staffing requirements for opportunities to realize labor efficiencies. With respect to other operating costs, our newspapers coordinate purchasing requirements and have achieved favorable terms on newsprint purchases. In addition, we plan to reduce the page width at both of our newspapers from 54 inches to 50 inches by the end of 2004, reducing our annual newsprint consumption by approximately 7%. If this initiative had been completed by January 1, 2001, we would have realized savings of approximately $2.5 million in newsprint costs for the year ended December 31, 2001.

     Strengthen our Brands by Focusing on Local News and Community
Service. Each of our newspapers is a leading local news and information source with strong brand recognition in its market. We believe that maintaining our position as a primary source of local news will continue to provide a powerful platform upon which to serve the local communities and local advertisers. We intend to continue to increase brand awareness and market penetration through local marketing partnerships, creative subscriber campaigns, strong customer service and the use of our two interactive online newspaper editions. These two Web sites, post-gazette.com and toledoblade.com, are the most frequently visited local media sites in their respective markets according to an independent research organization. Our two leading sites increase our market presence and provide an additional source of advertising revenue.

     Pursue Circulation and Other Revenue Growth Opportunities. We are continuously evaluating ways to expand circulation and increase revenues. We are using new suburban zone coverage, customer service programs and targeted marketing campaigns to increase our circulation. We believe that through the use of zoning (news and advertising directed to a particular local area), research, and demographic studies, our marketing programs better meet the unique needs of individual advertisers, thus maximizing advertising revenues. Capitalizing on our high penetration, we have also launched in Toledo a broad market coverage program in which we deliver preprinted advertising inserts to all subscriber and non-subscriber households in areas targeted by the advertiser. We also plan to grow our revenue by expanding our delivery services for third-party publishers and increasing advertising on our Web sites.

 THE PITTSBURGH POST-GAZETTE

     Founded in 1786, the Pittsburgh Post-Gazette is the leading newspaper in Pittsburgh and Western Pennsylvania and has a long history of service and journalistic excellence. The Post-Gazette has more than twice the circulation of any other newspaper in the Pittsburgh Metropolitan Statistical Area (MSA). The Post-Gazette has a daily average paid circulation of approximately 241,800 and a Sunday average paid circulation of approximately 412,700, resulting in penetration of approximately 43% daily and 64% Sunday in the Pittsburgh city zone (Pittsburgh and nearby suburbs). Our dominant market position allows us to capture advertising revenue significantly greater than that of any other newspaper in this market.

     The Post-Gazette is a morning daily and Sunday newspaper covering 16 counties in Western Pennsylvania, Northern West Virginia and Western Maryland, including the greater Pittsburgh metropolitan area. With a population of 2.4 million, the six-county Pittsburgh MSA is currently the 22nd largest MSA in the United States. The population of the 16-county area served by the Post-Gazette is approximately 2.9 million. Pittsburgh's major non-governmental employers include UPMC Health System, US Airways, West Penn Allegheny Health System, the University of Pittsburgh, Mellon Financial Corporation, PNC Financial Services Group and United States Steel Corporation. Other significant Pittsburgh-based companies include H.J. Heinz Company, PPG Industries, Federated Investors, Alcoa and FreeMarkets.

     The following table sets forth certain circulation, advertising lineage and operating revenue information for the Post-Gazette for the past three years:

                                                                1999       2000       2001
                                                              --------   --------   --------
Circulation(1):
    Daily (excluding Saturday)..............................   244,310    241,524    241,827
    Sunday..................................................   431,172    417,815    412,691
Advertising lineage (in thousands of inches):
    Retail..................................................       722        670        613
    General.................................................       136        144        143
    Classified..............................................       770        787        671
                                                              --------   --------   --------
    Total...................................................     1,628      1,601      1,427
    Part run................................................       217        208        204
                                                              --------   --------   --------
         Total inches.......................................     1,845      1,809      1,631
                                                              ========   ========   ========
Operating revenues (in thousands):
    Third-party advertising.................................  $153,377   $160,611   $147,735
    Circulation.............................................    34,252     33,800     32,663
    Other...................................................       805      1,076      1,518
                                                              --------   --------   --------
         Total revenues.....................................  $188,434   $195,487   $181,916
                                                              ========   ========   ========

---------------

(1) From the ABC Audit Reports as of March 31 of each year.

     The Post-Gazette concentrates on local and regional news of Pittsburgh and Western Pennsylvania and has 248 full-time and 31 part-time editors, reporters and photographers on its staff. It draws upon the news reporting facilities of the major wire services and, with The Blade, maintains a four-person bureau in Washington, D.C. The Post-Gazette also maintains a news bureau in Harrisburg, Pennsylvania, the state capital, and five local news bureaus in the Pittsburgh metropolitan area.

     The Post-Gazette publishes and distributes all of its newspapers from its printing facilities in downtown Pittsburgh to 19 distribution centers located throughout the greater Pittsburgh area. Sophisticated computer systems are used for writing, editing, composing and producing the printing plates used in each edition. The Post-Gazette has seven letterpress presses with new color flexo units on each press. The flexo units provide state-of-the-art color to the fronts and backs of most sections. Daily inserts are assembled at our downtown facility. Sunday inserts are assembled at a separate plant, five miles from our downtown plant, and transported directly to our distribution centers. Our five-year capital plan includes a reconfiguration and renovation of our press lines and mailroom in 2003 and 2004.

     The Post-Gazette is distributed primarily through independent home delivery carriers and single-copy dealers. Home delivery accounted for approximately 76% of circulation for the daily editions and approximately 59% of circulation for the Sunday edition during 2001. The newsstand price is $0.50 for the daily paper and $1.50 for the Sunday edition. Annual rates for direct payment subscriptions are $140.92 for daily and Sunday, $96.20 for Saturday and Sunday, $78.00 for Sunday only and $78.00 for Monday through Friday.

 THE BLADE

     Founded in 1835, The Blade is the leading newspaper in Northwest Ohio by average paid circulation and has a significant influence on the civic, political, economic and cultural life of its subscribers and the communities it serves. The Blade is the oldest continuing business in Toledo and has no significant newspaper competition. The Blade has a daily average paid circulation of approximately 138,800 and a Sunday average paid circulation of approximately 190,800, resulting in penetration in the Toledo city zone (Toledo and nearby suburbs) of approximately 53% daily and 68% Sunday, the highest city zone penetration rate of any newspaper in Ohio. This combination of high circulation and penetration is central to our success in attracting advertising and maintaining our dominant share of market revenue.

     The Blade is a morning daily and Sunday newspaper covering 14 counties in northwest Ohio and southeast Michigan, including the greater Toledo metropolitan area. With a population of 618,203, the three-county Toledo MSA is currently the 69th largest MSA in the United States. The combined population of the 14-county area served by The Blade is approximately 1,261,000. Toledo's major non-governmental employers include ProMedica Health Systems, Mercy Health Partners, Daimler-Chrysler, Bowling Green State University, The University of Toledo, Seaway FoodTown, General Motors, Sauder Woodworking and the Medical College of Ohio. Other significant Toledo-based companies include Dana Corporation, Owens-Illinois, HCR ManorCare and Pilkington Glass.

     The following table sets forth certain circulation, advertising lineage and operating revenue information for The Blade for the past three years:

                                                                1999       2000       2001
                                                              --------   --------   --------
Circulation(1):
    Daily (including Saturday)..............................   145,427    140,119    138,819
    Sunday..................................................   200,539    193,190    190,794
  Advertising lineage (in thousands of inches):
    Retail..................................................       622        563        484
    General.................................................        75         80         79
    Classified..............................................       437        460        395
                                                              --------   --------   --------
         Total inches.......................................     1,134      1,103        958
                                                              ========   ========   ========
  Operating revenues (in thousands):
    Advertising.............................................  $ 74,461   $ 80,362   $ 69,431
    Intercompany advertising................................    (5,198)    (6,913)    (5,262)
    Circulation.............................................    17,200     16,873     17,317
    Other...................................................       930        908      1,277
                                                              --------   --------   --------
         Total revenues.....................................  $ 87,393   $ 91,230   $ 82,763
                                                              ========   ========   ========

---------------

(1) From the ABC Audit Reports as of September 30 of each year.

     The Blade concentrates on local and regional news of northwest Ohio, and extensive coverage of state government. It has 148 full-time and 21 part-time editors, reporters and photographers on its staff. It draws upon the news reporting facilities of the major wire services and, with the Post-Gazette, maintains a four-person bureau in Washington, D.C. The Blade also maintains a news bureau in Columbus, Ohio, the state capital, and three local news offices in the Toledo metropolitan area.

     The Blade publishes and distributes all of its newspapers from its printing facility in downtown Toledo to eight distribution centers throughout the metropolitan Toledo area. Sophisticated computer systems are used for writing, editing, composing and producing each edition. The Blade has three color flexo presses, each with nine press units, which produce state-of-the-art color, and clean, clear images. Daily and Sunday inserts are assembled at a downtown facility near The Blade's main production plant.

     The Blade is distributed primarily through independent home delivery carriers and single-copy dealers. Home delivery accounted for approximately 80% of circulation for the daily editions and approximately 73% of circulation for the Sunday edition during 2001. The newsstand price is $0.50 for the daily paper and $1.50 for the Sunday edition. Annual subscription rates are $135.20 for daily and Sunday, $78.00 for Sunday only and $70.20 for daily only.

 ADVERTISING

     Substantially all of our advertising revenues are derived from local and national retailers and classified advertisers. Advertising rates and rate structures vary between our newspapers and are based, among other things, on advertising effectiveness, local market conditions, circulation, readership and type of advertising (whether classified, national or retail). Our advertising revenues are not reliant upon any one company or industry, but rather are supported by a variety of companies and industries, including realtors, car dealerships, grocery stores and other local businesses. Our largest single advertiser accounted for 4.2% of our publishing segment's total net advertising revenues in 2001.

     The contributions of retail, classified and national advertising to third-party advertising revenues for the past three years were as follows:

                                                                  THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,            MARCH 31,
                                 ------------------------------   -------------------
                                   1999       2000       2001       2001       2002
                                 --------   --------   --------   --------   --------
Advertising revenues:
  Retail.......................  $110,813   $116,504   $108,694   $ 22,850   $ 23,231
  Classified...................    91,195     94,943     78,944     20,464     19,490
  National.....................    25,830     29,526     29,528      7,612      6,586
                                 --------   --------   --------   --------   --------
       Total...................   227,838    240,973    217,166     50,926     49,307
  Intercompany advertising.....    (5,198)    (6,913)    (5,262)    (1,677)      (691)
                                 --------   --------   --------   --------   --------
       Total net advertising...  $222,640   $234,060   $211,904   $ 49,249   $ 48,616
                                 ========   ========   ========   ========   ========

 ONLINE EDITIONS

     The Post-Gazette's Internet Web site, post-gazette.com, reaches over a million unique users per month with over 15 million page views. The Blade's Internet Web site, toledoblade.com, reaches over 175,000 unique users per month with over 2.7 million page views. Each site contains breaking news, summaries of articles from the print editions, information produced specifically for the Web site and portions of the classified advertising from the print editions. The Web sites contribute to our revenues by expanding our classified marketplace and providing new partnership and advertising opportunities for retailers. An independent study conducted by Belden Research in the spring of 2001 found that people who visit the Post-Gazette Web site are more likely to increase rather than to decrease their readership of the print edition.

 COMPETITION

     We face competition for advertising revenue from television, radio, the Internet and direct-mail programs, as well as competition for both advertising and circulation from suburban neighborhood, local and national newspapers and other publications. Competition for advertising is based on circulation levels, readership demographics, advertising rates and advertiser results. Competition for circulation is generally based upon content, journalistic quality and price.

     The following table shows the average daily and Sunday paid circulation of the Post-Gazette as compared to average paid circulations of other newspapers in the Pittsburgh MSA:

                                                                      PITTSBURGH MSA
                                                              ------------------------------
                                                                                    AUDIT
                                                               DAILY    SUNDAY    PERIOD(1)
                                                              -------   -------   ----------
Pittsburgh Post-Gazette.....................................  229,717   371,404     3/2001
Greensburg Tribune Review...................................   82,624   168,272     3/2001
Beaver County Times.........................................   41,943    48,304     6/2001
Observer Reporter...........................................   30,716    34,783    12/2001
Butler Eagle................................................   27,818    29,119     6/2001
Uniontown Herald Standard...................................   26,649    28,787     6/2001
Valley News Dispatch........................................   24,324    24,215     3/2001
USA Today...................................................   24,069        --    12/2000
McKeesport Daily News.......................................   20,756        --     3/2001
The Wall Street Journal.....................................   16,552        --     3/2001
The New York Times..........................................    5,015     7,901     9/2000

---------------

(1) Based on average paid circulation as set forth in the ABC Audit Report for each newspaper for the indicated audit period.

     The following table shows the average daily and Sunday paid circulation of The Blade as compared to average paid circulations of other newspapers in the Toledo MSA:

                                                                        TOLEDO MSA
                                                              ------------------------------
                                                                                    AUDIT
                                                               DAILY    SUNDAY    PERIOD(1)
                                                              -------   -------   ----------
The Blade...................................................  111,777   145,987     9/2001
Bowling Green Sentinel-Tribune..............................   11,590        --     9/2001
USA Today...................................................    9,098        --    12/2000
The Wall Street Journal.....................................    4,362        --     3/2001
The Detroit News/Free Press.................................    1,910     1,812     3/2001
Findlay Courier.............................................      901        --     6/2001
Defiance Crescent-News......................................      894       924     6/2001
The New York Times..........................................      419       588     9/2000

---------------

(1) Based on average paid circulation as set forth in the ABC Audit Report for each newspaper for the indicated audit period.

 RAW MATERIALS

     Newsprint and ink are our newspaper publishing segment's largest expense after labor costs and accounted for $42.5 million, or 16.2%, of the segment's operating expenses in 2001. During 2001, we used approximately 65,000 metric tons of newsprint in our production processes at an estimated total cost for newsprint of approximately $37 million. In the last three years, our weighted average cost per ton of newsprint has varied from a low of $499 per metric ton in 1999 to a high of $572 per metric ton in 2001.

     All of our newsprint is supplied under a long-term sole-supplier contract expiring at the end of 2004. Pricing under the contract varies with market prices. The contract provides for a discount as long as we use the contract vendor as our sole supplier of newsprint.

     In addition to maximizing layout efficiency and minimizing waste, we plan to reduce our page width by the end of 2004, reducing our annual newsprint consumption by approximately 7%. If this initiative had been completed by January 1, 2001, we would have realized savings of approximately $2.5 million in newsprint costs for the year ended December 31, 2001.

 SEASONALITY

     Newspaper companies tend to follow a distinct and recurring seasonal pattern, with higher advertising revenues generally occurring in the second and fourth quarters of each year as a result of increased advertising activity during the Easter holiday and spring advertising season and during the Thanksgiving and Christmas periods. The first quarter is historically the weakest quarter for advertising revenues.

TELEVISION BROADCASTING

     We acquired the first of our current television broadcasting stations in 1972, when we purchased WLIO in Lima, and currently own and operate four television stations. We are also a two-thirds owner of a fifth station, which is managed by LIN Television under a management services agreement. Our television stations are diverse in network affiliation with two Fox stations, one NBC station, one ABC station and one UPN station. We have a duopoly in Louisville, Kentucky (the 50th largest DMA) through our ownership of the Fox and UPN stations. In the year ended December 31, 2001 and the quarter ended March 31, 2002, our television broadcasting operations generated revenues of $35.2 million and $9.0 million, respectively, experienced operating losses of $1.8 million and $55,000, respectively, and generated EBITDA of $3.1 million and $1.0 million, respectively.

     We own the following broadcast properties:

                                                                                  COMMERCIAL
          CHANNEL                                            DMA                  STATIONS IN
STATION   NUMBER    MARKET                                 RANK(1)   AFFILIATION    DMA(2)
-------   -------   ------                                 -------   -----------  -----------
WDRB        41      Louisville, KY                            50         Fox           7
WFTE        58      Louisville, KY(3)                         50         UPN           7
WAND(4)     17      Champaign-Springfield and Decatur, IL     82         ABC           5
KTRV        12      Boise, ID(5)                             121         Fox           5
WLIO        35      Lima, OH                                 191         NBC           2

---------------

(1) Ranking of DMA served by a station among all DMAs is measured by the number of television households based within the DMA in the November 2001 Nielsen estimates.

(2) The term "commercial station" means a television broadcasting station and does not include non-commercial television stations, cable program services or networks, or stations that do not meet the minimum Nielsen reporting standards.

(3) Licensed to Salem, Indiana.

(4) We have a two-thirds ownership interest in WAND, which is managed by LIN Television.

(5) Licensed to Nampa, Idaho.

     We seek to maintain a distinct identity at each of our stations by creating quality local programming, such as local news and sports coverage, and by actively sponsoring and promoting community events. This focus positions us to increase our share of local advertising revenues, which are generally more stable than national advertising revenues and which we impact directly through our own local sales force. We currently are conducting a thorough review of our cost structure in light of current weak advertising revenue. We have reduced headcount at our broadcasting operations and believe that through continued cost reduction efforts and effective local programming, we can increase operating margins.

 MARKETS SERVED

     The following is a description of each of our stations and their markets. In the description, information concerning estimates of population, total market revenues and average household income has been derived from the BIA Guide, which is a leading compilation of demographic and broadcast industry data. In the description, the term "commercial station" means a television broadcasting station and does not include non-commercial television stations, cable program services or networks, or stations that do not meet the minimum Nielsen reporting standards and the term "audience share" means the audience share from 8:00 a.m. to midnight as reported in the BIA Guide.

     Louisville, Kentucky is the 50th-largest DMA in the United States, with a population of approximately 1.5 million and approximately 599,000 television households. The average household income in the Louisville DMA is approximately $43,500. Total Market Revenues in the Louisville DMA in 2001 were approximately $109 million. Cable penetration in the market is estimated to be 64%. In March 2001, we acquired from Kentuckiana Broadcasting, the assets of WFTE, which we had previously operated under a joint-sales agreement. For the November 2001 ratings period, WDRB ranked fourth in the Louisville DMA with an audience share of 8%, and WFTE ranked fifth, tying with one other station, in the Louisville DMA with an audience share of 4%. There are five other commercial television stations, owned by Cosmos Broadcasting, Cascade Broadcasting, Word Broadcasting, Belo Corp. and Hearst-Argyle TV, and three public television stations licensed within the Louisville DMA.

     Champaign-Springfield and Decatur, Illinois is the 82nd-largest DMA in the United States, with a population of approximately 900,000 and approximately 362,000 television households. The average household income in this DMA is approximately $45,000. Total Market Revenues for television in this DMA in 2001 were approximately $44 million. Cable penetration in the market is estimated to be 75%. In March 2000, we acquired a two-thirds interest in WAND from LIN Television. LIN continues to own a one-third interest in WAND and provides management services. For the November 2001 ratings period, WAND ranked third in its market with an audience share of 12%. There are four other commercial television stations, owned by Nexstar Broadcasting Group, Sinclair Broadcast Group, Acme Television and Bahakel Communications, and four public television stations licensed within the Champaign-Springfield and Decatur DMA.

     Boise, Idaho is the 121st-largest DMA in the United States, with a population of approximately 550,000 and approximately 220,000 television households. The average household income in the Boise DMA is approximately $44,500. Total Market Revenues in the Boise DMA in 2001 were approximately $37 million. Cable penetration in the market is estimated to be 46%. For the November 2001 ratings period, KTRV ranked second in its market, tying with two other stations, with an audience share of 11%. There are four other commercial television stations, owned by Fisher Broadcasting, Journal Broadcasting Group, Banks Broadcasting and Belo Corp., and one public television station licensed within the Boise DMA.

     Lima, Ohio is the 191st-largest DMA in the United States, with a population of approximately 107,000 and approximately 57,000 television households. The average household income in the Lima DMA is approximately $39,700. Total Market Revenues in the Lima DMA in 2001 were approximately $4.6 million. Cable penetration in the market is estimated to be 82%. For the November 2001 ratings period, WLIO ranked first in its market with an audience share of 24%. There is one other commercial television station, owned by Greg Phipps, and one public television station licensed within the Lima DMA.

 INDUSTRY

     Television station revenues are primarily derived from local, regional and national advertising and, to a lesser extent, from network compensation and revenues from commercial production activities. Advertising rates are based upon a variety of factors, including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station, the availability of alternative advertising media in the market area and the effectiveness of the station's sales force. Rates are also determined by a station's overall ratings and share in its market, as well as the station's ratings and share among particular demographic groups which an advertiser may be targeting. Advertising revenues are positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the revenues of television stations.

 ADVERTISING SALES

     All network-affiliated stations are required to carry spot advertising sold by their networks, which reduces the amount of advertising spots available for sale by our stations. Our stations sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining the revenues received from these sales. In 2001, approximately 99% of our broadcasting revenues came from the sale of time to national and local advertisers. Approximately 65% of our broadcast revenues came from local advertising, 34% came from national advertising, none came from political advertising and our remaining revenues came from network compensation payments under our network affiliate agreements and miscellaneous sources. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These arrangements are called barter programming.

     Local Sales. Local advertising time is sold by each station's local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenues from national advertising accounts, revenues from local advertising are generally more stable and more controllable. We seek to attract new advertisers to television, and to increase the amount of advertising time sold to existing local advertisers, by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities.

     National Sales. National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers and national retailers (some of which may advertise locally).

 NETWORK AFFILIATIONS

     Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station's revenues, expenses and operations. Except for Fox, a major network affiliate receives the majority of its programming each day from the network. Our stations are affiliated with their networks pursuant to an affiliation agreement, with the exception of our Fox stations that are governed by affiliation agreements that remain unsigned. WDRB and KTRV are affiliated with Fox; WAND is affiliated with ABC; WLIO is affiliated with NBC; and WFTE is affiliated with UPN.

     Our affiliation agreements provide the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in the affiliation agreement, which varies with the time of day. Typically, "prime-time" programming generates the highest hourly rates.

     Our ABC affiliation agreement for WAND expires on September 4, 2005. The NBC affiliation agreement for WLIO expires on December 31, 2010. Our UPN affiliation agreement for WFTE expires on January 12, 2003.

 DIGITAL TELEVISION

     The digital television, or DTV, transmission system delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. Digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals or adapters to receive DTV signals and convert them into analog signals for display on existing receivers.

     In April 1998, the FCC assigned each licensed television station a second broadcast channel on which to provide DTV service. In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage area replicate their analog coverage area, although a number of variables will ultimately determine the extent to which a station's DTV operation will provide such replication.

     By May 1, 2002, all commercial television station licensees were required to complete construction and commence operating DTV facilities except to the extent that the FCC extended the deadline in certain cases. WAND met the May 1, 2002 deadline. WFTE has until May 13, 2003 to construct because of FCC delays in issuing the construction permit. KTRV is not required to construct digital facilities until the FCC determines which digital channel KTRV will ultimately utilize. Our remaining stations -- WDRB and WLIO -- requested waivers of the May 1, 2002 deadline. On June 14, 2002, the FCC denied those requests and ordered WDRB and WLIO to construct digital television transmission systems no later than December 1, 2002. The FCC also directed the stations to submit to the FCC, by July 15, 2002, reports setting forth construction plans and a proposed timetable for construction that would meet the December 1, 2002 deadline. Finally, the FCC directed the stations to file by September 13, 2002 interim progress reports regarding their digital construction efforts.

     In compliance with the FCC's order, the two stations have submitted to the FCC their construction plans and proposed timetable for construction of digital transmission systems. Both stations' plans call for the construction of lower-power digital transmission systems sufficient to provide digital television coverage for the station's city of license -- Lima, Ohio for WLIO, Louisville, Kentucky for WDRB. The timetables call for construction to be completed, and the facilities fully operational, by December 1, 2002.

     The lower-power construction plans comply with FCC rules and policies regarding digital television transmission, which expressly permit lower-power facilities. We anticipate that, at some point in the future, the FCC will establish a deadline by which such lower-power systems must be upgraded to full power systems that provide coverage to a broader geographic area. When such a deadline is established, we will comply with it by upgrading our facilities. We estimate that approximately $12 million of capital expenditures after March 31, 2002 will be necessary to meet the DTV requirements for all of our stations.

     Once a station begins broadcasting its DTV signal, it may broadcast both its analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and broadcasters will operate a single DTV channel allocation. Starting April 1, 2003, commercial station operators must simulcast at least 50 percent of the video programming broadcast on their analog channel on their DTV channel. The required simulcast percentage increases annually until April 1, 2005, when an operator must simulcast 100 percent of its programming on its analog and DTV channels.

 COMPETITION

     Television broadcasting stations face competition for advertising revenue, audience share and programming. Our competitive position depends, in part, on our signal coverage and assigned frequency and is materially affected by new and changing technologies, regulations passed by federal agencies, including the FCC and the Federal Trade Commission, and other entertainment and communication industries.

     Our stations compete for advertising revenues with other television broadcasting stations in their respective markets and, to a lesser extent, with other advertising media such as newspapers, radio stations, magazines, outdoor advertising, yellow page directories, direct mail, and local cable systems serving the same market. Competition for advertising dollars in the television broadcasting industry occurs primarily within individual markets.

     Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of our broadcast programming is supplied by the network affiliated with our station and during that time period, our ability to attract viewers is dependent on the performance of the network programming. During non-network time periods, we broadcast a combination of self-produced news, public affairs and other entertainment programming including syndicated programs. The development of new methods of video transmission, and in particular the growth of cable television and increases in the transmission range of over-the-air television broadcasting signals, has significantly altered competition for audience share in the television industry by increasing the number of stations available to viewers. Home entertainment systems such as VCRs, DVDs and television game devices also compete for audience share. Future sources of competition include the transmission of video programming over broadband Internet and specialized "niche" programming targeted at very narrowly defined audiences.

     In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete for exclusive access to off-network reruns (such as "Friends") and first-run products (such as "Jeopardy") in their respective markets. AOL/Time Warner, Viacom and News Corp., each of which has a television network or cable broadcast stations, also own or control major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be made available to broadcast stations not affiliated with the studio. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events, and to secure broadcast rights for regional and local sporting events.

OTHER OPERATIONS

     Buckeye TeleSystem, Inc. is a competitive local exchange carrier which provides facilities-based business telephony primarily in the Toledo market serviced by Buckeye CableSystem. Our telephony system offers services ranging from business voice lines to high bandwidth data lines to mid- to large-size businesses. Buckeye TeleSystem generated revenues and EBITDA of $13.6 million and $1.5 million, respectively, for the year ended December 31, 2001 and $4.2 million and $1.2 million, respectively, for the three months ended March 31, 2002.

     Corporate Protection Services, based in Toledo, designs and installs residential and light commercial security and fire alarm systems primarily in Toledo but also in other locations throughout the country. From its Toledo monitoring facility, CPS provides 24-hour monitoring services for security systems in Toledo and elsewhere. For the year ended December 31, 2001, CPS generated revenues of $8.6 million and negative EBITDA of $166,000. For the three months ended March 31, 2002, CPS generated revenues of $2.1 million and EBITDA of $34,000.

     Access Toledo provides conventional dial-up Internet access over telephone lines. It has approximately 6,600 subscribers in the greater Toledo metropolitan area. Access Toledo generated revenues and EBITDA of $2.0 million and $963,000, respectively, for the year ended December 31, 2001. In 2002, Access Toledo's operations were absorbed into Buckeye CableSystem and Buckeye TeleSystem.

     Community Communication Services, Inc. provides printing and door-to-door delivery of advertising circulars in the greater Toledo metropolitan area. For the year ended December 31, 2001, CCS generated revenues of $839,000 and negative EBITDA of $921,000. For the three months ended March 31, 2002, CCS generated revenues of $122,000 and negative EBITDA of $159,000.

EMPLOYEES

     As of March 31, 2002, we had approximately 3,020 full- and part-time employees. Of these, approximately 400 were employed in cable television, 2,117 in newspaper publishing, 243 in television broadcasting and 260 in other operations and general corporate.

     Substantially all non-management employees of our both newspapers are represented by various labor unions. The labor agreements with the 10 unions representing the employees of the Post-Gazette expired December 31, 2001. On June 27, 2002, we reached tentative agreements with representatives of the 10 Pittsburgh unions on the terms of collective bargaining agreements that would run through December 31, 2006. Those tentative agreements are subject to ratification by union members; the bargaining representatives have pledged their full support in the ratification process and are optimistic, as are we, that the tentative agreements will be ratified. However, there can be no assurances that ratification will occur. The employees of The Blade are represented by eight unions under labor agreements that expire in March 2003. We believe that our relations with our newspaper employees are good.

     In addition to our newspaper employees, as of March 31, 2002 we had approximately 150 employees in cable television and related services who were represented by the Brotherhood of Teamsters under collective bargaining agreements which expire in 2003 and 2004. We believe that overall our employee relations are good.

LEGAL PROCEEDINGS

     In the ordinary course of our business, we are involved in a number of lawsuits and administrative proceedings. While uncertainties are inherent in the final outcome of these matters, management believes, after consultation with legal counsel, that the disposition of these proceedings should not have a material adverse effect on our financial position, results of operations or liquidity.

PROPERTIES

     Our principal executive offices are located at 541 N. Superior Street, Toledo, Ohio.

     The types of properties required to support cable television operations include offices, operations centers and hub sites where signals are received and distributed, and related warehouse space. The types of properties required to support newspaper publishing include offices, facilities for printing presses and production and storage, and depots for distribution. The types of properties required to support television broadcasting stations include offices, studios, transmitter sites and antennas sites. A station's studios are generally housed with its offices. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage.

     The following table sets forth certain information regarding our significant properties:

CABLE TELEVISION

                                                                      OWNED OR   APPROXIMATE     EXPIRATION
COMPANY/PROPERTY LOCATION                      USE                     LEASED       SIZE          OF LEASE
-------------------------                      ---                    --------   -----------   --------------
Buckeye CableSystem
  Toledo, OH................  Office space                             Leased      1,430 sf    September 2005
  Toledo, OH................  Office space                             Leased      1,600 sf      July 2005
  Toledo, OH................  Office space                              Owned     35,690 sf          --
  Toledo, OH................  Operations center (headend)               Owned     36,000 sf          --
  Toledo, OH................  Operations center warehouse               Owned      9,200 sf          --
  Toledo, OH................  Warehouse                                Leased     31,080 sf    December 2002
  Toledo, OH................  Hub site                                  Owned        800 sf          --
  Toledo, OH................  Hub site                                  Owned        720 sf          --
  Toledo, OH................  Hub site                                  Owned        300 sf          --
  Toledo, OH................  Hub site                                  Owned        160 sf          --
  Toledo, OH................  Hub site                                 Leased         60 sf    February 2023
  Toledo, OH................  Hub site                                 Leased         60 sf    November 2023
  Toledo, OH................  Hub site                                 Leased         60 sf     August 2022
  Toledo, OH................  Hub site                                 Leased         60 sf     August 2022
  Toledo, OH................  Hub site                                 Leased         60 sf     October 2022
  Toledo, OH................  Hub site                                 Leased         60 sf      April 2023
  Toledo, OH................  Hub site                                 Leased        160 sf    September 2022
  Toledo, OH................  Hub site                                 Leased        160 sf    November 2022
  Toledo, OH................  Hub site                                 Leased        160 sf    February 2023
  Toledo, OH................  Hub site                                 Leased        160 sf      June 2022
  Toledo, OH................  Hub site                                 Leased        120 sf      June 2003
  Toledo, OH................  Hub site                                  Owned        240 sf          --
Erie County CableSystem
  Sandusky, OH..............  Office space                             Leased     16,750 sf      June 2015
  Erie Co., OH..............  Headend                                   Owned      2,823 sf          --
  Sandusky, OH..............  Warehouse                                 Owned      1,536 sf          --
  Sandusky, OH..............  Warehouse                                Leased     17,000 sf      April 2003

PUBLISHING

                                                                      OWNED OR    APPROXIMATE       EXPIRATION
COMPANY/PROPERTY LOCATION                      USE                     LEASED         SIZE           OF LEASE
-------------------------                      ---                    --------   --------------     ----------
Pittsburgh Post-Gazette:
  Pittsburgh, PA............  Printing plant/office                     Owned       230,400 sf          --
  Pittsburgh, PA............  Office space                             Leased           360 sf      March 2004
  Greensburg, PA............  Office space                             Leased           450 sf      June 2003
  Pittsburgh, PA............  Inserting facility                        Owned        33,565 sf          --
  Pittsburgh, PA............  Garage                                    Owned        19,655 sf          --
  Bethel Park, PA...........  Distribution center                      Leased        10,000 sf      July 2005
  Carnegie, PA..............  Distribution center                      Leased        10,300 sf       May 2003
  Coraopolis, PA............  Distribution center                      Leased         8,800 sf    February 2004
  Cranberry, PA.............  Distribution center                      Leased         9,000 sf      April 2004
  Donora, PA................  Distribution center                      Leased        10,000 sf    December 2002
  Gibsonia, PA..............  Distribution center                      Leased        10,000 sf    February 2006
  Houston, PA...............  Distribution center                      Leased        10,000 sf      June 2003
  Lawrence, PA..............  Distribution center                      Leased        10,200 sf    September 2004
  McKeesport, PA............  Distribution center                      Leased        10,000 sf       May 2004
  Monaca, PA................  Distribution center                      Leased         7,500 sf     August 2003
  Monroeville, PA...........  Distribution center                      Leased        10,600 sf      July 2003
  Pittsburgh, PA............  Distribution center                      Leased        14,700 sf      March 2007
  Pittsburgh, PA............  Distribution center                      Leased        12,000 sf    Month to month
  Pittsburgh, PA............  Distribution center                      Leased        13,500 sf      April 2003
  Pittsburgh, PA............  Distribution center                      Leased        10,000 sf    December 2003
  Sharpsburg, PA............  Distribution center                      Leased        10,200 sf      March 2006
  Tarentum, PA..............  Distribution center                      Leased         7,500 sf    September 2003
  West Mifflin, PA..........  Distribution center                      Leased        10,100 sf    November 2002
  Wilkinsburg, PA...........  Distribution center                      Leased        17,000 sf       May 2005
The Blade:
  Toledo, OH................  Main building and printing plant          Owned       160,000 sf          --
  Toledo, OH................  Inserting facility                       Leased        20,000 sf      June 2009
  Holland, OH...............  Distribution center                      Leased        10,900 sf      March 2012
  Holland, OH...............  Distribution center                      Leased         9,600 sf    Month to month
  Northwood, OH.............  Distribution center                      Leased         9,800 sf     January 2010
  Perrysburg, OH............  Distribution center                      Leased        10,000 sf     August 2002
  Sylvania Twp., OH.........  Distribution center                      Leased        10,000 sf      March 2008
  Toledo, OH................  Distribution center                      Leased        10,800 sf     August 2002
  Toledo, OH................  Distribution center                      Leased        12,500 sf    September 2005
  Toledo, OH................  Distribution center                      Leased        10,000 sf      June 2009
  Toledo, OH................  Distribution center                      Leased         9,800 sf      April 2012
  Toledo, OH................  Circulation department                    Owned         1,300 sf          --
  Toledo, OH................  Office space                              Owned        35,000 sf          --

TELEVISION BROADCASTING

                                                                      OWNED OR    APPROXIMATE       EXPIRATION
COMPANY/PROPERTY LOCATION                      USE                     LEASED         SIZE           OF LEASE
-------------------------                      ---                    --------   --------------     ----------
Independence Television Co.
  Louisville, KY............  Office space                              Owned        35,000 sf          --
  Floyd County, IN..........  Tower                                     Owned         72 acres          --
  Floyd County, IN..........  Satellite dish site                      Leased           1 acre         2015
Idaho Independent Television
  Boise County, ID..........  Tower site                               Leased           200 sf      July 2006
  Nampa, ID.................  Site for satellite dishes                Leased        10,000 sf     October 2005
  Nampa, ID.................  Office space and tower                    Owned        10,000 sf          --
Lima Communications Corp.
  Lima, OH..................  Office space and tower                    Owned        10,890 sf          --
WLFI-TV, Inc. (WAND)
  Decator, IL...............  Office space, entertainment and tower     Owned        18,500 sf          --
  Argenta, IL...............  Tower                                     Owned         2,200 sf          --
  Danville, IL..............  Equipment                                Leased           240 sf      March 2003

MISCELLANEOUS

                                                                      OWNED OR    APPROXIMATE       EXPIRATION
COMPANY/PROPERTY LOCATION                      USE                     LEASED         SIZE           OF LEASE
-------------------------                      ---                    --------   --------------     ----------
Block Communications, Inc.
  Toledo, OH................  Condominiums                              Owned         3,000 sf          --
Corporate Protection Service
  Toledo, OH................  Office space                             Leased        12,000 sf      March 2003
  Toledo, OH................  Office and warehouse space               Leased        20,000 sf      June 2006
Community Comm. Services
  Holland, OH...............  Office and warehouse space               Leased        22,000 sf      June 2004

     Many of these properties are subject to liens securing our senior credit facilities.

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

                                   REGULATION

REGULATION OF CABLE TELEVISION

     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by the Congress and various federal agencies have in the past, and may in the future, materially affect us and the cable television industry. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable television industry and a description of certain state and local laws. We believe that the regulation of the cable television industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on us.

 FEDERAL LEGISLATION

     The principal federal statute governing the cable television industry is the Communications Act of 1934, as amended. As it affects the cable television industry, the Communications Act has been significantly amended on three occasions: by the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act. The 1996 Telecom Act altered the regulatory structure governing the nation's telecommunications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduced the scope of cable rate regulation.

 FEDERAL REGULATION

     The FCC is the principal federal regulatory agency with jurisdiction over cable television. It has adopted regulations covering such areas as cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, cable rates, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, political programming and advertising, advertising during children's programming, signal leakage and frequency use, maintenance of various records, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of certain of these federal regulations as adopted to date follows.

     Rate Regulation. Where a cable television system is not subject to effective competition, the rates for the basic service tier (the lowest level of cable programming service which must include local broadcast channels and public access channels) may be regulated by the local franchising authority at its option. Rates for cable programming service tiers, which generally include programming other than the channels carried on the basic service tier, and for programming offered on a per-channel or per-program basis, are not subject to governmental regulations. If local franchising authorities choose to regulate basic service rates, they may order reductions and, in certain circumstances, refunds of existing monthly rates and charges for associated equipment. In carrying out their rate regulatory authority, however, local officials are subject to certain FCC standards such as the obligation to evaluate rates in accordance with FCC approved benchmark formulas or cost-of-service showings. Future rates of regulated cable systems may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates also can be made in the event a cable television operator adds or deletes channels. There is also a streamlined cost-of-service methodology available to justify a rate increase for "significant" system rebuilds or upgrades. With the exception of one franchise covering 59 cable subscribers, we are currently not being regulated for basic services, installation and equipment rates in any of our franchise areas.

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

     In June 2002, the FCC initiated a new rulemaking proceeding that examines many issues related to its cable rate regulation rules and will consider whether any existing regulations should be eliminated or revised in an attempt to streamline the regulatory process while still providing protection to consumers. We are unable to predict the outcome of this proceeding or its effects upon our business.

     Existing regulations require cable television systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable television system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable television systems that do not have such technical capability is available until a cable television system obtains the capability, but not later than December 2002. Our cable systems have this capability.

     Carriage of Television Broadcasting Signals. The 1992 Cable Act contains signal carriage requirements which allow full-power commercial television broadcasting stations that are "local" to a cable television system (i.e., the system is located in the station's designated market area) to elect every three years whether to require the cable television system to carry the station, subject to certain exceptions, or whether the cable television system will have to negotiate for "retransmission consent" to carry the station. The next election between must-carry and retransmission consent will be October 1, 2002. A cable television system is generally required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage requirements or retransmission consent requirements of the 1992 Cable Act. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, on cable systems with the principal head-end located within the larger of: (i) a 50-mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable television systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WGN). To date, compliance with the "retransmission consent" and "must carry" provisions of the 1992 Cable Act has not had a material effect on us, although this result may change in the future depending on such factors as market conditions, channel capacity and similar matters when such arrangements are renegotiated. The FCC has initiated a rulemaking proceeding on the carriage of television signals in high definition and digital formats. The outcome of this proceeding could have a material effect on the number of services that a cable operator will be required to carry.

     Renewal of Franchises and Franchise Fees. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable television operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable television operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading cable-related facilities and equipment and complying with voluntary commitments, although the municipality must take into account the cost of meeting such requirements. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations. Franchises have generally been renewed for cable television operators that have provided satisfactory services and have complied with the terms of their franchises. Franchising authorities may also consider the "level" of programming service provided by a cable television operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities have the right to deny renewal because of an operator's failure to substantially comply with the material terms of the franchise even if the franchising authority has "effectively acquiesced" to such past violations. The franchising authority is, however, precluded from denying renewal unless the franchising authority has provided the

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

cable operator with notice and the opportunity to cure, or in any case in which it is documented that the franchising authority has waived its right to object, or in which the cable operator gives written notice of a failure or inability to cure and the franchising authority fails to object within a reasonable time. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error." Historically, we have not experienced any material problems renewing our franchises for our cable television systems. We are not aware of any current or past material failure on our part to comply with our franchise agreements. We believe that we have generally complied with the terms of our franchises and have provided quality levels of service.

     Franchising authorities may generally impose franchise fees of up to 5% of a cable television system's annual gross revenues, excluding revenues derived from telecommunications services. In addition, state and local governments may also be able to exact some compensation for the use of public rights-of-way. In March 2002, the FCC ruled that cable modem service, which provides high-speed access to the Internet, is not a cable television service. Subsequently, several large cable operators around the nation have taken the position that, in view of the FCC's order, franchise fees are inapplicable to the cable operator's charges for cable modem service. Because the FCC's ruling expresses only tentative conclusions regarding the collection of franchise fees on cable modem services, and is subject to further FCC rulemaking, we have not suspended our collection of such franchise fees. We are in discussion with the various municipalities with whom we have franchises in an effort to address this issue as forthrightly as possible The FCC's order is currently under appeal before the U.S. Circuit Court for the Ninth Circuit in California. A ruling on the appeal may occur in late 2002 or early 2003.

     Channel Set-Asides. The 1984 Cable Act permits local franchising authorities to require cable television operators to set aside certain television channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties to provide programming that may compete with services offered by the cable television operator. The 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC.

     Copyright Matters. Cable systems must obtain copyright licenses for programming and television signals they carry. Copyright authority for programming on non-broadcast networks typically is obtained from the networks in question, and copyright authority for programming originated locally by the cable system must be obtained directly from copyright holders. The Copyright Act provides a blanket license for copyrighted material on television stations whose signals a cable system retransmits. Cable operators can obtain this license by filing semi-annual reports and paying a percentage of their revenues as a royalty fee to the U.S. Copyright Office, which then distributes the royalty pool to copyright holders. For larger cable systems, these payments vary with the numbers and type of distant television stations the system carries. From time to time, Congress considers proposals to alter the blanket copyright license, some of which could make the license more costly.

     Pole Attachments. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for use of utility poles and conduit space unless state authorities have certified to the FCC that they adequately regulate pole attachment rates, as is the case in Ohio and Michigan where the Company's cable systems operate. In the absence of state certification, the FCC regulates pole attachment rates, terms and conditions only in response to a formal complaint. Where states such as Ohio and Michigan regulate pole attachments, they generally do so by following the FCC's substantive rules. The Communications Act also requires that a utility provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility.

     The FCC's pole attachment rate formulas govern the maximum rate certain utilities may charge cable operators and telecommunications carriers for attachments to the utility's poles and conduits. Effective February 2001, a formula now governs the maximum attachment rate for companies providing telecommunications services, including cable operators, which results in a higher maximum attachment

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

rate for telecommunications services compared to cable services. The increase in attachment rates applicable to telecommunications services resulting from the FCC's new rate formula will be phased in over a five-year period.

     In early 2002, the U.S. Supreme Court affirmed that the FCC's authority to regulate rates for attachments to utility poles extended to attachments by cable operators and telecommunications carriers that are used to provide Internet service or wireless telecommunication service. This development protects cable television operators that also provide Internet access services from facing more onerous rates, terms and conditions imposed by utilities for pole attachments.

     In June 2002, a federal court of appeals struck down two FCC rules that related to pole attachments. The court held that the Federal Pole Attachment Act did not extend to electric transmission facilities and, therefore, struck the FCC's rule that required electric utilities to provide access to that type of facilities. The court also rejected an FCC rule that would require electric utilities to expand facility capacity to meet the needs of attaching entities. We do not believe that the court's ruling would have a material negative impact on our business operations.

     Local Television/Cable Cross-Ownership Rule. An FCC rule prohibits any cable television system (including all parties under common control) from carrying the signal of any television broadcasting station that has a predicted service area that overlaps, in whole or in part, the cable system's service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station. But in February 2002, the Court of Appeals for the District of Columbia Circuit held that the FCC's decision to retain this rule was unlawful and, therefore, vacated the rule. In June 2002, the Court generally refused to reconsider its earlier ruling overturning the FCC's rule, but did agree to modify the standard by which the FCC must use should it attempt to re-justify the rule. The Company cannot predict what steps, if any, the FCC will take in response to these court decisions.

     Local Exchange Carriers/Cable Television Cross-Ownership. The 1996 Act generally restricts local exchange carriers and cable operators from holding more than a 10% financial interest or any management interest in the other's operations within their service area or from entering joint ventures or partnerships with cable operators in the same market. These "buy-out" restrictions are subject to four general exceptions, which include population density and competitive market tests. The FCC may waive the buyout restrictions if it determines that:

     - the cable operator or LEC would be subject to undue economic distress by enforcement of the restrictions;

     - the cable system or LEC facilities would not be economically viable if the provisions were enforced;

     - the anti-competitive effects of the proposed transaction clearly would be outweighed by the public interest in serving the community; and

     - the local franchising authority approves the waiver.

     General Ownership Limitations. The Communications Act generally prohibits the Company from owning and/or operating a Satellite Master Antenna Television System (SMATV) or a wireless cable system in any area where the Company provides franchised cable service. However, the cable/SMATV and the cable/wireless cable cross-ownership rules are inapplicable in any franchise area where the operator faces "effective competition," or where the cable operator owned the SMATV system prior to the 1992 Cable Act. In addition, the FCC's rules permit a cable operator to offer service through SMATV systems in the operator's existing franchise area so long as the service is offered according to the terms and conditions of the cable operator's local franchise agreement.

     Other Statutory Provisions. One of the underlying competitive policy goals of the 1992 Cable Act is to limit the ability of vertically integrated program suppliers to favor affiliated cable operators over unaffiliated program distributors. Consequently, with certain limitations, federal law generally:

     - precludes any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

     - requires such programmers to sell their programming to other multichannel video distributors; and

     - limits the ability of such programmers to offer exclusive programming arrangements to their affiliates.

     The Communications Act requires cable operators, upon the request of a subscriber, to scramble or otherwise fully block any adult channel the subscriber does not wish to receive. The Communications Act also contains restrictions on the transmission by cable operators of obscene or indecent programming. A three-judge federal district court determined that certain statutory restrictions regarding channels primarily dedicated to sexually oriented programming were unconstitutional, and the United States Supreme Court recently affirmed the lower court's ruling.

     The Communications Act and the FCC's rules also include provisions concerning, among other things:

     - customer service;

     - subscriber privacy;

     - marketing practices;

     - equal employment opportunity; and

     - the regulation of technical standards and equipment compatibility.

     Inside Wiring Regulations. The FCC adopted cable inside wiring rules to provide specific procedures for the disposition of residential home wiring and internal building wiring where a subscriber terminates service or where an incumbent cable operator is forced by a building owner to terminate service in a multiple dwelling unit (MDU) building. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators. Unless operators retain rights under state statutory or common law to maintain ownership rights in the wiring, MDU owners could use these new rules to pressure cable operators without MDU service contracts to either sell, abandon or remove internal wiring carrying voice as well as video communications and to terminate service to MDU subscribers.

     Consumer Equipment. The FCC adopted regulations to implement provisions of the 1992 Cable Act regarding compatibility between cable systems and consumer electronics equipment. The 1996 Act directed the FCC to establish only minimal standards regarding compatibility between television sets, video cassette recorders and cable systems. Pursuant to this statutory mandate, the FCC adopted rules to assure the competitive availability of customer premises equipment, such as set-top converters or other navigation devices, which are used to access services offered by cable systems and other multichannel video programming distributors. The FCC's rules allow consumers to attach compatible equipment to the Company's cable facilities, so long as the equipment does not harm the Company's network, does not interfere with the services purchased by other subscribers and is not used to receive unauthorized services. Effective July 1, 2000, cable operators were required to separate security from non-security functions in subscriber premises equipment by making available modular security components that would function in set-top units purchased or leased from retail outlets. The requirement to separate security and non-security functions is inapplicable to equipment that uses only an analog conditional access mechanism and that is incapable of providing access to any digital transmission or other digital service. Effective January 1, 2005, the Company will be prohibited from selling or leasing new navigation devices or converter boxes that integrate both security and non-security functions. The Company, however, will not be required to discontinue the leasing of older converters that include integrated security functions if those converters were provided to subscribers before January 1, 2005.

 STATE AND LOCAL REGULATION

     Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable television services provided. The 1992 Cable Act prohibits exclusive franchises and allows franchising authorities to regulate customer service and rates. States and local franchising authorities may adopt certain restrictions on cable television systems ownership.

     Franchising authorities in Michigan may operate their own multichannel video distribution system without a franchise. Ohio recently enacted legislation placing many of the same restrictions on municipalities that private cable systems operate under. The Ohio law includes provisions outlining equal franchise agreements, restrictions on selling cable TV outside the municipality, advance notice of building a municipal cable system, full cost accounting language and establishment of an arbitration process for private sector/governmental cable disputes.

     The foregoing summarizes the material cable television industry regulations with which we must comply. However, it does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry, some of which are subject to judicial and legislative review and change, and their impact on the cable television industry or us cannot be predicted at this time.

 FEDERAL REGULATION OF TELEVISION BROADCASTING

     The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended, and the FCC's regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of FCC regulation of television broadcasting stations you should refer to the Communications Act of 1934 and the FCC's rules, public notices, and rulings. Over the years Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact, whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes certain federal requirements concerning the television broadcast industry that currently are in effect.

     License Grant and Renewal. Television broadcasting licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC's rules, and the licensee committed no other violations of the Communications Act or the FCC's rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely renewed under this standard. If a licensee fails to meet this standard, the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.

     During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application, to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard, the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal, the FCC ultimately grants the renewal without a hearing.

     No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application unless the FCC first determines that the incumbent licensee is not entitled to license renewal.

     In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station licensee at any time during the license term for failing to observe FCC rules and policies, including the imposition of a monetary forfeiture.

     The FCC prohibits the assignment or the transfer of control of a broadcasting licensee without prior FCC approval.

     Ownership Matters. FCC rules establish limits on the ownership of broadcast stations. The ownership limits apply only to attributable interests in a station licensee that are held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of five percent or more (twenty percent or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. Under its "equity/debt plus" rule, the FCC attributes otherwise non-attributable interests held by a party who also provides over fifteen percent of a station's total weekly broadcast programming or who has an attributable interest in a radio station, television station, or daily newspaper in the same market. Subject to the equity/debt plus rule, a minority voting interest in a media property is not cognizable if there is a single holder of more than 50 percent of that media property's outstanding voting stock. Finally, the FCC attributes (i.e., counts towards the local ownership limits) another in-market broadcast station to the licensee of a broadcast station who provides more than 15 percent of the other station's weekly broadcast programming pursuant to a local marketing agreement or a time brokerage agreement.

     Local Ownership (Duopoly Rule). Prior to August 1999, no party could have attributable interests in two television stations if those stations had overlapping service areas (which generally meant one station per market), although the FCC did not attribute local marketing agreements involving a second station with an overlapping service area. In August 1999, the FCC adopted new rules which allowed the ownership of two stations in a single market (defined using Nielsen Media Research's DMAs) if (1) the two stations do not have overlapping service areas, or (2) after the combination there are at least eight independently owned and operating full-power television stations and one of the commonly owned stations is not ranked among the top four stations in the DMA. The FCC will consider waivers of the rule to permit the ownership of a second market station in cases where the second station is failed, failing or unbuilt. Absent these circumstances, ownership of only one television station in a market is permitted. "Satellite" stations were an exception to the prior FCC local ownership/duopoly rules and remain an exception under the new rules.

     None of the markets in which we currently operate stations have the eight or more independently owned television stations that allow a person to own two stations in the market. We own two stations in the Louisville market under a permanent waiver granted by the FCC.

     In April 2002, the U.S. Court of Appeals for the District of Columbia Circuit remanded the television local ownership rule to the FCC for further consideration. The court held that the FCC had not adequately explained its decision to consider as "voices" only television broadcast stations, while excluding other media outlets such as newspapers and cable television. The court currently is considering a petition for rehearing. On remand, the FCC may change its local television ownership rule to permit consideration of other media outlets in addition to television stations for purposes of a "voices" test, and/or it may change the number of independently owned "voices" that must remain in a market after consolidation.

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

Depending upon the outcome of the pending rehearing petition, the FCC has announced that it expects to adopt an order addressing this and other broadcast ownership rules in the Spring of 2003.

     National Ownership. There is no nationwide limit on the number of television stations which a party may own. However, no party may have an attributable interest in television stations which, in the aggregate, reach more than 35% of all U.S. television households. In calculating the national audience reach, ownership of a VHF station is counted as reaching 100% of the households in such station's market, and ownership of a UHF station is counted as 50% of the households in such station's market. The stations we own have a combined national audience reach of approximately 1% of television households. In February 2002, the U.S. Court of Appeals for the District of Columbia Circuit determined that the FCC's statutorily required biennial review of its national ownership rule had been arbitrary and capricious, and it, therefore, remanded the rule to the FCC for its further review and consideration. The court currently is considering a petition for rehearing of its decision. Depending upon the outcome of the pending rehearing petition, the FCC has announced that it expects to adopt an order addressing this and other broadcast ownership rules in the Spring of 2003.

     Radio Television Cross-Ownership Rule. The "one-to-a-market" rule limits the common ownership or control of radio and television stations in the same market. In August 1999, the FCC amended its rules to increase the number of stations that may be commonly owned, subject to standards based on the number of independently owned media voices that would remain in the market after the combination. In markets with at least twenty independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than twenty but greater than or equal to ten, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than ten independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices, the FCC includes all radio and television stations, independently owned cable systems (counted as one voice if cable is generally available in the market), and independently owned daily newspapers which have circulation that exceeds five percent of the households in the market.

     Local Television/Cable Cross-Ownership Rule. An FCC rule prohibits a cable television system (including all parties under common control) from carrying the signal of a television station that has a predicted Grade B service area that overlaps, in whole or in part, the cable system's service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station. But in February 2002, the U.S. Court of Appeals for the District of Columbia Circuit held that the FCC's decision to retain this rule was unlawful. The court vacated the rule because it concluded that the FCC was unlikely to be able to justify the rule under any circumstances.

     Local Television/Newspaper Cross-Ownership Rule. The FCC prohibits any party from having an attributable interest in a television station and a daily newspaper if the television station's Grade A signal contour encompasses the entire community in which the newspaper is published. A similar rule applies to radio/newspaper combinations. In September 2001, the FCC launched a formal proceeding examining whether to retain, modify or eliminate the television/newspaper and radio/newspaper cross-interest rules. The FCC is expected to complete this proceeding in the Spring of 2003.

     Foreign Ownership Restrictions. The Communications Act restricts the ability of foreign entities or individuals to own or hold certain interests in broadcast licenses. As a holder of several broadcast licenses, we are restricted from having more than one-fourth of our stock owned or voted directly or indirectly by non-U.S. citizens or their representatives, foreign governments, representatives of foreign governments, or foreign corporations.

     Cable "Must-Carry" or Retransmission Consent Rights. Every three years, television broadcasters are required to make an election whether they choose to exercise their "must-carry" or retransmission consent rights in connection with the carriage of their analog signal on cable television systems within their DMA. The most recent election was made by October 1, 1999, and is effective for the three-year period beginning January 1, 2000. The next election date is October 1, 2002, for the three-year period beginning January 1, 2003.

     If a broadcaster chooses to exercise its must-carry rights, it may request cable system carriage on its over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry the station's signal in compliance with the station's carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on a number of variables such as the number of activated channels of the cable system, the number of subscribers served by the cable system, the strength of the station's signal at the cable system's headend, the extent to which the station's programming duplicates the programming of another station carried on the system, and other factors.

     If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry the station's signal without the broadcaster's written consent. This generally requires the cable system and television station operator to negotiate the terms under which the television station will consent to the cable system's carriage of the station. There is, however, a risk associated with a station electing to exercise its retransmission consent rights in that a cable operator may lawfully refuse to carry the broadcaster's station on its cable system if the parties cannot agree to the terms of such carriage. Our stations generally have elected to exercise their retransmission consent status and have entered into retransmission consent agreements with local cable operators.

     Direct-to-Home Satellite Services and Must-Carry. In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or SHVIA. This statute authorizes providers of direct broadcast satellite services such as Direct TV and EchoStar to carry the signals of local television stations within such stations' local markets ("local-into-local" service). In addition, SHVIA imposes must-carry requirements on satellite providers with respect to the markets in which they provide local-into-local service. Television stations in such markets may elect between must-carry and retransmission consent in a manner similar to that applicable in the cable context. At this time, DirecTV and EchoStar are not providing local-into-local service in our stations' markets, and we cannot predict when or if such service will be provided in the future.

     Under federal copyright law, satellite providers may retransmit the signal of an out-of-market broadcast network affiliate to "unserved" households. An "unserved" household is one that cannot receive, using a conventional outdoor rooftop antenna, a "Grade B" or better signal of a local television station affiliated with the same network as the out-of-market television station. Satellite providers generally are not permitted to import distant network signals to any subscribers other than those that qualify as "unserved" residential households.

     Network Affiliate Issues. FCC rules impose restrictions on network affiliation agreements. Among other things, such rules prohibit a television station from entering into any affiliation agreement that:

     - requires the station to clear time for network programming that the station had previously scheduled for other use; or

     - precludes the preemption of any network programs that the station believes to be unsuitable for its audience or that precludes the substitution of network programming with programming that the station believes to be of greater local or national importance (this is the "right to reject rule").

     The FCC is currently reviewing its rules governing the relationship between television broadcasting networks and their affiliates under a long-pending formal inquiry and a more recent petition filed by trade associations representing affiliates of some of the broadcast networks. We are unable to predict when and how the FCC will resolve these issues.

     Other Regulations Affecting Broadcast Stations. General. The Communications Act of 1934 requires broadcasters to serve "the public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station's license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. There are other FCC rules and policies, and rules and policies of other federal agencies, that regulate matters such as the ability of stations to obtain exclusive rights to air syndicated programming, cable and satellite systems' carriage of syndicated and network programming on distant stations, political advertising practices, application procedures and other areas affecting the business or operations of broadcast stations.

     Public Interest Programming. Broadcasters are required to air programming addressing the needs and interests of their communities of license, and to place quarterly "issues/programs lists" in their public inspection files reporting such programming.

     Children's Television Programming. The Children's Television Act of 1990 limits the permissible amount of commercial matter that may be broadcast during children's programming, and it requires each television station to present "educational and informational" children's programming. The FCC has adopted license renewal processing guidelines effectively requiring television stations to broadcast an average of three hours per week of children's educational programming.

     Closed Captioning/Video Description. The FCC has adopted rules requiring closed captioning of broadcast television programming. By January 1, 2006, subject to certain exceptions, television broadcasters must provide closed captioning for 100% of their programming.

     Television Violence. Under the 1996 Telecommunications Act, the television industry developed a voluntary program ratings system that the FCC subsequently approved. In addition, the 1996 Telecommunications Act requires that all television license renewal applications contain summaries of written comments and suggestions concerning violent programming that were received by the station during the license term.

     Equal Employment Opportunity. In April 1998, the U.S. Court of Appeals for the D.C. Circuit concluded that certain affirmative action requirements of the FCC's Equal Employment Opportunity ("EEO") regulations were unconstitutional. The FCC responded to the court's ruling in September 1998 by suspending certain reporting requirements and commencing a proceeding to consider new rules that would not be subject to the court's constitutional objections. The FCC did not suspend its general prohibition on employment discrimination based on race, color, religion, national origin or sex. In January 2000, the FCC adopted new EEO rules, but the same court struck down these rules in January 2001. The FCC thereafter suspended its new rules. The FCC has opened a new proceeding to develop new EEO rules that would meet the requirements of the court. We cannot predict the results or timing of the outcome of this proceeding.

     Restrictions on Broadcast Advertising. The advertising of cigarettes on broadcast stations has been banned for many years. The broadcast advertising of smokeless tobacco products has more recently been banned by Congress. Certain Congressional committees have examined legislative proposals to prohibit or severely restrict the advertising of beer, wine, and liquor. We cannot predict whether any proposal will be enacted into law and, if so, what the final form of such law might be. The elimination or restriction of advertisements for beer and wine could have an adverse effect on our stations' revenues and operating profits.

     Digital Television. The digital television, or DTV, transmission system delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. Digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals or adapters to receive DTV signals and convert them into analog signals for display on existing receivers.

     In April 1998, the FCC assigned each licensed television station a second broadcast channel on which to provide DTV service. In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage area replicate their analog coverage area, although a number of variables will ultimately determine the extent to which a station's DTV operation will provide such replication.

     By May 1, 2002, all commercial television station licensees were required to complete construction and commence operating DTV facilities except to the extent that the FCC extended the deadline in certain cases. WAND met the May 1, 2002 deadline. WFTE has until May 13, 2003 to construct because of FCC delays in issuing the construction permit. KTRV is not required to construct digital facilities until the FCC determines which digital channel KTRV will ultimately utilize. Our remaining stations -- WDRB and WLIO -- requested waivers of the May 1, 2002 deadline. On June 14, 2002, the FCC denied those requests and ordered WDRB and WLIO to construct digital television transmission systems no later than December 1, 2002. The FCC also directed the stations to submit to the FCC, by July 15, 2002, reports setting forth construction plans and a proposed timetable for construction that would meet the December 1, 2002 deadline. Finally, the FCC directed the stations to file by September 13, 2002 interim progress reports regarding their digital construction efforts.

     In compliance with the FCC's order, the two stations have submitted to the FCC their construction plans and proposed timetable for construction of digital transmission systems. Both stations' plans call for the construction of lower-power digital transmission systems sufficient to provide digital television coverage for the station's city of license -- Lima, Ohio for WLIO, Louisville, Kentucky for WDRB. The timetables call for construction to be completed, and the facilities fully operational, by December 1, 2002.

     The lower-power construction plans comply with FCC rules and policies regarding digital television transmission, which expressly permit lower-power facilities. We anticipate that, at some point in the future, the FCC will establish a deadline by which such lower-power systems must be upgraded to full power systems that provide coverage to a broader geographic area. When such a deadline is established, we will comply with it by upgrading our facilities. We estimate that approximately $12 million of capital expenditures after March 31, 2002 will be necessary to meet the DTV requirements for all of our stations.

     Once a station begins broadcasting its DTV signal, it may broadcast both its analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and broadcasters will operate a single DTV channel. Starting April 1, 2003, commercial station operators must simulcast at least 50 percent of the video programming broadcast on their analog channel on their DTV channel. The required simulcast percentage increases annually until April 1, 2005, when an operator must simulcast 100 percent of its programming on its analog and DTV channels.

     Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the "core" Channels which will be used for DTV broadcasts. However, because of the limited number of core DTV channels currently available, the FCC assigned many stations DTV Channels above Channel 51 (Channels 52 through 69) for use during the transition period from simultaneous digital and analog transmission to DTV only operation. At the end of the transition period these stations will have to change their DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to their analog and DTV channel assignments: (1) stations with both their analog and DTV Channels within the "core" channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV Channels outside the core. All of our stations currently fall within the first or second group; none of our stations have both analog and DTV Channels outside the core. Stations with both their analog and DTV Channels inside the core will be required to select which of the two Channels they will use for permanent DTV operation at the end of the transition period. The FCC has not yet established the permanent DTV channel selection process for stations (including one of our stations) that fall into the second group.

     The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met: (1) a station licensed to one of the four largest networks (ABC, CBS, NBC and Fox) is not broadcasting a digital signal and that station has qualified for an extension of the FCC's DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) fifteen percent or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV channel, and do not have at least one television receiver capable of receiving DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving DTV broadcasts. We cannot predict whether the DTV transition period will be extended in any of our markets.

     Television stations that are broadcasting both analog and DTV signals may continue to elect either must-carry status or retransmission consent for their analog signals, but they may only choose retransmission consent for their digital signals. A television station may assert must-carry rights for its DTV signal if it only operates a DTV signal or if it returns its analog channel to the FCC and converts to DTV operations only.

     The exercise of must-carry rights by a television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal, it may select which program stream is subject to its must-carry election. Cable systems are not required to carry Internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station's primary video programming carried on the cable system. The same DTV carriage rules are generally applicable to satellite providers with respect to markets in which they provide local-into-local service.

     Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, Internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services, it is subject to the same regulations as are applicable to other analogous services under the FCC's rules and policies. Commercial television stations also are required to pay the FCC five percent of the gross revenue derived from all ancillary services provided over their DTV signal for which the station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.

     Proposed Legislation and Regulations. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of our stations. In addition to the changes proposed and noted above, other matters that could affect our broadcast properties include technological innovations affecting the mass communications industry such as spectrum allocation matters (including assignment by the FCC of Channels for additional television stations), low power television stations, and multichannel video program service providers (including cable television, direct broadcast satellite and wireless cable systems).

     The foregoing summarizes the material television broadcasting industry regulations with which we must comply. However, it does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the television broadcast industry, some of which are subject to judicial and legislative review and change. The impact of any such development on the television broadcast industry or on us cannot be predicted at this time.

                                   MANAGEMENT

     The table below sets forth information about our executive officers and Board of Directors:

                              DIRECTOR
NAME                    AGE    SINCE      POSITIONS WITH THE COMPANY
----                    ---   --------    --------------------------
William Block, Jr.*...  57      1985      Chairman of the Board of Directors
Allan J. Block*.......  47      1985      Managing Director of the Company; Director
John R. Block*........  47      1985      Vice Chairman, Editorial Director; Director
Diana E. Block*.......  29      2002      Systems and Technology Director, Pittsburgh Post-Gazette;
                                          Director
William Block.........  86      1940      Retired Chairman of the Company; Director
David G. Huey.........  54      2002      President; Director
Gary J. Blair.........  56      1999      Vice President and Chief Financial Officer; Director
Jodi L. Miehls........  30        --      Treasurer; Principal Accounting Officer
Fritz Byers...........  47      1999      Secretary; General Counsel; Director
Karen D. Johnese......  55      1991      Director of Public Affairs, Pittsburgh Post-Gazette;
                                          Director
Donald G. Block.......  48      1985      Director
Mary G. Block.........  70      1987      Director
Cyrus P. Block........  56      1991      Director

---------------

* Denotes members of the Executive Committee

     William Block, Jr., is a Director and member of the Executive Committee and was appointed Chairman of the Board and Chairman of the Executive Committee effective January 1, 2002. He served as President of the Company from 1987 through 2001. Mr. Block holds a B.A. degree from Trinity College and a J.D. from Washington and Lee University.

     Allan J. Block is a Director and member of the Executive Committee and was appointed Managing Director effective January 1, 2002. Prior to becoming Managing Director, he directed our cable and broadcast divisions from 1989 through 2001. Mr. Block holds a B.A. degree from the University of Pennsylvania.

     John R. Block is a Director and member of the Executive Committee and was appointed Vice Chairman of the Board and publisher of our two newspapers effective January 1, 2002. Prior to that he directed the news and editorial functions of our two newspapers from 1989 through 2001. Mr. Block holds a B.A. from Yale University.

     Diana E. Block was appointed a Director and member of the Executive Committee in 2002 and since January 2002 has served as the Director of Systems and Technology for the Pittsburgh-Post Gazette. She attended Carnegie Mellon University from 2000 to 2001, where she received her master's degree. Previously, she held several positions with the Pittsburgh Post-Gazette beginning in 1998 and before that taught high school English. Ms. Block also holds a B.A. from Yale University and a master's degree from the University of Virginia.

     William Block, a Director, served as co-publisher of our two newspapers from 1941 to 1989, and as Chairman of the Board from 1987 to 2001. Mr. Block holds a B.A. degree from Yale University.

     David G. Huey was promoted to President and a Director effective January 1, 2002. Prior to that, he served as President of our cable operations since 1990. Mr. Huey holds a B.S. degree from the University of Toledo.

     Gary J. Blair has served as Vice President and Chief Financial Officer since 1990 and is a Director. Prior to that he served as Finance Director. Mr. Blair holds a B.S. degree and an M.B.A. from Bowling Green State University.

     Jodi L. Miehls was appointed Treasurer in April 2002. Prior to that she served as Assistant Treasurer and Director of Finance. Ms. Miehls holds a B.S.B.A. degree from The Ohio State University.

     Fritz Byers has served as Secretary since 1990 and is a Director. He has also served as Corporate Counsel since 1990. Mr. Byers holds a B.A. degree from Duke University and a J.D. from Harvard University.

     Karen Block Johnese is a Director and has served as Director of Community Affairs for the Pittsburgh Post-Gazette since 1995. Before that, she held a similar position with the Monterey Herald. Ms. Johnese holds a B.A. from the University of Rochester, and a M.S.W. and an M.E.D. from the University of Pittsburgh.

     Donald G. Block is a Director. He is the Executive Director of the Greater Pittsburgh Literacy Council. Mr. Block holds a B.A. degree from Yale University and an M.A. from Indiana University.

     Mary G. Block is a Director and is the widow of Paul Block, Jr., who served as Chairman of the Board from 1942-1987.

     Cyrus P. Block is a Director. He is a cinematographer with a long resume of well-known movies, television programs, and related work. Mr. Block holds a B.A. from Lewis and Clark College.

EXECUTIVE COMMITTEE

     Under our Close Corporation Operating Agreement, a four-member Executive Committee, comprised of two representatives of the families of each of the two sons of the Company's founder, functions as chief executive officer and, except for certain powers specifically reserved to the Board of Directors, also exercises the powers normally exercised by a board of directors. Decisions of the Executive Committee are made by majority vote. In the event of a tie, the agreement provides for the deciding vote to be cast by Charles T. Brumback, former Chairman and Chief Executive Officer of the Tribune Corporation, Chicago, Illinois.

FAMILY RELATIONSHIPS

     Allan J. Block and John R. Block are brothers, and Cyrus P. Block is their half-brother. Their father, Paul Block, Jr., was the brother of William Block. Mary G. Block, the widow of Paul Block, Jr., is the step-mother of Allan J., John R. and Cyrus P. Block.

     William Block is the father of William Block, Jr., Karen D. Johnese and Donald G. Block, who are brothers and sister. Diana E. Block is the daughter of William Block, Jr.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid for 2001 to our five most highly compensated executive officers (the "named officers"):

                                                                 ANNUAL
                                                             COMPENSATION(1)
                                                           -------------------      ALL OTHER
NAME AND PRINCIPAL POSITIONS HELD                           SALARY     BONUS     COMPENSATION(2)
---------------------------------                          --------   --------   ---------------
William Block, Jr., Chairman of the Board of Directors...  $455,000         --       $49,103
Allan J. Block, Managing Director and Director...........  $455,000         --       $14,343
John R. Block, Vice Chairman, Editorial Director and
  Director...............................................  $455,000         --       $34,131
William Block, Retired Chairman and Director.............  $350,000         --            --
David G. Huey, President and Director....................  $285,000   $102,600       $23,430

---------------

(1) The incremental cost of personal benefits provided to any named officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2) The amounts reported in this column consist of (1) life insurance premiums of $38,903 for William Block, Jr., $4,143 for Allan J. Block, $23,931 for John R. Block and $78 for Mr. Huey and (2) employer contributions to a 401(k) plan and a supplemental deferred compensation plan of $10,200 for William Block, Jr., $10,200 for Allan J. Block, $10,200 for John R. Block and $23,352 for Mr. Huey.

     Mr. Huey participates in a Phantom Stock Plan under which the Executive Committee may award to key employees phantom stock units representing values determined by the Company of a hypothetical percentage interest in one of our divisions or subsidiaries. Phantom stock unit awards vest in increments of 25% for each year of employment after the date of the award and are payable in cash after eight years from the date of the award based on the value of the units at that time. No dividends or dividend equivalents are paid on phantom stock awards. No phantom stock awards were made to Mr. Huey in 2001. As of December 31, 2001, the most recent valuation date, the book value of the phantom stock units held by Mr. Huey was $177,000.

RETIREMENT PLANS

     A member of the Executive Committee who is a full-time employee of the Company and who retires at age 60 or later after at least ten years of service, or at an earlier age after at least thirty years of service, will receive an annual pension benefit equal to 70% of the average of his or her total annual compensation for the last five years of employment.

     We have a defined benefit pension plan and supplemental retirement plans in which our other executive officers participate. The following table shows the estimated annual benefits payable under these plans upon normal retirement at age 65 to participating employees, including executive officers, in selected compensation and years-of-service categories:

                               5-YEAR AVERAGE COMPENSATION
                   ----------------------------------------------------
YEARS OF SERVICE   $200,000   $300,000   $400,000   $500,000   $600,000
----------------   --------   --------   --------   --------   --------
5........          $ 25,000   $ 37,500   $ 50,000   $ 62,500   $ 75,000
10.......            50,000     75,000    100,000    125,000    150,000
15.......            75,000    112,500    150,000    187,500    225,000
20.......           100,000    150,000    200,000    250,000    300,000
25.......           125,000    187,500    250,000    312,500    375,000
30.......           150,000    225,500    300,000    375,500    450,000

     The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are subject to offset for social security benefits. Benefits under the plans are based on the average of the participant's covered compensation for the five years preceding retirement, with covered compensation consisting of salary and bonus. As of December 31, 2001, Mr. Huey had 16.8 years of credited service under these plans.

COMPENSATION OF DIRECTORS

     Except for the General Counsel, Directors who are not employees receive a payment of $1,000 for each Board of Directors meeting attended.

     Cyrus P. Block, a director, is paid a fee of $50,000 per year for certain consulting services.

                             PRINCIPAL SHAREHOLDERS

     The following table shows as of July 2, 2002 the amount and nature of beneficial ownership of each class of our outstanding capital stock by (1) each director (2) each executive officer named in the above Summary Compensation Table, (3) each beneficial owner of 5% or more of our Voting Common Stock and
(4) all directors and executive officers as a group:

                                                                     NON-VOTING
                                       VOTING COMMON STOCK          COMMON STOCK            CLASS A STOCK
                                      ----------------------   ----------------------   ----------------------
                                       AMOUNT AND               AMOUNT AND               AMOUNT AND
                                       NATURE OF     PERCENT    NATURE OF     PERCENT    NATURE OF     PERCENT
                                       BENEFICIAL      OF       BENEFICIAL      OF       BENEFICIAL      OF
NAME                                  OWNERSHIP(1)    CLASS    OWNERSHIP(1)    CLASS    OWNERSHIP(1)    CLASS
----                                  ------------   -------   ------------   -------   ------------   -------
William Block, Jr...................      7,350        25.0%      37,085        8.7%       1,300        10.3%
Allan J. Block......................      7,350        25.0%     127,042(2)    29.7%         515         4.1%
John R. Block.......................      7,350        25.0%     127,042(2)    29.7%         515         4.1%
Diana E. Block......................         --          --        1,382        0.3%         320         2.5%
William Block.......................      7,350        25.0%     228,026       53.3%          --          --
David G. Huey.......................         --          --           --         --           --          --
Gary J. Blair.......................         --          --           --         --           --          --
Jodi L. Miehls......................         --          --           --         --           --          --
Fritz Byers.........................         --          --           --         --           --          --
Karen D. Johnese....................         --          --          362        0.1%          --          --
Donald G. Block.....................         --          --        8,677        1.9%       1,980        15.7%
Mary G. Block.......................         --          --        8,330        2.0%       1,297        10.3%
Cyrus P. Block......................         --          --      122,484(2)    28.6%       2,970        23.5%
All directors and executive officers
  as a group (13 persons)...........     29,400       100.0%     415,878       97.2%       8,897        70.5%

---------------

(1) Under regulations of the Securities and Exchange Commission, a person is considered the "beneficial owner" of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the table, beneficial ownership of our stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a beneficial owner has an economic interest in the shares listed as beneficially owned.

(2) Includes 122,224 shares as to which Allan J. Block, John R. Block and Cyrus
    P. Block share voting and investment power.

(3) Less than 0.1% of the outstanding shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK REDEMPTION AGREEMENT

     The Company and the members of the Block family are parties to an agreement which requires the Company to redeem shares of our Non-Voting Common Stock from the estate of a deceased shareholder to the extent such redemption qualifies for sale treatment, rather than dividend treatment, under Section 303 of the Internal Revenue Code (the "Code"). In general, Section 303 allows sale treatment where (1) the value for Federal estate tax purposes of all stock of the Company included in determining the value of the decedent's gross estate exceeds 35% of the excess of the value of the gross estate over certain allowable deductions and (2) the amount paid to redeem the stock does not exceed the sum of all federal and state death taxes (including generation-skipping taxes), plus funeral and administration expenses allowable as deductions for federal estate tax purposes. The initial redemption price under the agreement is the value of the shares for federal estate-tax purposes in the deceased shareholder's estate. In order to qualify for redemption of stock under the agreement, the estate of the deceased shareholder must elect under Section 6166 of the Code to pay the federal estate tax in deferred installments over a period of up to 15 years. In return, the estate is given an option to purchase for $1 per share a number of shares equal to any additional shares required to be redeemed as a result of the deferral election. The Company is also required to pay cash to cover the income tax consequences resulting from the redemption and the option.

     The amounts the Company might be required to pay under the agreement and the timing of such payments will depend upon the year of death of the shareholders and the value of the stock and the estate tax laws in effect at that time. To satisfy part of its obligation under the agreement, the Company has purchased life insurance on lives of certain shareholders who own significant amounts of our non-voting common stock. The vast majority of the life insurance in force is on the lives of William Block (our major shareholder) and his wife. Net of current policy loans, the amount of the death benefit for Mr. and Mrs. Block is $31.2 million, of which $7.4 million is on the life of William Block, $10.1 million on the life of Mrs. Block and $13.7 million on their joint lives.

     Although we are unable to determine with any certainty the amounts we may be required to pay under the agreement, we believe that based on the amount of life insurance in force for our major shareholders, combined with our ability to defer redemptions over a 15-year period, the amounts the Company will be required to pay under the agreement will not have a material adverse effect on the Company's liquidity or financial position. In certain circumstances, however, the making of these payments might result in a violation of the fixed charge coverage requirements of our new senior credit facilities. If this were to occur, the effect on the Company's liquidity could be material.

RELATED PARTY TRANSACTION

     In 1996, Karen Block Johnese, a director of the Company, borrowed $100,000 from the Company under a promissory note bearing interest at the rate of 8% per annum. Ms. Johnese has repaid $40,000 of the principal amount. Sixty thousand dollars in principal, together with accrued interest in the current amount of approximately $50,000, remain outstanding and are overdue, which amounts are the largest amounts outstanding at any time since January 1, 2001.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

     On May 15, 2002, we entered into a new senior credit agreement with Bank of America, N.A., as administrative agent, and a syndicate of other lenders providing for aggregate borrowings of up to $200 million. Our senior credit facilities under the credit agreement consist of:

     - a $40 million delayed-draw seven-year term loan A facility;

     - a $75 million seven-and-one-half-year term loan B facility; and

     - a $85 million seven-year reducing revolving credit facility.

     In addition, to the extent that we desire to, and are able to, identify lending institutions willing to make additional loans, the new senior credit agreement provides for a discretionary facility in an amount up to $100 million in the form of additional revolving credit availability or a term loan C facility.

     The initial borrowings under our new senior credit facilities were used to refinance our prior senior revolving credit facilities. The remaining availability under the new senior credit facilities will be used for additional borrowings to finance capital expenditures and acquisitions and for other general corporate purposes. As of March 31, 2002, we had approximately $113 million of unused borrowing capacity under our senior credit facilities.

     All of our subsidiaries other than WAND (TV) Partnership have guaranteed our senior credit facilities. In addition, our new senior credit facilities are secured by:

     - all of the equity interests of each of our subsidiaries; and

     - substantially all of our other assets and those of our subsidiaries other than WAND (TV) Partnership.

     Our borrowings under our senior credit facilities bear interest at a floating rate, which can be either a base rate plus an applicable margin or, at our option, LIBOR as specified in our senior credit facilities, plus an applicable margin. Base rate is defined as the higher of (x) the Bank of America prime rate and (y) the federal funds effective rate, plus 0.5% per annum.

     The applicable base rate and LIBOR margins will vary depending upon our consolidated total leverage ratio.

     The interest rate payable under our new senior credit facilities will increase by 2% per annum during the continuance of an event of default.

     The commitment fees on unused commitments under our senior credit facilities is either 0.75% or 0.50% depending on the amount of unborrowed commitments.

     Prior to the maturity date, funds under our revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty. Our revolving credit facility is due in full at maturity. The commitments under our revolving credit facility will reduce quarterly by the following annual amounts, with final termination of the commitments occurring at final maturity:

YEAR                                                           REDUCTION AMOUNT
----                                                           ----------------
Loan year 3.................................................          5.0%
Loan year 4.................................................         15.0%
Loan year 5.................................................         25.0%
Loan year 6.................................................         27.5%
Loan year 7.................................................         27.5%

     Borrowings under our senior term loan A facility may be made from time to time prior to December 31, 2003. If we have not borrowed at least $20 million under this facility by June 30, 2003, availability for additional borrowings under the facility will be reduced by an amount equal to the difference between $20 million and the amount borrowed under the facility by that date. The principal amount of our senior term loan A facility will be subject to quarterly amortization so as to reduce the principal amount by the following annual amounts, with final termination of the commitments occurring at final maturity:

YEAR                                                           REDUCTION AMOUNT
----                                                           ----------------
Loan year 3.................................................          5.0%
Loan year 4.................................................         15.0%
Loan year 5.................................................         25.0%
Loan year 6.................................................         27.5%
Loan year 7.................................................         27.5%

     The principal amount of our senior term loan B facility will be subject to quarterly amortization so as to reduce the principal amount by 1% in each of loan years 1 through 7, with the remaining outstanding principal payable at final maturity.

     Voluntary prepayments of amounts outstanding under our senior credit facilities will be permitted at any time, so long as we give notice as required by the facility. However, if a prepayment is made with respect to a LIBOR loan on a date other than an interest payment date, we must pay a fee to compensate the lenders for losses and expenses incurred as a result of the prepayment.

     We are required to prepay amounts outstanding under our new senior credit facilities in an amount equal to:

     - 100% of the net proceeds of any equity issuances;

     - 100% of all insurance recoveries in excess of amounts used to replace or restore any properties, subject to a basket;

     - 50% of our excess cash flow when the total leverage ratio is equal to or greater than 4x, commencing with the year ending December 31, 2002; and

     - 100% of the net proceeds of asset sales, subject to certain exclusions.

     The proceeds of any mandatory prepayment will be applied pro rata with respect to amounts outstanding under the term loan A facility, term loan B facility and the revolving credit facility. With respect to prepayments of the revolving credit facility and, to the extent that the term loan A facility commitment has not expired, prepayments of the term loan A facility, there will be an automatic corresponding reduction in the revolving credit facility and the term loan A facility.

     Our new senior credit facilities require us to meet certain financial tests, including, without limitation, a maximum senior leverage ratio, a maximum total leverage ratio, a minimum fixed charge coverage ratio and a minimum interest coverage ratio. In addition, our senior credit facilities contain certain covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

     Our new senior credit facilities contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgments in excess of specified amounts, ERISA defaults, failure of any guaranty or security document supporting our new senior credit facilities to be in full force and effect and change of control.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Block" refers only to Block Communications, Inc. and not to any of its subsidiaries. Unless otherwise indicated, the term "notes" includes both the exchange notes and the old notes.

     Block issued the old notes, and will issue the exchange notes, under an indenture among itself, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

 THE NOTES

     The notes:

     - are general unsecured obligations of Block;

     - are subordinated in right of payment to all existing and future Senior Debt of Block;

     - are pari passu in right of payment with any future senior subordinated Indebtedness of Block; and

     - are unconditionally guaranteed by the Guarantors.

THE SUBSIDIARY GUARANTEES

     The notes are guaranteed by all of Block's Domestic Subsidiaries, other than WAND (TV) Partnership.

     Each guarantee of the notes:

     - is a general unsecured obligation of the Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

     - is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

     As of March 31, 2002, after giving effect to the refinancing of Block's senior credit facilities, Block and the Guarantors would have had total Senior Debt of approximately $78 million. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under these guarantees are subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

     As of the date of this prospectus, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     The principal amount of the notes presently outstanding is, and after the exchange offer will be, $175.0 million. We may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number(s) as the notes being offered hereby. Any offering of additional notes is subject to the covenants of the indenture described below, including the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture may be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Block will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 15, 2009.

     Interest on the notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2002. Block will make each interest payment to the Holders of record on the immediately preceding April 1 and October 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date to which it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Block, Block will pay all principal, interest and premium and Additional Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Block elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Block may change the paying agent or registrar without prior notice to the Holders of the notes, and Block or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Block is not required to transfer or exchange any note selected for redemption. Also, Block is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     The notes are guaranteed by each of Block's current and future Domestic Subsidiaries, other than WAND (TV) Partnership. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited with the intention of preventing that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Block or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) if the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Restricted Subsidiary immediately following such transaction, such Person assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee.

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Block, if the sale or other disposition complies with the "Asset Sale" and the other provisions of the indenture;

          (2) in connection with any sale of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Block with the effect that immediately following such transaction such Guarantor is no longer a Restricted Subsidiary of Block, if the sale complies with the "Asset Sale" and the other provisions of the indenture; or

          (3) if Block designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, interest and premium and Additional Interest, if any, on the notes is subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Block, including Senior Debt incurred after the date of the indenture.

     The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Block:

          (1) in a liquidation or dissolution of Block;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Block or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of Block's assets and liabilities.

     Block also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

          (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

          (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt.

     Payments on the notes may and will be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

          (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     Block must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Block, Holders of notes may recover less ratably than creditors of Block who are holders of Senior Debt. See "Risk Factors -- Your right to receive payments on the notes is junior to all of our other existing indebtedness and possibly all of our future borrowings. Further, the subsidiary guarantees of the notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings."

OPTIONAL REDEMPTION

     At any time prior to April 15, 2005, Block may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Block and its Subsidiaries); and

          (2) the redemption occurs within 45 days of the date of the closing of such Qualified Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Block's option prior to April 15, 2006.

     After April 15, 2006, Block may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2006........................................................    104.625%
2007........................................................    102.313%
2008 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

     Block is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Block to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Block will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Block will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Block will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Block will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Block will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Block.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Block will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Block will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Block to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Block repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Block will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Block and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Block and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Block to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Block and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     Block will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Block (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by Block's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by Block or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Block's most recent consolidated balance sheet, of Block or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Block or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by Block or any such Restricted Subsidiary from such transferee that are converted within ninety days by Block or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

     The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Notwithstanding the foregoing, Block or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

          (1) Block or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

          (2) the fair market value is determined by Block's Board of Directors and is evidenced by a resolution of the Board of Directors set forth in an officers' certificate to the trustee; and

          (3) at least 75% (or 50% in the case of the sale of all of the Capital Stock owned by Block of WAND (TV) Partnership) of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Block or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Block may apply those Net Proceeds at its option:

          (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3) to make a capital expenditure; or

          (4) to acquire other non-current assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Block may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Block will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Block may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Block will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Block will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreement governing Block's outstanding Senior Debt prohibits Block from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Block would constitute a default under the agreement. Any future credit agreements or other agreements relating to Senior Debt to which Block becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Block is prohibited from purchasing notes, Block could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Block does not obtain such a consent or repay such borrowings, Block will remain prohibited from purchasing notes. In such case, Block's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for

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redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

     Block will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Block's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Block or any of its Restricted Subsidiaries) or to the direct or indirect holders of Block's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Block or to Block or a Restricted Subsidiary of Block);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Block) any Equity Interests of Block or any direct or indirect parent of Block;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) Block would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted
     Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the indenture (other than the Restricted Payments made pursuant to clauses (1) through (7) and (9) of the following paragraph) shall not exceed, at the date of determination, the sum of (a) an amount equal to Block's Consolidated Cash Flow from the date of the indenture to the end of Block's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times Block's Consolidated Interest Expense from the date of the indenture to the end of Block's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus (b) an amount equal to the net cash proceeds received by Block from the sale of Equity Interests after the date of the indenture (other than (i) sales of Disqualified Stock and (ii) Equity Interests sold to any of Block's Restricted Subsidiaries) plus (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment plus (4) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of such Subsidiary as of the date of such redesignation.

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     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Block or any Guarantor or of any Equity Interests of Block in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Block) of, Equity Interests of Block (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Block or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Block to the holders of its common Equity Interests on a pro rata basis;

          (5) the payment of any dividends by Block to holders of its common Equity Interests not to exceed $2.0 million in any twelve-month period;

          (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Block or any Restricted Subsidiary of Block held by any member of Block's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $750,000 in any twelve-month period (with unused amounts in any twelve month period being available to be so utilized in succeeding twelve month periods);

          (7) Restricted Payments made solely with the net cash proceeds to Block or any Restricted Subsidiary of any "key man" life insurance proceeds
     (i) to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Block or any Restricted Subsidiary of Block held by any member of Block's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement or (ii) to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Block held by members of the Block family pursuant to the Amendment to and the Restatement of the Shareholders Agreement, dated as of December 12, 1991, as in effect on the date of the indenture, with such changes that from time to time do not materially adversely affect Block and its Restricted Subsidiaries taken as a whole or increase the amounts payable thereunder;

          (8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Block held by members of the Block family pursuant to the Amendment to and the Restatement of the Shareholders Agreement, dated as of December 12, 1991, as in effect on the date of the indenture, with such changes that from time to time do not materially adversely affect Block and its Restricted Subsidiaries taken as a whole or increase the amounts payable thereunder, other than repurchases, redemptions, acquisitions or retirements made for similar purposes pursuant to clause (7) above; and

          (9) other Restricted Payments not to exceed $2.5 million in the aggregate.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Block or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment

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banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Block will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Block will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Block will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Block may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if Block's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Block for which internal financial statements are available, would have been no greater than (a) 7.0 to 1, if such incurrence or issuance is on or prior to April 15, 2005 and (b) 6.5 to 1, if such incurrence or issuance is after April 15, 2005.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Block and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
     (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Block and its Restricted Subsidiaries thereunder) not to exceed $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Block or any of its Restricted Subsidiaries since the date of the indenture to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (2) the incurrence by Block and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Block and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4) the incurrence by Block or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Block or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

          (5) the incurrence by Block or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5), or (10) of this paragraph;

          (6) the incurrence by Block or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Block and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Block or any Guarantor is the obligor on such Indebtedness and the obligee under such Indebtedness is neither Block nor a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Block, or the Subsidiary Guarantee, in the case of a Guarantor; and

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             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Block or a Restricted Subsidiary of Block and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Block or a Restricted Subsidiary of Block; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Block or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Block or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

          (8) the guarantee by Block or any of the Guarantors of Indebtedness of Block or a Restricted Subsidiary of Block that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

          (10) Indebtedness incurred by Block or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (11) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

          (12) Obligations in respect of performance and surety bonds and completion guarantees provided by Block or any Restricted Subsidiary in the ordinary course of business; and

          (13) the incurrence by Block or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $10.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Block will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause
(1) of the definition of Permitted Debt.

 NO SENIOR SUBORDINATED DEBT

     Block will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Block and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee. For purposes of this covenant, the foregoing limitations shall not apply to distinctions between categories of

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Senior Debt of Block that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Debt.

 LIENS

     Block will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Block will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Block or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Block or any of its Restricted Subsidiaries;

          (2) make loans or advances to Block or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Block or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and the Subsidiary Guarantees;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Block or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

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          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

     Block may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Block is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Block and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Block is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Block) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Block) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Block under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction, no Default or Event of Default exists; and

          (4) Block or the Person formed by or surviving any such consolidation or merger (if other than Block), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Block may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Block and any Guarantor.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Block is not the surviving Person and the surviving Person is to assume all the obligations of Block under the notes and the indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Block, and Block would be discharged from its obligations under the indenture and the notes; provided that solely for the purpose of calculating amounts described in clause
(2) of the second paragraph under the caption "-- Restricted Payments," any such surviving Person shall only be deemed to have succeeded to and be substituted for Block with respect to the period subsequent to the effective time of such transaction (and Block (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods).

  TRANSACTIONS WITH AFFILIATES

     Block will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets

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from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Block or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Block or such Restricted Subsidiary with an unrelated Person; and

          (2) Block delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Block of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any compensation paid to employees, including pursuant to any employment agreement, entered into by Block or any of its Restricted Subsidiaries in the ordinary course of business of Block or such Restricted Subsidiary;

          (2) transactions between or among Block and/or its Restricted Subsidiaries;

          (3) loans, advances, payment of reasonable fees, indemnification of directors or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of Block;

          (4) sales of Equity Interests (other than Disqualified Stock) of Block to Affiliates of Block;

          (5) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments;" and

          (6) transactions, including the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Block held by members of the Block family, pursuant to the Amendment to and the Restatement of the Shareholders Agreement, dated as of December 12, 1991, as in effect on the date of the indenture, with such changes that from time to time do not materially adversely affect Block and its Restricted Subsidiaries taken as a whole or increase the amounts payable thereunder.

 ADDITIONAL SUBSIDIARY GUARANTEES

     If Block or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, other than a Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

 DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Block and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted

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Investments, as determined by Block. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 BUSINESS ACTIVITIES

     Block will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Block and its Subsidiaries taken as a whole.

 PAYMENTS FOR CONSENT

     Block will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Block will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Block were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Block's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Block were required to file such reports.

     In addition, following the consummation of the exchange offer described in this prospectus, whether or not required by the Commission, Block will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Block and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     If Block has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Block and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Block.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default:"

          (1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by Block or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control,"

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          (4) failure by Block or any of its Restricted Subsidiaries for 30 days after notice from the trustee or holders of at least 25% in principal amount of the notes to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Asset Sales,"
     "-- Certain Covenants -- Restricted Payments," "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (5) failure by Block or any of its Restricted Subsidiaries for 60 days after notice from the trustee or holders of at least 25% in principal amount of the notes to comply with any of the other agreements in the indenture;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Block or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Block or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (7) failure by Block or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

          (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to Block or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Block, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the definition of Event of Default, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the definition of Event of Default have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

          (1) the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their

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interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Block with the intention of avoiding payment of the premium that Block would have had to pay if Block then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to April 15, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Block with the intention of avoiding the prohibition on redemption of the notes prior to April 15, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Block is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Block is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Block or any Guarantor, as such, will have any liability for any obligations of Block or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Block may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2) Block's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Block's and the Guarantor's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Block may, at its option and at any time, elect to have the obligations of Block and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

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     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Block must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Block must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Block has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Block has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Block has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Block or any of its Subsidiaries is a party or by which Block or any of its Subsidiaries is bound;

          (6) Block must deliver to the trustee an officers' certificate stating that the deposit was not made by Block with the intent of preferring the Holders of notes over the other creditors of Block with the intent of defeating, hindering, delaying or defrauding creditors of Block or others; and

          (7) Block must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     The agreements governing Block's outstanding Senior Debt prohibit Block from defeasing any notes. Any future credit agreements or other agreements relating to Senior Debt to which Block becomes a party may contain similar restrictions and provisions. In the event Block elects to exercise its Legal Defeasance or Covenant Defeasance options at a time when Block is prohibited from defeasing notes, Block could seek the consent of its senior lenders to the defease the notes or could attempt to refinance the borrowings that contain such prohibition. If Block does not obtain such a consent or repay such borrowings, Block will remain prohibited from defeasing the notes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

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     Without the consent of each Holder affected, an amendment or waiver may not
(with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

          (8) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to (i) subordination that adversely affects the rights of the Holders of the notes or (ii) the release of any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture, will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of notes, Block, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Block's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Block's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date; or

          (7) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

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SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Block, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Block or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Block or any Guarantor is a party or by which Block or any Guarantor is bound;

          (3) Block or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Block has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, Block must deliver an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Block or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Block Communications, Incorporated, 541 North Superior Street, Toledo, Ohio 43660; Attention: Treasurer.

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BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

     In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Block takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Block that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Block that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The

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laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Block and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Block, the trustee nor any agent of Block or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Block that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Block. Neither Block nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Block and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised Block that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global

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Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Block nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies Block that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Block fails to appoint a successor depositary;

          (2) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

          (3) Block, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (4) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     Block will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Block will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Block expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

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     Because of time zone differences, the securities account of a Euroclear or
Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Block that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Interest" means all additional interest then owing pursuant to
Section 5 of the registration rights agreement.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Block and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption
     "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Block's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

          (2) a transfer of assets between or among Block and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Block or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) the sale and leaseback of any assets within 90 days of the acquisition;

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          (7) foreclosures on assets;

          (8) the disposition of equipment no longer used or useful in the business of Block or a Restricted Subsidiary;

          (9) the licensing of intellectual property; and

          (10) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

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

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Block and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of Block;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Block, measured by voting power rather than number of shares; or

          (4) the first day on which a majority of the members of the Board of Directors of Block are not Continuing Directors.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus

          (6) programming rights payments made during such period,

     in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Block will be added to Consolidated Net Income to compute Consolidated Cash Flow of Block only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Block by such Subsidiary without prior governmental approval (that has not been obtained), and

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

without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries or is secured by a Lien on assets of the referent Person or any of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of the referent Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by the referent Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the referent Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the referent Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Block who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

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     "Credit Agreement" means that certain Revolving Credit Agreement, dated as of December 29, 1998, by and among the Company, the Lenders referred to therein, Mellon Bank, N.A., as Administrative Agent, and The Huntington National Bank, as Documentation Agent, as amended, and that certain 364-Day Standby Term Loan Agreement, dated as of December 29, 1998, by and among the Company, the Lenders referred to therein, Mellon Bank, N.A., as Administrative Agent, and The Huntington National Bank, as Documentation Agent, as amended, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Block as of such date to (b) the Consolidated Cash Flow of Block for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Block and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Block or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

          (1) any Indebtedness outstanding under the Credit Agreement; and

          (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Block as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Block to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Block may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments." Capital Stock subject to redemption by virtue of the Amendment to and the Restatement of the Shareholders Agreement, dated as of December 12, 1991, as in effect on the date of the indenture, shall not be "Disqualified Stock" solely by virtue of such redemption.

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     "Domestic Subsidiary" means any Restricted Subsidiary of Block that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Block.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indebtedness" means Indebtedness of Block and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each of:

          (1) all Domestic Subsidiaries of Block, other than WAND (TV) Partnership; and

          (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

     and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

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     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Interest Payment Date" means the dates for payment of interest as set forth in the indenture and the notes.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Block or any Restricted Subsidiary of Block sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Block such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Block, Block will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Block's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by Block or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Block nor any of its Restricted Subsidiaries
     (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Block or any of its Restricted

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     Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Block or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business engaged in by Block or the Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

     "Permitted Investments" means:

          (1) any Investment in Block or in a Restricted Subsidiary of Block that is a Guarantor;

          (2) any Investment by Block in WAND (TV) Partnership; provided, however that:

             (a) WAND (TV) Partnership is designated as a Restricted Subsidiary on the date of such Investment;

             (b) on the date of such Investment there does not exist any consensual encumbrance or restriction (other than those in or contemplated by the Partnership Agreement of WAND (TV) Partnership as in effect on the date of the indenture with such changes that from time to time do not materially adversely affect Block or its Restricted Subsidiaries (other than WAND (TV) Partnership) or increase the scope or substance of any such encumbrances or restrictions) on the ability of WAND (TV) Partnership to (i) pay dividends or make any other distributions on its Capital Stock to Block or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Block or any other Restricted Subsidiary; (ii) make loans or advances to Block or any other Restricted Subsidiary; or (iii) transfer any of its properties or assets to Block or any other Restricted Subsidiary; and

             (c) senior management of Block reasonably believes that such Investment is prudent to operate WAND (TV) Partnership's business in the ordinary course of its business;

          (3) any Investment in Cash Equivalents;

          (4) any Investment by Block or any Restricted Subsidiary of Block in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Block and a Guarantor; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Block or a Restricted Subsidiary of Block that is a Guarantor;

          (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Block;

          (7) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of Block's or any of its Restricted Subsidiaries' business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (8) Hedging Obligations; and

          (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture not to exceed $5.0 million.

     "Permitted Junior Securities" means:

          (1) Equity Interests in Block or any Guarantor; or

          (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

     "Permitted Liens" means:

          (1) Liens securing Senior Debt that was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of Block or the Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Block or any Subsidiary of Block; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Block or the Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by Block or any Subsidiary of Block, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens securing Permitted Refinancing Indebtedness; provided, however that (a) such new Lien shall be limited to all or part of the same assets that secured the original Lien (plus improvements on such property) and (b) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);

          (10) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

          (11) any interest or title of a lessor under any Capital Lease Obligation;

          (12) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

          (13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty, including rights of offset and set-off;

          (14) Liens securing Hedging Obligations which Hedging Obligations relate to indebtedness that is otherwise permitted under the indenture;

          (15) leases or subleases granted to others;

          (16) Liens under licensing agreements;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) judgment Liens not giving rise to an Event of Default;

          (19) Liens encumbering property of Block or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Block or a Restricted Subsidiary in accordance with GAAP;

          (20) Liens encumbering property of Block or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Block or a Restricted Subsidiary; and

          (21) Liens incurred in the ordinary course of business of Block or any Subsidiary of Block with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Block or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Block or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Block or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means members of the Block family.

     "Qualified Equity Offerings" means, any issuance of Capital Stock (other than Disqualified Stock) by Block to any Person or Persons other than an Affiliate of Block in a single transaction resulting in gross proceeds to Block in excess of $50.0 million.

     "Related Party" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member or legal guardian (in the case of an individual) of any Principal;

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

          (3) the estate of any deceased or incompetent Principal.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Debt" means:

          (1) all Indebtedness of Block or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of Block or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by Block;

          (2) any intercompany Indebtedness of Block or any of its Subsidiaries to Block or any of its Affiliates;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means, the Guarantee by each Guarantor of Block's payment obligations under the indenture and the notes, executed pursuant to the terms of the indenture.

     "Unrestricted Subsidiary" means any Subsidiary of Block that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Block or any Restricted Subsidiary of Block unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Block or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Block;

          (3) is a Person with respect to which neither Block nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Block or any of its Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of Block or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Block or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Block as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Block as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Block will be in default of such covenant. The Board of Directors of Block may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Block of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. The discussion does not address all the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws (including, but not limited to, certain financial institutions, tax-exempt organizations, insurance companies, broker-dealers, and persons that have a functional currency other than the U.S. Dollar or persons in special circumstances, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment).

     Reed Smith LLP has advised us that, in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

     This discussion is for general information only. We recommend that each holder consult his own tax advisor as the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax law.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for old notes if the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale. In addition, until November 7, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or other persons. Broker-dealers may from time to time sell exchange notes received for their own accounts in the exchange offer in one or more transactions:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the exchange notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

                                 LEGAL MATTERS

     Certain legal matters with regard to the validity of the notes will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania and by Fritz Byers, Toledo, Ohio. Mr. Byers is a director of the Company and serves as Secretary and General Counsel to the Company.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in this prospectus in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     The Company has not previously been subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. In connection with the exchange offer, the Company will become subject to these requirements and will file reports and other information with the SEC. You may read and copy any reports and other information the Company files at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of those materials from the SEC by mail at prescribed rates. You should direct requests to the SEC at the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling (800) SEC-0330. The SEC also maintains a website (www.sec.gov) that will contain the reports and other information filed by the Company. In addition, for so long as any of the notes remains outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES:

Audited Financial Statements:

Report of Independent Auditors..............................       F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................       F-3
Consolidated Statements of Income for the years ended
  December 31, 2001, 2000 and 1999..........................       F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2001, 2000 and 1999..............       F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................       F-7
Notes to Consolidated Financial Statements..................       F-8
Interim Financial Statements (Unaudited):
Condensed Consolidated Balance Sheets as of March 31, 2002
  and December 31, 2001.....................................      F-29
Condensed Consolidated Statements of Income for the three
  months ended March 31, 2002 and 2001......................      F-31
Condensed Consolidated Statements of Stockholders' Equity
  for the three months ended March 31, 2002 and 2001........      F-32
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 2002 and 2001................      F-33
Notes to Condensed Consolidated Financial Statements........      F-34

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Block Communications, Inc.

We have audited the accompanying consolidated balance sheets of Block Communications, Inc. (the Company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Block Communications, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

                                                                      ERNST &
                                          YOUNG LLP
                                          February 22, 2002
Toledo, Ohio

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,882,732   $  4,212,970
  Receivables, less allowances for doubtful accounts and
     discounts of $4,861,094 and $4,673,533, respectively...    44,225,634     48,814,918
  Recoverable income taxes..................................     4,483,300      3,210,786
  Inventories...............................................     5,548,784     10,443,933
  Prepaid expenses..........................................     3,703,756      3,077,961
  Broadcast rights..........................................     6,083,782      6,103,312
  Deferred income taxes.....................................     9,803,800      8,696,300
                                                              ------------   ------------
Total current assets........................................    79,731,788     84,560,180
Property, plant and equipment:
  Land and land improvements................................    12,194,446      9,654,743
  Buildings and leasehold improvements......................    41,186,933     39,775,332
  Machinery and equipment...................................   209,196,143    197,409,282
  Cable television distribution systems and equipment.......   187,804,505    148,719,101
  Security alarm and video systems installation costs.......     5,923,280      4,948,828
  Construction in progress..................................    11,495,916     34,652,447
                                                              ------------   ------------
                                                               467,801,223    435,159,733
  Less allowances for depreciation and amortization.........   204,605,517    189,727,851
                                                              ------------   ------------
                                                               263,195,706    245,431,882
Other assets:
  Intangibles, less accumulated amortization of $26,281,955
     and $39,610,669, respectively..........................    83,913,101     85,041,014
  Deferred income taxes.....................................    12,946,900      7,881,000
  Prepaid pension costs.....................................    11,145,446      8,319,540
  Cash value of life insurance, net of policy loans of
     $12,735,560 and $5,346,266, respectively...............    10,691,105     16,675,979
  Pension intangibles.......................................     7,230,030      4,630,209
  Broadcast rights, less current portion....................     6,217,880      3,079,580
  Deferred financing costs..................................     5,676,725      3,738,265
  Other.....................................................     3,138,246      4,832,531
                                                              ------------   ------------
                                                               140,959,433    134,198,118
                                                              ------------   ------------
                                                              $483,886,927   $464,190,180
                                                              ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 12,355,122   $ 21,320,671
  Salaries, wages and payroll taxes.........................    16,321,468     17,569,856
  Workers' compensation and medical reserves................     9,184,074     10,683,321
  Other accrued liabilities.................................    32,279,367     24,547,445
  Current maturities of long-term debt......................     9,908,334     21,435,963
                                                              ------------   ------------
Total current liabilities...................................    80,048,365     95,557,256
Long-term debt, less current maturities.....................   227,355,513    191,920,705
Other long-term obligations.................................   126,635,551    102,823,699
Minority interest...........................................    12,264,398     12,499,020
Stockholders' equity:
  5% Non-cumulative, non-voting Class A Stock, par value
     $100 a share (entitled in liquidation to $100 per share
     in priority over Common Stock) -- 15,680 shares
     authorized; 12,620 shares issued
     and outstanding........................................     1,262,000      1,262,000
  Common Stock, par value $.10 a share:
     Voting Common Stock -- 29,400 shares authorized,
       issued and outstanding...............................         2,940          2,940
     Non-voting Common Stock -- 588,000 shares
       authorized; 427,786 and 430,123 shares issued
       and outstanding, respectively........................        42,779         43,012
  Accumulated other comprehensive loss......................    (4,725,589)      (521,942)
  Additional paid-in capital................................       771,274        771,274
  Retained earnings.........................................    40,229,696     59,832,216
                                                              ------------   ------------
                                                                37,583,100     61,389,500
                                                              ------------   ------------
                                                              $483,886,927   $464,190,180
                                                              ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31
                                                     ------------------------------------------
                                                         2001           2000           1999
                                                     ------------   ------------   ------------
Revenue:
  Publishing.......................................  $264,678,678   $286,717,128   $275,827,043
  Cable............................................    89,420,000     82,110,320     75,413,714
  Broadcasting.....................................    35,183,897     42,531,103     36,293,428
  Other Communications.............................    25,282,312     14,298,551      8,681,928
                                                     ------------   ------------   ------------
                                                      414,564,887    425,657,102    396,216,113
Expense:
  Publishing.......................................   262,798,933    277,312,265    263,951,460
  Cable............................................    84,578,461     74,535,841     62,845,134
  Broadcasting.....................................    36,972,664     37,098,498     34,221,483
  Other Communications.............................    27,954,522     18,444,805     12,734,197
  Corporate general and administrative.............     2,705,412      4,151,939      1,523,760
                                                     ------------   ------------   ------------
                                                      415,009,992    411,543,348    375,276,034
                                                     ------------   ------------   ------------
Operating income (loss)............................      (445,105)    14,113,754     20,940,079
Nonoperating income (expense):
  Interest expense.................................   (19,486,186)   (14,174,830)   (11,243,454)
  Gain on disposition of WLFI-TV...................            --     22,338,881             --
  Change in fair value of interest rate swaps......    (5,340,046)            --             --
  Interest income..................................        47,452        105,897        200,021
                                                     ------------   ------------   ------------
                                                      (24,778,780)     8,269,948    (11,043,433)
                                                     ------------   ------------   ------------
Income (loss) before income taxes and minority
  Interest.........................................   (25,223,885)    22,383,702      9,896,646
Provision (credit) for income taxes:
  Federal:
     Current.......................................    (3,680,000)       445,000      3,500,000
     Deferred......................................    (3,809,400)     8,029,500        261,500
                                                     ------------   ------------   ------------
                                                       (7,489,400)     8,474,500      3,761,500
  State and local..................................       357,000        701,686        794,047
                                                     ------------   ------------   ------------
                                                       (7,132,400)     9,176,186      4,555,547
                                                     ------------   ------------   ------------
Income (loss) before minority interest.............   (18,091,485)    13,207,516      5,341,099
Minority interest..................................       234,622       (427,020)            --
                                                     ------------   ------------   ------------
Net income (loss)..................................  $(17,856,863)  $ 12,780,496   $  5,341,099
                                                     ============   ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 2001

                                                                      COMMON STOCK
                                                           -----------------------------------    ACCUMULATED
                                        CLASS A STOCK          VOTING           NON-VOTING           OTHER       ADDITIONAL
                                     -------------------   ---------------   -----------------   COMPREHENSIVE    PAID-IN
                                     SHARES     AMOUNT     SHARES   AMOUNT   SHARES    AMOUNT        LOSS         CAPITAL
                                     ------   ----------   ------   ------   -------   -------   -------------   ----------
Balances at January 1, 1999........  13,000   $1,300,000   29,400   $2,940   436,251   $43,625    $  (674,801)    $697,843
 Net income........................
 Change in net minimum pension
   liability (net of $88,000 of
   deferred income taxes)..........                                                                   156,480
 Total comprehensive income........
 Cash dividends declared:
   Class A stock -- $5.00 a
     share.........................
   Common stock:
     Voting -- $2.85 a share.......
     Non-voting -- $2.85 a share...
 Redemption of:
   Class A stock at $41.50 a
     share.........................   (380)      (38,000)
   Non-voting common shares at
     $453.00 a share...............                                           (1,410)    (141)
   Non-voting common shares at
     $494.58 a share...............                                           (2,531)    (253)
                                     ------   ----------   ------   ------   -------   -------    -----------     --------
Balances at December 31, 1999......  12,620    1,262,000   29,400   2,940    432,310   43,231        (518,321)     697,843
 Net income........................
 Change in net minimum pension
   liability (net of $2,000 of
   deferred income taxes)..........                                                                    (3,621)
 Total comprehensive income........
 Cash dividends declared:
   Class A stock -- $5.00 a
     share.........................
   Common stock:
     Voting -- $3.00 a share.......
     Non-voting -- $3.00 a share...
 Executive stock incentives at
   $494.58 a share.................                                              147       15                       73,431
 Redemption of non-voting common
   shares at $518.59 a share.......                                           (2,334)    (234)
                                     ------   ----------   ------   ------   -------   -------    -----------     --------
Balances at December 31, 2000......  12,620    1,262,000   29,400   2,940    430,123   43,012        (521,942)     771,274
 Net loss..........................
 Change in net minimum pension
   liability (net of $1,860,500 of
   deferred income taxes)..........                                                                (3,307,662)
 Fair value of interest rate swaps
   at January 1, 2001, less
   accumulated amortization of
   $706,638 (net of deferred taxes
   of $503,500)....................                                                                  (895,985)
 Total comprehensive loss..........
 Cash dividends declared:
   Class A stock -- $2.50 a
     share.........................
   Common stock:
     Voting -- $1.20 a share.......
     Non-voting -- $1.20 a share...
 Redemption of non-voting common
   shares at $497.61 a share.......                                           (2,337)    (233)
                                     ------   ----------   ------   ------   -------   -------    -----------     --------
Balances at December 31, 2001......  12,620   $1,262,000   29,400   $2,940   427,786   $42,779    $(4,725,589)    $771,274
                                     ======   ==========   ======   ======   =======   =======    ===========     ========


                                      RETAINED
                                      EARNINGS        TOTAL
                                     -----------   -----------
Balances at January 1, 1999........  $47,623,561   $48,993,168
 Net income........................    5,341,099     5,341,099
 Change in net minimum pension
   liability (net of $88,000 of
   deferred income taxes)..........                    156,480
                                                   -----------
 Total comprehensive income........                  5,497,579
 Cash dividends declared:
   Class A stock -- $5.00 a
     share.........................      (64,050)      (64,050)
   Common stock:
     Voting -- $2.85 a share.......      (83,790)      (83,790)
     Non-voting -- $2.85 a share...   (1,238,385)   (1,238,385)
                                     -----------   -----------
                                      (1,386,225)   (1,386,225)
 Redemption of:
   Class A stock at $41.50 a
     share.........................       22,230       (15,770)
   Non-voting common shares at
     $453.00 a share...............     (638,589)     (638,730)
   Non-voting common shares at
     $494.58 a share...............   (1,251,529)   (1,251,782)
                                     -----------   -----------
Balances at December 31, 1999......   49,710,547    51,198,240
 Net income........................   12,780,496    12,780,496
 Change in net minimum pension
   liability (net of $2,000 of
   deferred income taxes)..........                     (3,621)
                                                   -----------
 Total comprehensive income........                 12,776,875
 Cash dividends declared:
   Class A stock -- $5.00 a
     share.........................      (63,100)      (63,100)
   Common stock:
     Voting -- $3.00 a share.......      (88,200)      (88,200)
     Non-voting -- $3.00 a share...   (1,297,371)   (1,297,371)
                                     -----------   -----------
                                      (1,448,671)   (1,448,671)
 Executive stock incentives at
   $494.58 a share.................                     73,446
 Redemption of non-voting common
   shares at $518.59 a share.......   (1,210,156)   (1,210,390)
                                     -----------   -----------
Balances at December 31, 2000......   59,832,216    61,389,500
 Net loss..........................  (17,856,863)  (17,856,863)
 Change in net minimum pension
   liability (net of $1,860,500 of
   deferred income taxes)..........                 (3,307,662)
 Fair value of interest rate swaps
   at January 1, 2001, less
   accumulated amortization of
   $706,638 (net of deferred taxes
   of $503,500)....................                   (895,985)
                                                   -----------
 Total comprehensive loss..........                (22,060,510)
 Cash dividends declared:
   Class A stock -- $2.50 a
     share.........................      (31,550)      (31,550)
   Common stock:
     Voting -- $1.20 a share.......      (35,280)      (35,280)
     Non-voting -- $1.20 a share...     (516,147)     (516,147)
                                     -----------   -----------
                                        (582,977)     (582,977)
 Redemption of non-voting common
   shares at $497.61 a share.......   (1,162,680)   (1,162,913)
                                     -----------   -----------
Balances at December 31, 2001......  $40,229,696   $37,583,100
                                     ===========   ===========

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                              -----------------------------------------
                                                                  2001          2000           1999
                                                              ------------   -----------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $(17,856,863)  $12,780,496   $  5,341,099
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation............................................    44,601,107    38,864,632     30,351,578
    Amortization of intangibles and deferred charges........     4,421,315     3,478,025      2,896,817
    Amortization of broadcast rights........................     6,510,196     6,318,878      7,302,463
    Payments for broadcast rights...........................    (5,117,113)   (5,884,612)    (5,552,457)
    Gain on sale of WLFI-TV.................................            --   (22,338,881)            --
    Deferred income taxes (credit)..........................    (3,809,400)    8,029,500        261,500
    Provision for bad debts.................................     5,065,784     2,286,533      2,034,113
    Minority interest.......................................      (234,622)      427,020             --
    Change in fair value of interest rate swaps.............     5,340,046            --             --
    Loss on disposal of property and equipment..............        23,117       303,434        229,890
    Changes in operating assets and liabilities:
      Receivables...........................................      (367,929)   (8,782,363)    (3,146,908)
      Inventories...........................................     4,895,149    (3,683,991)       (18,531)
      Prepaid expenses......................................      (626,695)     (341,126)       203,500
      Accounts payable......................................    (8,958,999)    4,419,035        804,927
      Salaries, wages, payroll taxes and other accrued
         liabilities........................................     2,678,519     2,611,953      1,697,353
      Other assets..........................................    (7,077,120)   (1,288,464)      (313,544)
      Postretirement benefits and other long-term
         obligations........................................     8,296,980     1,465,690     (2,043,153)
                                                              ------------   -----------   ------------
Net cash provided by operating activities...................    37,783,472    38,665,759     40,048,647

INVESTING ACTIVITIES
Additions to property, plant and equipment..................   (62,153,533)  (80,340,116)   (66,702,099)
Payments for acquisitions...................................    (1,640,000)     (200,000)    (1,900,000)
Change in cash value of life insurance......................     5,984,874    (2,244,465)    (2,052,789)
Proceeds from disposal of property and equipment............        50,499        83,678        532,070
                                                              ------------   -----------   ------------
Net cash used in investing activities.......................   (57,758,160)  (82,700,903)   (70,122,818)

FINANCING ACTIVITIES
Borrowings on term loan agreement...........................    62,500,000    12,500,000             --
(Payments) borrowings on long-term revolving credit
  agreement.................................................   (23,000,000)   41,500,000     44,000,000
(Payments) borrowings on short-term revolving credit
  agreement.................................................    (2,620,229)   (2,062,771)     2,977,000
Payments on senior notes payable............................   (12,667,000)   (6,167,000)    (9,914,128)
Payment on agreements not to compete........................      (503,000)           --             --
Cash dividends paid.........................................      (582,977)   (1,448,671)    (1,386,225)
Payments on redemption of shares............................    (1,162,913)   (1,210,390)    (1,906,282)
Payments on notes payable and capital leases................      (319,431)     (578,185)       (33,989)
                                                              ------------   -----------   ------------
Net cash provided by financing activities...................    21,644,450    42,532,983     33,736,376
                                                              ------------   -----------   ------------

Increase (decrease) in cash and cash equivalents............     1,669,762    (1,502,161)     3,662,205
Cash and cash equivalents at beginning of year..............     4,212,970     5,715,131      2,052,926
                                                              ------------   -----------   ------------
Cash and cash equivalents at end of year....................  $  5,882,732   $ 4,212,970   $  5,715,131
                                                              ============   ===========   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2001

1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Block Communications, Inc. (the Company) operates primarily in the publishing, cable and broadcasting industries through its newspapers, cable systems and television stations located primarily in the Midwest. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of commercial accounts and interest-bearing bank deposits and are carried at cost, which approximates current value. Items are considered to be cash equivalents if the original maturity is three months or less.

  INVENTORIES

     Inventories principally relate to newsprint and security alarm system components and are stated at the lower of cost or market. Costs are determined by either the first-in, first-out (FIFO) or last-in, first-out (LIFO) method. Inventories valued on the LIFO method (newsprint inventories) comprise approximately 64% and 84% of total inventories at December 31, 2001 and 2000, respectively. If the FIFO method had been used, such inventories would have been approximately $914,000, $2,324,000 and $1,007,000 higher than reported at December 31, 2001, 2000 and 1999, respectively.

  BROADCAST RIGHTS

     Broadcast rights represent the cost of the rights to broadcast films and syndicated programming for specified periods of time. Such costs are capitalized and amortized on the straight-line method over the number of estimated showings. Broadcast rights payable represent the related liabilities under these long-term, non-interest bearing contracts. Additions to the broadcast rights were $9,629,589, $3,161,712 and $6,900,178 in 2001, 2000 and 1999, respectively.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded on the basis of cost. Expenditures for additions and improvements that add materially to productive capacity or extend the useful life of an asset are capitalized, and expenditures for maintenance and repairs are charged to earnings. When properties are retired or otherwise disposed of, the related accounts for cost and depreciation are relieved, and any gain or loss resulting from the disposal is included in operations. Depreciation is computed by the straight-line and declining-balance methods. The cost of buildings and leasehold improvements is depreciated over 7 to 40 years, machinery and equipment over 3 to 11 years and cable television and security alarm systems over 8 to 12.5 years.

  GOODWILL AND OTHER INTANGIBLES

     Intangibles acquired after October 31, 1970 primarily include licenses, network affiliation agreements, subscriber lists, agreements not to compete, and amortizable goodwill and are being amortized using the straight-line method over their estimated useful lives which range from 10 to 40 years. Intangibles

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES acquired prior to October 31, 1970 include $3,964,262 of the excess of the purchase price over the book value and circulation, franchise, and goodwill that arose in connection with a reorganization of the Company in 1934. The pre-1970 intangibles are not being amortized because, in the opinion of the Company's management, there has been no diminution in value.

  LONG-LIVED ASSETS

     The carrying value of long-lived assets is reviewed annually to determine if facts and circumstances suggest that the assets may be impaired or that the depreciable life may need to be changed. If various external factors or the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the estimated fair value. As of December 31, 2001, the Company does not believe there is any indication that the carrying value or the amortization period of its assets needs to be adjusted.

  REVENUE RECOGNITION

     The Company recognizes revenue primarily from advertising, newspaper subscriptions and cable and other services. Advertising revenue is recorded when the related advertisements are published by the newspapers or are provided by broadcast or cable services. Newspaper subscriptions and cable and other services are either (1) billed to customers in advance and recognized as revenue over the period of the newspaper subscriptions and services provided, or (2) billed to customers and recognized as revenue when the newspapers and services are provided.

  OTHER COMPREHENSIVE INCOME (LOSS)

     The Company's comprehensive income (loss) is defined as net income (loss) adjusted for the change in net minimum pension liability and the effect of the interest rate swaps in the current year. Accumulated other comprehensive loss of $4,725,589 at December 31, 2001 includes net minimum pension liability of $3,829,604 and net remaining fair value of swaps of $895,985 while the accumulated other comprehensive loss of $521,942 at December 31, 2000 includes only the net minimum pension liability.

  RECLASSIFICATIONS

     Certain balances in prior years have been reclassified to conform to the presentation adopted in the current year.

  ACCOUNTING CHANGE

     Effective January 1, 2001, the Company adopted Statement of the Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement Nos. 137 and 138, (collectively, SFAS No. 133), which requires the Company to record all derivatives on the balance sheet at fair value. The Company has three interest rate swap agreements for which the Company has not elected to implement hedge accounting. As of January 1, 2001, the Company recorded the transition adjustment as a liability of $2,106,123 with an offset to other comprehensive loss, net of $758,000 of deferred income taxes, which is being amortized over the remaining life of the swap agreements, with notional amounts of $121,000,000. The agreements expire on July 28, 2003 -- $36,000,000, April 10, 2006 -- $55,000,000 and February 1,
2008 -- $30,000,000. The 2001 decrease in derivative fair values of $4,633,408 and 2001 amortization of the transition adjustment of $706,638 are recognized in earnings as change in fair value of interest rate swaps.

  NEW ACCOUNTING STANDARDS

     Effective January 1, 2002, the Company is required to adopt SFAS No. 142, Goodwill and Other Intangible Assets, which requires goodwill and indefinite lived intangible assets to no longer be amortized but reviewed annually for impairment, or more frequently if impairment indicators arise. Intangible assets

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES with lives restricted by contractual, legal or other means will continue to be amortized over their useful lives. Amortization of goodwill and other intangibles for 2001 was $2,645,287 and $1,509,274, respectively. The Company has not yet determined the impact of the adoption of SFAS No. 142.

     Effective January 1, 2002, the Company is required to adopt SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. The Company does not expect the adoption of SFAS No. 144 to have a material effect on its consolidated results of operations or financial position.

2.  ACQUISITIONS

     In November 2001, the Company entered into an asset exchange agreement with Comcast Corporation to exchange Monroe Cablevision Inc. for Comcast's cable system in Bedford, Michigan, plus a cash payment to the Company of approximately $12 million. The exchange transaction is expected to become effective March 29, 2002.

     Effective March 30, 2001, the Company purchased the broadcast license for WFTE and other assets of Kentuckiana Broadcasting, Inc. for $400,000. The Company previously had an operating agreement to manage WFTE.

     Effective January 1, 2001, the Company purchased the remaining membership interest of Access Toledo, Ltd. for $990,000 in cash. The net assets were recorded at fair value and related primarily to goodwill and other intangibles. The Company also obtained agreements not to compete from the former members and recorded additional intangibles and related obligations of $1,355,000. This acquisition has been accounted for as a purchase, and results of operations are included from the date of acquisition.

     Effective April 1, 2000, the Company consummated an asset exchange agreement and a general partnership agreement with LIN Television Corporation
(LIN) which resulted in an exchange of 100% of the assets of WLFI-TV, Inc.
(WLFI), a wholly owned subsidiary of the Company, for an equal value of assets of WAND Television, Inc. (WAND), a wholly owned subsidiary of LIN. The Company and LIN contributed their respective assets to a general partnership, WAND (TV) Partnership (WAND TV), which owns and operates 100% of the assets of the station.

     The Company recorded a $22.3 million gain on the disposition of WLFI resulting from the difference between the fair value and the net book value of the assets exchanged. For tax reporting, the transaction has been treated as a like-kind exchange, and the gain has been deferred. The operations of WLFI are included in the Company's financial statements through March 31, 2000. The Company is a 66% owner of the general partnership and has controlling interest of the Board of Representatives; therefore, WAND TV has been consolidated for financial statement purposes with the appropriate minority interest recorded since April 1, 2000. The net assets of WAND TV were recorded at their fair value and primarily relate to property and equipment of $6.5 million and intangibles of $29.3 million, offset by minority interest of $12.1 million.

     On December 11, 1998, the Company acquired all of the outstanding shares of stock of Corporate Protection Services, Inc. (CPS), which is primarily involved in selling, leasing, monitoring and installing commercial and residential security alarm and video systems. The aggregate purchase price for the stock acquired was $2,300,000 in cash ($400,000 in 1998 and $1,900,000 in 1999) plus contingent payments for each of the five calendar years following 1998. There was no contingency payment for 2001. The contingency payments were $250,000 and $200,000 for 2000 and 1999, respectively. These payments were made in the subsequent year and have been recorded as additions to goodwill.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

3.  INCOME TAXES

     A reconciliation of the federal statutory rate to the Company's effective tax rate follows:

                                                         YEARS ENDED DECEMBER 31
                                                  -------------------------------------
                                                     2001          2000         1999
                                                  -----------   ----------   ----------
Federal statutory rate..........................  $(8,828,400)  $7,834,300   $3,463,800
State and local taxes, net of federal tax
  benefit.......................................      232,000      456,100      516,100
Amortization of intangibles.....................      785,400      784,400      697,900
Valuation allowance.............................      586,800           --           --
Other...........................................       91,800      101,386     (122,253)
                                                  -----------   ----------   ----------
Provision (credit) for income taxes.............  $(7,132,400)  $9,176,186   $4,555,547
                                                  ===========   ==========   ==========

     Total income taxes paid amounted to $802,000, $1,955,150 and $5,626,000 in 2001, 2000 and 1999, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                    DECEMBER 31
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Deferred tax assets:
  Postretirement benefits other than pensions..............  $28,879,000   $28,314,000
  Tax loss and credit carryforwards........................    7,616,000       948,000
  Deferred compensation and severance......................    5,210,000     5,008,000
  Insurance................................................    3,470,000     3,871,000
  Vacation pay.............................................    3,083,000     2,971,000
  Fair value of interest rate swaps........................    2,426,000            --
  Intangibles..............................................      965,000     1,178,000
  Other....................................................    1,067,700       322,300
                                                             -----------   -----------
                                                              52,716,700    42,612,300
  Valuation allowance......................................     (587,000)           --
                                                             -----------   -----------
                                                              52,129,700    42,612,300

                                                                    DECEMBER 31
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Deferred tax liabilities:
  Tax over book depreciation and amortization..............   19,944,000    15,093,000
  Intangibles..............................................    7,296,000     7,595,000
  Net pension costs........................................    2,139,000     3,347,000
                                                             -----------   -----------
                                                              29,379,000    26,035,000
                                                             -----------   -----------
Net deferred tax assets....................................  $22,750,700   $16,577,300
                                                             ===========   ===========

     At December 31, 2001, the Company has unused alternative minimum tax (AMT) credits of $445,000. In addition, the Company has net operating loss and charitable contribution carryforwards of $18,288,000 and $1,630,000, respectively. These credits have been recognized in computing deferred income taxes. The AMT credits are available indefinitely to offset regular income tax in excess of AMT. The net operating loss carryforwards will expire in 2020. The Company has recorded a valuation allowance of $587,000 to recognize the uncertainty of realizing the deferred tax asset related to charitable contribution carryforwards that expire in 2005.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

4.  GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles are as follows:

                                                                    DECEMBER 31
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Goodwill...................................................  $52,461,687   $53,684,315
FCC licenses...............................................   14,054,851    14,172,763
Network affiliation agreements.............................   13,302,578    13,659,301
Subscriber lists...........................................    1,029,372     1,364,314
Agreements not to compete..................................      977,750            --
Program rights.............................................      958,200       983,000
Other......................................................    1,128,663     1,177,321
                                                             -----------   -----------
                                                             $83,913,101   $85,041,014
                                                             ===========   ===========

5.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities are as follows:

                                                                    DECEMBER 31
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Deferred revenue...........................................  $ 6,531,999   $ 6,357,591
Broadcast rights payable...................................    4,766,956     3,748,973
Interest...................................................    4,485,814     3,756,196
Local taxes................................................    4,298,879     2,985,515
Carriage fees..............................................    2,750,014     2,316,491
Other......................................................    9,445,705     5,382,679
                                                             -----------   -----------
                                                             $32,279,367   $24,547,445
                                                             ===========   ===========

6.  RETIREMENT AND PENSION PLANS

     The Company and certain subsidiaries have several defined benefit pension plans covering substantially all active and retired employees. Benefits are generally based on compensation and length of service.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

     The components of the benefit obligation, plan assets and funded status of the defined benefit pension plans are as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Change in benefit obligation:
  Benefit obligation, beginning of year..................  $167,287,400   $161,835,686
  Service cost...........................................     4,919,777      4,487,612
  Interest cost..........................................    12,380,775     11,542,029
  Plan amendments........................................            --        991,497
  Actuarial loss (gain)..................................    10,723,581     (1,002,999)
  Benefits paid..........................................   (10,746,532)   (10,566,425)
                                                           ------------   ------------
  Benefit obligation, end of year........................  $184,565,001   $167,287,400
                                                           ============   ============
Change in plan assets:
  Fair value of plan assets, beginning of year...........  $176,527,565   $164,382,679
  Contributions..........................................     4,626,900      4,777,798
  Actual return on plan assets...........................   (16,572,969)    17,933,513
  Benefits paid..........................................   (10,746,532)   (10,566,425)
                                                           ------------   ------------
  Fair value of plan assets, end of year.................  $153,834,964   $176,527,565
                                                           ============   ============
Reconciliation of funded status:
  Funded status of the plans.............................  $(30,730,037)  $  9,240,165
  Unrecognized net loss (gain)...........................    28,295,476    (14,679,309)
  Unrecognized prior year service cost...................     9,479,138     10,786,531
  Unrecognized net transition obligation.................       (98,250)      (162,478)
                                                           ------------   ------------
  Net amount recognized..................................  $  6,946,327   $  5,184,909
                                                           ============   ============

     The net amount recognized above is recorded in the consolidated balance sheets as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Prepaid pension costs....................................  $ 11,145,446   $  8,319,540
Pension liabilities......................................   (17,412,753)    (8,580,282)
Intangible pension asset.................................     7,230,030      4,630,209
Net minimum pension liability............................     5,983,604        815,442
                                                           ------------   ------------
  .......................................................  $  6,946,327   $  5,184,909
                                                           ============   ============

     The weighted-average assumptions used at December 31, 2001 and 2000 are discount rate of 7.2% and 7.7%, respectively, expected return on plan assets of 9.0% and rate of compensation increase of 5.0% and 4.6%, respectively. Plan assets primarily include marketable equity securities and government and corporate debt securities.

     Certain defined benefit pension plans have a projected benefit obligation that exceeds the fair value of plan assets. The aggregate projected benefit obligation and fair value of plan assets for these plans are $159,491,252 and $127,045,311, respectively, at December 31, 2001 and $64,076,067 and
$58,175,920, respectively, at December 31 2000. Certain plans have an accumulated benefit obligation that exceeds the fair value of plan assets. The aggregate accumulated benefit obligation and fair value of plan assets for these plans are $127,706,510 and $115,349,390, respectively, at December 31, 2001 and $6,690,842 and $1,580,731, respectively, at December 31, 2000.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

     The components of the net periodic pension cost are as follows:

                                                      YEARS ENDED DECEMBER 31
                                             ------------------------------------------
                                                 2001           2000           1999
                                             ------------   ------------   ------------
Service cost...............................  $  4,919,777   $  4,487,612   $  5,204,778
Interest cost..............................    12,380,775     11,542,029     11,237,949
Expected return on plan assets.............   (15,312,255)   (14,258,254)   (13,616,922)
Amortization of transition asset...........       (64,228)       (64,228)       (64,228)
Amortization of prior service cost.........     1,307,393      1,292,092      1,292,475
Actuarial (gain) loss recognized...........      (365,980)      (313,468)        71,740
                                             ------------   ------------   ------------
Net periodic pension cost..................  $  2,865,482   $  2,685,783   $  4,125,792
                                             ============   ============   ============

     The Company and certain subsidiaries also sponsor defined contribution plans and participate in several multi-employer and jointly-trusteed defined benefit pension plans. Total payments to the defined contribution and multi-employer and jointly-trusteed defined benefit plans were approximately $5,404,279, $5,373,882 and $5,343,750 in 2001, 2000 and 1999, respectively. The portions of plan assets and benefit obligations for the multi-employer and jointly-trusteed plans, which are applicable to employees of the Company and its subsidiaries, have not been determined.

7.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company and certain subsidiaries provide access to health care benefits for certain active and retired employees. The components of the nonpension retirement benefit obligation and amounts accrued are as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Change in accumulated postretirement benefit obligation:
  Benefit obligation, beginning of year..................  $ 71,915,000   $ 71,785,000
  Service cost...........................................     1,474,000      1,334,000
  Interest cost..........................................     5,246,000      5,060,000
  Actuarial loss (gain)..................................    13,395,000     (1,325,000)
  Benefits paid..........................................    (4,428,000)    (4,939,000)
                                                           ------------   ------------
  Benefit obligation, end of year........................  $ 87,602,000   $ 71,915,000
                                                           ============   ============
Funded status of plan....................................  $(87,602,000)  $(71,915,000)
Unrecognized actuarial loss (gain).......................     6,778,000     (6,736,000)
                                                           ------------   ------------
Accrued benefit cost.....................................  $(80,824,000)  $(78,651,000)
                                                           ============   ============

     The components of the nonpension retirement benefit expense are as follows:

                                                         YEARS ENDED DECEMBER 31
                                                   ------------------------------------
                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Service cost.....................................  $1,474,000   $1,334,000   $1,356,000
Actuarial gain recognized........................    (125,000)     (12,000)     (43,000)
Interest cost....................................   5,246,000    5,060,000    4,406,000
                                                   ----------   ----------   ----------
Net nonpension retirement benefit expense........  $6,595,000   $6,382,000   $5,719,000
                                                   ==========   ==========   ==========

     For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 through 2004. The rate was assumed to decrease gradually to 5% for 2010 and remain at that level thereafter. A 1% increase in these rates would have increased the net nonpension

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES retirement benefit expense by $1,208,000 and the benefit obligation by $10,462,000. A 1% decrease in these rates would have decreased the net nonpension retirement expense by $1,408,000 and the benefit obligation by $8,814,000. The weighted-average discount rate used in determining the accumulated nonpension retirement benefit obligation was 7.25% in 2001 and 7.75% in 2000.

8.  LONG-TERM DEBT AND CREDIT ARRANGEMENTS

     Long-term obligations are as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Senior notes payable:
  1996 issues............................................  $ 35,000,000   $ 35,000,000
  1994 issue.............................................     4,999,000      6,666,000
  1993 issues............................................    19,500,000     26,000,000
  1991 issue.............................................     8,000,000     12,500,000
                                                           ------------   ------------
                                                             67,499,000     80,166,000
Revolving credit agreements..............................    92,500,000    118,120,229
Term loan agreement......................................    75,000,000     12,500,000
Capital leases...........................................     2,264,847      2,570,439
                                                           ------------   ------------
                                                            237,263,847    213,356,668
Less current maturities:
  Senior notes payable...................................     5,833,334     18,500,334
  Term loan agreement....................................     3,750,000             --
  Revolving credit agreements............................            --      2,620,229
  Capital leases.........................................       325,000        315,400
                                                           ------------   ------------
                                                              9,908,334     21,435,963
                                                           ------------   ------------
                                                           $227,355,513   $191,920,705
                                                           ============   ============

     Maturities of long-term obligations for five years subsequent to December 31, 2001 are: 2002 -- $9,908,334, 2003 -- $47,575,666, 2004 -- $38,073,334,
2005 -- $62,408,334, 2006 -- $78,658,332.

     The Company has various fixed rate senior notes payable to Teachers Insurance and Annuity Association of America (TIAA), The Travelers Companies (Travelers) and Massachusetts Mutual Life Insurance Company (Massachusetts Mutual) as described below. The Company may prepay all or part of these senior notes plus a redemption premium based on the amount and time of prepayment. The senior notes payable and revolving credit agreements are guaranteed by the Company and its subsidiaries.

     At December 31, 2001, the senior notes payable are as follows:

          Massachusetts Mutual 1996 issue -- Interest at 9.92% is payable semi-annually with principal payments of $2,500,000 due in 2002, $5,000,000 in 2003 and $2,500,000 annually from 2004 through 2006.

          Travelers 1996 issue -- Interest at 9.92% is payable semi-annually with principal payments of $1,666,667 due in 2002, $3,333,334 in 2003 and $1,666,667 annually from 2004 through 2006.

          TIAA 1996 issue -- Interest at 9.92% is payable semi-annually with principal payments of $1,666,667 due in 2002, $3,333,334 in 2003 and $1,666,667 annually from 2004 through 2006.

          TIAA 1994 issue -- Interest at 10.28% is payable semi-annually with principal payments of $3,334,000 due in 2003 and $1,665,000 in 2004.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

          Travelers 1993 issue -- Interest at 10.38% is payable semi-annually with principal payments of $7,000,000 due in 2003 and $3,500,000 in 2004.

          TIAA 1993 issue -- Interest at 10.38% is payable semi-annually with principal payments of $6,000,000 due in 2003 and $3,000,000 in 2004.

          TIAA 1991 issue -- Interest at 11.29% is payable semi-annually with a principal payment of $8,000,000 due in 2003.

     The Company has a revolving credit agreement with nine banks to borrow up to $150,000,000 at the banks' prime rate of interest plus applicable margin ranging from 1.875% to 2.625% or LIBOR plus applicable margin ranging from 3.0% to 3.75%. The agreement provides for the payment of a commitment fee of 0.50% per annum on the unborrowed portion of the revolving credit agreement. The margin ranges step-up through 2002, remaining at the highest rate thereafter. The amount of credit committed will be reduced at each quarter-end beginning December 31, 2002, with final maturity on December 31, 2006. Principal payments will be due at each quarter-end, to the extent that total borrowings outstanding at the quarter-end exceeds the reduced credit committed. The credit committed reductions range from $5,625,000 to $11,250,000 each quarter. The outstanding debt relating to this agreement is $92,500,000 at December 31, 2001, with a weighted-average interest rate of 5.17%.

     The Company also has a term loan agreement with eight banks to borrow up to $75,000,000 at the banks' prime rate of interest plus applicable margin ranging from 1.875% to 2.625% or LIBOR plus applicable margin ranging from 3.0% to 3.75%. The amount of credit committed will be reduced at each quarter-end beginning December 31, 2002, with final maturity on December 31, 2006. Principal payments will be due at each quarter-end, to the extent that total borrowings outstanding at the quarter-end exceeds the reduced credit committed. The credit committed reductions range from $2,812,500 to $5,625,000 each quarter. The outstanding debt relating to this agreement is $75,000,000 at December 31, 2001, with a weighted-average interest rate of 5.84%.

     The Company has three interest rate swap agreements with notional amounts of $121,000,000. The swap agreements effectively convert this portion of the Company's borrowings from variable rate debt to a fixed rate, thus reducing the impact of interest rate changes on future income. The average interest rate for the Company's borrowings related to the swap agreements at December 31, 2001 was 5.91%, with a weighted-average remaining period of 4.4 years. The fair value of the swap agreements of $6,739,531 is recorded in other long-term obligations at December 31, 2001.

     The Company has a short-term revolving credit agreement with a bank to borrow up to $5,000,000 evidenced by revolving credit notes at the bank's prime rate of interest or LIBOR plus applicable margin ranging from 3.0% to 3.75%. Daily cash balances on deposits in excess of a predetermined amount are credited against the outstanding line of credit balance. If daily cash balances are less than the predetermined amount, the Company draws against the line of credit to increase the cash balance to the predetermined level. The revolving credit agreement matures on June 30, 2002. No borrowings are outstanding at December 31, 2001.

     The terms of the debt agreements include covenants, which provide, among other things, restrictions on leverage and indebtedness, and minimums on earnings before interest, taxes, depreciation and amortization and maximums on capital expenditures.

     The carrying amounts of the revolving credit agreements and term note approximate their fair value. The fair values of the senior notes payable are estimated using discounted cash flows analyses based on the

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

Company's current incremental borrowing rates for new long-term debt. The fair values of such fixed obligations are as follows:

                                             2001                        2000
                                   -------------------------   -------------------------
                                    RECORDED        FAIR        RECORDED        FAIR
                                      VALUE         VALUE         VALUE         VALUE
                                   -----------   -----------   -----------   -----------
TIAA senior notes payable:
  1996 issue.....................  $10,000,000   $ 9,953,146   $10,000,000   $ 9,482,355
  1994 issue.....................    4,999,000     5,084,729     6,666,000     6,566,425
  1993 issue.....................    9,000,000     9,432,308    12,000,000    12,266,609
  1991 issue.....................    8,000,000     8,463,445    12,500,000    12,876,671
Massachusetts Mutual Life senior
  note payable -- 1996 issue
                                    15,000,000    14,981,373    15,000,000    14,223,532
Travelers senior notes payable:
     1996 issue..................   10,000,000     9,953,146    10,000,000     9,482,355
     1993 issue..................   10,500,000    11,004,359    14,000,000    14,311,044
                                   -----------   -----------   -----------   -----------
                                   $67,499,000   $68,872,506   $80,166,000   $79,208,991
                                   ===========   ===========   ===========   ===========

     Total interest paid was $19,197,316, $13,361,000 and $12,956,000 in 2001,
2000 and 1999, respectively. The Company capitalized, $985,000, $1,490,000 and $945,000 of interest in 2001, 2000 and 1999, respectively.

9.  COMMITMENTS AND CONTINGENCIES

     On March 15, 1987, a shareholder owning 50 percent of the Company's outstanding voting common stock died. The Company had an agreement with the shareholder which provided that upon his death, the estate of the deceased shareholder (the Estate) could require the Company to redeem shares owned by such shareholder to the extent necessary to provide his estate with funds to pay estate taxes. In 2001, 2000 and 1999, the Company made payments of $1,162,913, $1,210,390 and $1,251,782 to redeem 2,337, 2,334 and 2,531 non-voting shares based on a per share value of $497.61, $518.59 and $494.58, respectively. Through December 31, 2001, the Company has redeemed 153,694 non-voting shares for approximately $45.0 million. The Company does not expect the Estate to redeem additional shares subsequent to December 31, 2001. The Company has the same agreement with other shareholders.

     The Company has an Executive Stock Incentive Plan for three executives to receive non-voting common shares based on attaining certain levels of operating profit. The Company issued 147 shares related to this plan in 2000, and the related cost of $148,374 was expensed during the year ended December 31, 1999. No shares were earned or issued related to years ended December 31, 2001 and 2000.

     The Company is involved in matters associated with several libel lawsuits and other legal matters arising out of the normal course of business. Management of the Company believes, based upon information now known, that the ultimate liability of the Company relating to these matters will not have a material adverse effect on its financial position and results of operations. The Company intends to vigorously defend these matters; however, the ultimate outcome of the actions cannot be predicted with certainty at the present time.

     The Company has outstanding irrevocable letters of credit from a bank totaling $11,500,000, with annual fees ranging from 1.125% to 2.00%.

     Two subsidiaries of the Company have entered into agreements for future broadcast rights, which become available in 2002 or later. Total payments required for those rights are $9,500,900.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

     The Company and its subsidiaries incurred rental expense of approximately $4,064,000, $3,529,000 and $3,274,000 for 2001, 2000 and 1999, respectively.
Future rental commitments subsequent to December 31, 2001 are:
2002 -- $1,383,439, 2003 -- $951,145, 2004 -- $455,859, 2005 -- $244,784, 2006
and thereafter -- $159,113.

10.  BUSINESS SEGMENT INFORMATION

     The Company has three reportable segments -- publishing, cable and broadcasting. The publishing segment operates two daily newspapers located in Ohio and Pennsylvania. The cable segment includes three cable companies located in Ohio and Michigan. The broadcasting segment has five television stations located in Idaho, Illinois, Indiana, Kentucky, and Ohio. The "Other Communications" category includes non-reportable segments and corporate items. The non-reportable segments provide services such as telephony, security systems and monitoring, internet connection, cable plant construction and distributed advertising services.

     The accounting policies of the reportable segments are consistent with those policies described in Note 1. Revenues are mostly from external customers with some intersegment revenues, primarily due to newspaper advertising, as shown in the intersegment amount under revenues. Operating income (loss) represents gross revenues before intersegment eliminations, less operating expenses. Operating expenses are mostly from external vendors with some intersegment expenses, primarily due to newspaper advertising and telephony services. The intersegment operating income (loss) is the net of the intersegment revenues and intersegment expenses. Certain corporate general and administrative expenses are included in operating income (loss) and are not allocated to individual segments. Nonoperating income (expense) includes interest expense and income, change in fair value of interest rate swaps and gain on

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES sale of WLFI-TV and are not allocated to segments. The following tables present certain financial information for the three reportable segments and the other category.

                                                 2001           2000           1999
                                             ------------   ------------   ------------
Revenues:
  Publishing...............................  $269,940,958   $293,630,370   $281,025,282
  Intersegment.............................    (5,262,280)    (6,913,242)    (5,198,239)
                                             ------------   ------------   ------------
  External Publishing......................   264,678,678    286,717,128    275,827,043
  Cable....................................    89,420,000     82,110,320     75,413,714
  Broadcasting.............................    35,183,897     42,531,103     36,293,428
  Other Communications.....................    25,282,312     14,298,551      8,681,928
                                             ------------   ------------   ------------
                                             $414,564,887   $425,657,102   $396,216,113
                                             ============   ============   ============
Operating income (loss):
  Publishing...............................  $  6,009,107   $ 14,512,223   $ 16,077,046
  Intersegment.............................    (4,129,362)    (5,107,360)    (4,294,527)
                                             ------------   ------------   ------------
  Net Publishing...........................     1,879,745      9,404,863     11,782,519
  Cable....................................       509,415      2,064,005      8,239,109
  Intersegment.............................     4,332,124      5,510,474      4,029,390
                                             ------------   ------------   ------------
  Net Cable................................     4,841,539      7,574,479     12,268,499
  Broadcasting.............................    (1,788,767)     5,432,605      2,071,945
  Corporate expenses.......................    (2,705,412)    (4,151,939)    (1,095,579)
  Other Communications.....................    (2,672,210)    (4,146,254)    (4,087,305)
                                             ------------   ------------   ------------
Operating income (loss)....................      (445,105)    14,113,754     20,940,079
Nonoperating income (expense)..............   (24,778,780)     8,269,948    (11,043,433)
                                             ------------   ------------   ------------
Income (loss) before income taxes and
  minority interest........................  $(25,223,885)  $ 22,383,702   $  9,896,646
                                             ============   ============   ============
Depreciation:
  Publishing...............................  $ 11,381,856   $ 11,978,341   $ 11,506,684
  Cable....................................    27,165,658     22,123,154     15,282,275
  Broadcasting.............................     2,528,464      1,927,714      1,685,408
  Other Communications.....................     3,525,129      2,835,423      1,875,749
                                             ------------   ------------   ------------
                                             $ 44,601,107   $ 38,864,632   $ 30,350,116
                                             ============   ============   ============
Amortization of intangibles and deferred
  charges:
  Publishing...............................  $  2,485,915   $  2,485,947   $  2,485,920
  Cable....................................        44,047         45,894         45,894
  Broadcasting.............................       780,734        598,102         56,033
  Other Communications.....................     1,110,619        348,082        310,432
                                             ------------   ------------   ------------
                                             $  4,421,315   $  3,478,025   $  2,898,279
                                             ============   ============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                                                 2001           2000           1999
                                             ------------   ------------   ------------
Capital expenditures:
  Publishing...............................  $  4,294,832   $  4,792,075   $  7,390,171
  Cable....................................    52,548,163     62,898,219     47,798,296
  Broadcasting.............................     1,268,908      2,222,327      2,199,711
  Other Communications.....................     4,041,630     10,427,495      9,313,921
                                             ------------   ------------   ------------
                                             $ 62,153,533   $ 80,340,116   $ 66,702,099
                                             ============   ============   ============
Assets:
  Publishing...............................  $174,713,665   $188,967,117   $193,071,400
  Cable....................................   164,556,366    140,530,843     99,580,214
  Broadcasting.............................    64,662,625     62,634,898     29,893,236
  Other Communications.....................    79,954,271     72,057,322     65,757,107
                                             ------------   ------------   ------------
                                             $483,886,927   $464,190,180   $388,301,957
                                             ============   ============   ============

11.  SUPPLEMENTAL GUARANTOR INFORMATION (UNAUDITED)

     Subsequent to year-end, the Company anticipates refinancing the entirety of its debt outstanding at December 31, 2001. The new debt is expected to include an undetermined amount of senior credit facilities consisting of a revolver and term loan. The new credit facilities will be guaranteed jointly and severally by all of the Company's wholly owned subsidiaries (collectively, the Guarantors). Such guarantees are full and unconditional. WAND (TV) Partnership, a partially owned subsidiary of the Company will not be a guarantor of the new credit facilities.

     Supplemental consolidating financial information of the Company, specifically including such information for the Guarantors, is presented below. Financial information for the Parent Company includes both the Holding Company and its one division, The Toledo Blade Company. Investments in subsidiaries are presented using the cost method of accounting and eliminated. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of assets held and the operations of the combined groups.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 2001

                                      UNCONSOLIDATED
                        -------------------------------------------
                           PARENT       GUARANTOR     NON-GUARANTOR
                          COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS    CONSOLIDATED
                        ------------   ------------   -------------   -------------   ------------
ASSETS:
Current assets........  $ 15,717,915   $ 55,969,309    $ 4,138,933    $   3,905,631   $ 79,731,788
Property, plant and
  equipment, net......    28,992,144    228,208,431      5,962,544           32,587    263,195,706
Intangibles, net......     4,784,698     50,860,955     28,068,959          198,489     83,913,101
Cash value of life
  insurance, net......    10,486,057        205,048             --               --     10,691,105
Prepaid pension
  costs...............     1,852,686      9,276,267             --           16,493     11,145,446
Pension intangibles...       645,495      6,584,535             --               --      7,230,030
Investments in
  subsidiaries........   211,745,229             --             --     (211,745,229)            --
Other.................    10,366,210     17,627,480          2,554          (16,493)    27,979,751
                        ------------   ------------    -----------    -------------   ------------
                        $284,590,434   $368,732,025    $38,172,990    $(207,608,522)  $483,886,927
                        ============   ============    ===========    =============   ============
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY:
Current Liabilities...  $ 24,017,694   $ 50,444,551    $ 1,773,706    $   3,812,414   $ 80,048,365
Long-term debt........   227,355,513             --             --               --    227,355,513
Other long-term
  obligations.........    21,238,306    242,620,050             --     (137,222,805)   126,635,551
Minority interest.....            --             --             --       12,264,398     12,264,398
Stockholders'
  equity..............    11,978,921     75,667,424     36,399,284      (86,462,529)    37,583,100
                        ------------   ------------    -----------    -------------   ------------
                        $284,590,434   $368,732,025    $38,172,990    $(207,608,522)  $483,886,927
                        ============   ============    ===========    =============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 2000

                                      UNCONSOLIDATED
                        -------------------------------------------
                           PARENT       GUARANTOR     NON-GUARANTOR
                          COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS    CONSOLIDATED
                        ------------   ------------   -------------   -------------   ------------
ASSETS:
Current assets........  $ 18,382,802   $ 60,827,651    $ 2,825,000    $   2,524,727   $ 84,560,180
Property, plant and
  equipment, net......    30,256,960    207,758,356      6,340,000        1,076,566    245,431,882
Intangibles, net......     3,806,948     52,191,377     28,803,000          239,689     85,041,014
Cash value of life
  insurance, net......    16,442,672        233,307             --               --     16,675,979
Prepaid pension
  costs...............     2,202,973      6,116,567             --               --      8,319,540
Pension intangibles...            --      4,630,209             --               --      4,630,209
Investments in
  subsidiaries........   202,965,217             --             --     (202,965,217)            --
Other.................      (977,221)    20,508,597             --               --     19,531,376
                        ------------   ------------    -----------    -------------   ------------
                        $273,080,351   $352,266,064    $37,968,000    $(199,124,235)  $464,190,180
                        ============   ============    ===========    =============   ============
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY:
Current Liabilities...  $ 36,557,375   $ 55,616,283    $   858,000    $   2,525,598   $ 95,557,256
Long-term debt........   191,920,705             --             --               --    191,920,705
Other long-term
  obligations.........    12,069,969    219,425,671             --     (128,671,941)   102,823,699
Minority interest.....            --             --             --       12,499,020     12,499,020
Stockholders'
  equity..............    32,532,302     77,224,110     37,110,000      (85,476,912)    61,389,500
                        ------------   ------------    -----------    -------------   ------------
                        $273,080,351   $352,266,064    $37,968,000    $(199,124,235)  $464,190,180
                        ============   ============    ===========    =============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2001

                                       UNCONSOLIDATED
                         -------------------------------------------
                            PARENT       GUARANTOR     NON-GUARANTOR
                           COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                         ------------   ------------   -------------   ------------   ------------
Revenue................  $ 88,025,044   $335,123,103    $6,088,943     $(14,672,203)  $414,564,887
Expenses...............    88,035,944    333,724,744     6,836,328      (13,587,024)   415,009,992
                         ------------   ------------    ----------     ------------   ------------
Operating income
  (loss)...............       (10,900)     1,398,359      (747,385)      (1,085,179)      (445,105)
Nonoperating income
  (expense)............   (23,684,342)    (1,130,848)       36,410               --    (24,778,780)
                         ------------   ------------    ----------     ------------   ------------
Income (loss) before
  income taxes and
  minority interest....   (23,695,242)       267,511      (710,975)      (1,085,179)   (25,223,885)
Provision (credit) for
  income taxes.........    (7,818,800)       686,400            --               --     (7,132,400)
                         ------------   ------------    ----------     ------------   ------------
Income (loss) before
  minority interest....   (15,876,442)      (418,889)     (710,975)      (1,085,179)   (18,091,485)
Minority interest......            --             --            --          234,622        234,622
                         ------------   ------------    ----------     ------------   ------------
Net income (loss)......  $(15,876,442)  $   (418,889)   $ (710,975)    $   (850,557)  $(17,856,863)
                         ============   ============    ==========     ============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2000

                                        UNCONSOLIDATED
                          ------------------------------------------
                            PARENT       GUARANTOR     NON-GUARANTOR
                            COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                          -----------   ------------   -------------   ------------   ------------
Revenue.................  $98,142,356   $334,949,406    $6,363,000     $(13,797,660)  $425,657,102
Expenses................   95,322,378    329,511,832     5,069,000      (18,359,862)   411,543,348
                          -----------   ------------    ----------     ------------   ------------
Operating income
  (loss)................    2,819,978      5,437,574     1,294,000        4,562,202     14,113,754
Nonoperating income
  (expense).............   10,429,240      2,067,508            --       (4,226,800)     8,269,948
                          -----------   ------------    ----------     ------------   ------------
Income before income
  taxes and minority
  interest..............   13,249,218      7,505,082     1,294,000          335,402     22,383,702
Provision for income
  taxes.................    5,301,986      3,874,200            --               --      9,176,186
                          -----------   ------------    ----------     ------------   ------------
Income (loss) before
  minority interest.....    7,947,232      3,630,882     1,294,000          335,402     13,207,516
Minority interest.......           --             --            --         (427,020)      (427,020)
                          -----------   ------------    ----------     ------------   ------------
Net income (loss).......  $ 7,947,232   $  3,630,882    $1,294,000     $    (91,618)  $ 12,780,496
                          ===========   ============    ==========     ============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1999

                                        UNCONSOLIDATED
                          ------------------------------------------
                            PARENT       GUARANTOR     NON-GUARANTOR
                            COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                          -----------   ------------   -------------   ------------   ------------
Revenue.................  $92,590,971   $313,833,215        $--        $(10,208,073)  $396,216,113
Expenses................   86,320,343    301,995,968        --          (13,040,277)   375,276,034
                          -----------   ------------        --         ------------   ------------
Operating income
  (loss)................    6,270,628     11,837,247        --            2,832,204     20,940,079
Nonoperating income
  (expense).............   (8,305,056)      (241,077)       --           (2,497,300)   (11,043,433)
                          -----------   ------------        --         ------------   ------------
Income (loss) before
  income taxes and
  minority interest.....   (2,034,428)    11,596,170        --              334,904      9,896,646
Provision (credit) for
  income taxes..........     (398,353)     4,953,900        --                   --      4,555,547
                          -----------   ------------        --         ------------   ------------
Income (loss) before
  minority interest.....   (1,636,075)     6,642,270        --              334,904      5,341,099
Minority interest.......           --             --        --                   --             --
                          -----------   ------------        --         ------------   ------------
Net income (loss).......  $(1,636,075)  $  6,642,270        $--        $    334,904   $  5,341,099
                          ===========   ============        ==         ============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2001

                                                   UNCONSOLIDATED
                                     -------------------------------------------
                                        PARENT       GUARANTOR     NON-GUARANTOR
                                       COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                                     ------------   ------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities.............  $(12,059,185)  $48,669,183     $2,446,601     $(1,273,127)   $37,783,472
Additions to property, plant and
  equipment........................    (2,826,823)  (59,784,679)      (586,010)      1,043,979    (62,153,533)
Other investing activities.........     5,975,472    (1,580,099)            --              --      4,395,373
                                     ------------   -----------     ----------     -----------    -----------
Net cash provided by (used in)
  investing activities.............     3,148,649   (61,364,778)      (586,010)      1,043,979    (57,758,160)
Borrowing on term loan agreement...    49,833,000            --             --              --     49,833,000
Payments on revolving credit
  agreements.......................   (25,620,229)           --             --              --    (25,620,229)
Cash dividends paid................      (582,977)           --             --              --       (582,977)
Other financing activities.........   (13,555,080)   11,340,588             --         229,148     (1,985,344)
                                     ------------   -----------     ----------     -----------    -----------
Net cash provided by financing
  activities.......................    10,074,714    11,340,588             --         229,148     21,644,450
                                     ------------   -----------     ----------     -----------    -----------
Increase (decrease) in cash and
  equivalents......................     1,164,178    (1,355,007)     1,860,591              --      1,669,762
Cash and equivalents at beginning
  of year..........................     2,021,900     1,290,070        901,000              --      4,212,970
                                     ------------   -----------     ----------     -----------    -----------
Cash and equivalents at end of
  year.............................  $  3,186,078   $   (64,937)    $2,761,591     $        --    $ 5,882,732
                                     ============   ===========     ==========     ===========    ===========

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2000

                                                    UNCONSOLIDATED
                                      ------------------------------------------
                                        PARENT       GUARANTOR     NON-GUARANTOR
                                        COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                                      -----------   ------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities..............  $(6,274,442)  $43,244,477     $1,319,000       $376,724     $38,665,759
Additions to property, plant and
  equipment.........................   (2,948,550)  (76,757,964)      (257,000)      (376,602)    (80,340,116)
Other investing activities..........           --    (2,360,787)            --             --      (2,360,787)
                                      -----------   -----------     ----------       --------     -----------
Net cash provided by (used in)
  investing activities..............   (2,948,550)  (79,118,751)      (257,000)      (376,602)    (82,700,903)
Borrowing on term loan agreement....    6,333,000            --             --             --       6,333,000
Payments on revolving credit
  agreements........................   39,120,229            --             --        317,000      39,437,229
Cash dividends paid.................   (1,448,671)           --             --             --      (1,448,671)
Other financing activities..........  (33,635,423)   32,007,970       (161,000)          (122)     (1,788,575)
                                      -----------   -----------     ----------       --------     -----------
Net cash provided by financing
  activities........................   10,369,135    32,007,970       (161,000)       316,878      42,532,983
                                      -----------   -----------     ----------       --------     -----------
Increase (decrease) in cash and
  equivalents.......................    1,146,143    (3,866,304)       901,000        317,000      (1,502,161)
Cash and equivalents at beginning of
  year..............................      875,757     5,156,374             --       (317,000)      5,715,131
                                      -----------   -----------     ----------       --------     -----------
Cash and equivalents at end of
  year..............................  $ 2,021,900   $ 1,290,070     $  901,000       $     --     $ 4,212,970
                                      ===========   ===========     ==========       ========     ===========

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1999

                                                    UNCONSOLIDATED
                                      ------------------------------------------
                                        PARENT       GUARANTOR     NON-GUARANTOR
                                        COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                                      -----------   ------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities..............  $(4,298,282)  $43,973,525      $     --      $   373,404    $40,048,647
Additions to property, plant and
  equipment.........................   (3,495,253)  (62,833,442)           --         (373,404)   (66,702,099)
Other investing activities..........   (1,639,569)   (1,781,150)           --               --     (3,420,719)
                                      -----------   -----------      --------      -----------    -----------
Net cash provided by (used in)
  investing activities..............   (5,134,822)  (64,614,592)           --         (373,404)   (70,122,818)
Borrowing on term loan agreement....   (9,667,000)     (247,128)           --               --     (9,914,128)
Payments on revolving credit
  agreements........................   44,000,000            --            --        2,977,000     46,977,000
Cash dividends paid.................   (1,386,225)           --            --               --     (1,386,225)
Other financing activities..........  (23,812,567)   21,872,296            --               --     (1,940,271)
                                      -----------   -----------      --------      -----------    -----------
Net cash provided by financing
  activities........................    9,134,208    21,625,168            --        2,977,000     33,736,376
                                      -----------   -----------      --------      -----------    -----------
Increase (decrease) in cash and
  equivalents.......................     (298,896)      984,101            --        2,977,000      3,662,205
Cash and equivalents at beginning of
  year..............................    1,174,653     4,172,273            --       (3,294,000)     2,052,926
                                      -----------   -----------      --------      -----------    -----------
Cash and equivalents at end of
  year..............................  $   875,757   $ 5,156,374      $     --      $  (317,000)   $ 5,715,131
                                      ===========   ===========      ========      ===========    ===========

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31     DECEMBER 31
                                                                  2002           2001
                                                              ------------   ------------
                                                              (UNAUDITED)      (NOTE 1)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,569,383   $  5,882,732
  Receivables, less allowances for doubtful accounts and
     discounts of $5,081,970 and $4,861,094, respectively...    38,880,133     44,225,634
  Recoverable income taxes..................................     7,534,749      4,483,300
  Inventories...............................................     6,325,211      5,548,784
  Prepaid expenses..........................................     3,638,793      3,703,756
  Broadcast rights..........................................     5,662,144      6,083,782
  Deferred income taxes.....................................     9,325,259      9,803,800
                                                              ------------   ------------
Total current assets........................................    74,935,672     79,731,788
Property, plant and equipment:
Land and land improvements..................................    12,196,346     12,194,446
Buildings and leasehold improvements........................    41,941,374     41,186,933
  Machinery and equipment...................................   209,561,241    209,196,143
  Cable television distribution systems and equipment.......   186,943,569    187,804,505
  Security alarm and video systems installation costs.......     6,030,869      5,923,280
  Construction in progress..................................    13,841,712     11,495,916
                                                              ------------   ------------
                                                               470,515,111    467,801,223
  Less allowances for depreciation and amortization.........   210,822,886    204,605,517
                                                              ------------   ------------
                                                               259,692,225    263,195,706
Other assets:
  Intangibles, net..........................................    91,950,870     83,913,101
  Deferred income taxes.....................................     3,166,419     12,946,900
  Prepaid pension costs.....................................    11,201,365     11,145,446
  Cash value of life insurance, net of policy loans of
     $12,735,560............................................    11,104,991     10,691,105
  Pension intangibles.......................................     7,230,030      7,230,030
  Broadcast rights, less current portion....................     5,071,314      6,217,880
  Deferred financing costs..................................     5,486,677      5,676,725
  Other.....................................................     3,047,747      3,138,246
                                                              ------------   ------------
                                                               138,259,413    140,959,433
                                                              ------------   ------------
                                                              $472,887,310   $483,886,927
                                                              ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                MARCH 31     DECEMBER 31
                                                                  2002           2001
                                                              ------------   ------------
                                                              (UNAUDITED)      (NOTE 1)
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 10,500,284   $ 12,355,122
  Salaries, wages and payroll taxes.........................    14,436,501     16,321,468
  Workers' compensation and medical reserves................     9,005,393      9,184,074
  Other accrued liabilities.................................    29,180,853     32,279,367
  Current maturities of long-term debt......................    10,121,057      9,908,334
                                                              ------------   ------------
Total current liabilities...................................    73,244,088     80,048,365
Long-term debt, less current maturities.....................   209,548,004    227,355,513
Other long-term obligations.................................   127,174,685    126,635,551
Minority interest...........................................    12,271,572     12,264,398
Stockholders' equity:
  5% Non-cumulative, non-voting Class A Stock, par value
     $100 a share (entitled in liquidation to $100 per share
     in priority over Common Stock) -- 15,680 shares
     authorized; 12,620 shares issued
     and outstanding........................................     1,262,000      1,262,000
  Common Stock, par value $.10 a share:
     Voting Common Stock -- 29,400 shares authorized,
       issued and outstanding...............................         2,940          2,940
     Non-voting Common Stock -- 588,000 shares
       authorized; 427,786 shares issued and outstanding....        42,779         42,779
  Accumulated other comprehensive loss......................    (4,612,430)    (4,725,589)
  Additional paid-in capital................................       771,274        771,274
  Retained earnings.........................................    53,182,398     40,229,696
                                                              ------------   ------------
                                                                50,648,961     37,583,100
                                                              ------------   ------------
                                                              $472,887,310   $483,886,927
                                                              ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2002            2001
                                                              -------------   ------------
Revenue:
  Publishing................................................  $ 61,562,804    $61,854,437
  Cable.....................................................    25,096,835     21,147,906
  Broadcasting..............................................     9,000,653      8,727,210
  Other Communications......................................     6,352,744      5,148,690
                                                              ------------    -----------
                                                               102,013,036     96,878,243
Expense:
  Publishing................................................    61,519,313     65,487,481
  Cable.....................................................    22,813,956     18,444,193
  Broadcasting..............................................     9,055,039      9,179,226
  Other Communications......................................     6,243,737      6,355,613
  Corporate general and administrative......................       951,280        350,035
                                                              ------------    -----------
                                                               100,583,325     99,816,548
                                                              ------------    -----------
Operating income (loss).....................................     1,429,711     (2,938,305)
Nonoperating income (expense):
  Interest expense..........................................    (4,748,149)    (4,675,626)
  Gain on disposition of Monroe Cablevision.................    21,600,189             --
  Change in fair value of interest rate swaps...............     1,461,826     (1,579,820)
  Interest income...........................................         8,831          6,120
                                                              ------------    -----------
                                                                18,322,697     (6,249,326)
                                                              ------------    -----------
Income (loss) before income taxes and minority interest.....    19,752,408     (9,187,631)
Provision (credit) for income taxes:
  Federal:
     Current................................................     3,192,616     (1,181,915)
     Deferred...............................................     3,260,301     (1,294,715)
                                                              ------------    -----------
                                                                 6,452,917     (2,476,630)
  State and local...........................................       339,615       (125,199)
                                                              ------------    -----------
                                                                 6,792,532     (2,601,829)
                                                              ------------    -----------
Income (loss) before minority interest......................    12,959,876     (6,585,802)
Minority interest...........................................        (7,174)        53,658
                                                              ------------    -----------
Net income (loss)...........................................  $ 12,952,702    $(6,532,144)
                                                              ============    ===========

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                                                                              COMMON STOCK
                                                                   -----------------------------------    ACCUMULATED
                                                CLASS A STOCK          VOTING           NON-VOTING           OTHER       ADDITIONAL
                                             -------------------   ---------------   -----------------   COMPREHENSIVE    PAID-IN
                                             SHARES     AMOUNT     SHARES   AMOUNT   SHARES    AMOUNT        LOSS         CAPITAL
                                             ------   ----------   ------   ------   -------   -------   -------------   ----------
Balances at January 1, 2002................  12,260   $1,262,000   29,400   $2,940   427,786   $42,779    $(4,725,589)    $771,274
  Net income...............................
  Amortization of fair value of interest
    rate swaps at January 1, 2001 (net of
    deferred tax of $63,500)...............                                                                   113,159
Total comprehensive income.................
                                             ------   ----------   ------   ------   -------   -------    -----------     --------
Balances at March 31, 2002.................  12,620   $1,262,000   29,400   $2,940   427,786   $42,779    $(4,612,430)    $771,274
                                             ======   ==========   ======   ======   =======   =======    ===========     ========
Balances at January 1, 2001................  12,620   $1,262,000   29,400   $2,940   430,123   $43,012    $  (521,942)    $771,274
  Net loss.................................
  Fair value of interest swaps at January
    1, 2001, less accumulated amortization
    of $176,559 (net of deferred tax of
    $694,500)..............................                                                                (1,234,964)
  Total comprehensive loss.................
                                             ------   ----------   ------   ------   -------   -------    -----------     --------
Balance at March 31, 2001..................  12,260   $1,262,000   29,400   $2,940   430,123   $43,012    $(1,756,906)    $771,274
                                             ======   ==========   ======   ======   =======   =======    ===========     ========


                                              RETAINED
                                              EARNINGS        TOTAL
                                             -----------   -----------
Balances at January 1, 2002................  $40,229,696   $37,583,100
  Net income...............................   12,952,702    12,952,702
  Amortization of fair value of interest
    rate swaps at January 1, 2001 (net of
    deferred tax of $63,500)...............                    113,159
                                                           -----------
Total comprehensive income.................                 13,065,861
                                             -----------   -----------
Balances at March 31, 2002.................  $53,182,398   $50,648,961
                                             ===========   ===========
Balances at January 1, 2001................  $59,832,216   $61,389,500
  Net loss.................................   (6,532,144)   (6,532,144)
  Fair value of interest swaps at January
    1, 2001, less accumulated amortization
    of $176,559 (net of deferred tax of
    $694,500)..............................                 (1,234,964)
                                                           -----------
  Total comprehensive loss.................                 (7,767,108)
                                             -----------   -----------
Balance at March 31, 2001..................  $53,300,072   $53,622,392
                                             ===========   ===========

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 12,952,702   $ (6,532,144)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
     Depreciation...........................................    11,323,191      9,765,174
     Amortization of intangibles and deferred charges.......       372,526        884,407
     Amortization of broadcast rights.......................     1,573,871      1,439,660
     Payments for broadcast rights..........................    (1,179,886)    (1,386,000)
     Gain on sale of Monroe Cablevision.....................   (21,600,189)            --
     Deferred income taxes (credit).........................     3,260,301     (1,294,715)
     Provision for bad debts................................       220,876      1,013,157
     Minority interest......................................         7,174        (53,658)
     Change in fair value of interest rate swaps............    (1,461,826)     1,579,820
     Loss on disposal of property and equipment.............       396,866             --
     Changes in operating assets and liabilities:
       Receivables..........................................     5,093,222      9,319,671
       Inventories..........................................      (891,359)     3,743,607
       Prepaid expenses.....................................       (71,640)      (519,237)
       Accounts payable.....................................    (1,862,245)    (8,094,428)
       Salaries, wages, payroll taxes and other accrued
          liabilities.......................................    (4,261,833)   (6,607,1005)
       Other assets.........................................     4,023,251     (2,157,361)
       Postretirement benefits and other long-term
          obligations.......................................     2,457,531        310,820
                                                              ------------   ------------
Net cash provided by operating activities...................    10,352,533      1,411,668
INVESTING ACTIVITIES
Additions to property, plant and equipment..................    (5,862,022)   (17,107,918)
Change in cash value of life insurance......................      (413,886)      (513,363)
Proceeds from sale of Monroe Cablevision....................    12,059,115             --
Proceeds from disposal of property and equipment............         3,247             --
                                                              ------------   ------------
Net cash provided by (used in) investing activities.........     5,786,454    (17,621,548)
FINANCING ACTIVITIES
(Payments) borrowings on long-term revolving credit
  agreement.................................................   (19,000,000)    20,000,000
Net borrowings on short-term revolving credit agreement.....       639,126      2,214,799
Payments on senior notes payable............................            --     (6,500,000)
Payment on notes payable and capital leases.................       (91,462)       (80,248)
                                                              ------------   ------------
Net cash provided by (used in) financing activities.........   (18,452,336)    15,634,551
                                                              ------------   ------------
Increase (decrease) in cash and cash equivalents............    (2,313,349)      (575,329)
Cash and cash equivalents at beginning of year..............     5,882,732      4,212,970
                                                              ------------   ------------
Cash and cash equivalents at end of year....................  $  3,569,383   $  3,637,641
                                                              ============   ============
Non-cash borrowings under capital lease.....................  $    857,550             --
                                                              ============   ============

                            See accompanying notes.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Block Communications, Inc. (the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the December 31, 2001 audited consolidated financial statements and footnotes thereto included elsewhere in this prospectus.

     The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

  NEW ACCOUNTING STANDARDS

     Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement Nos. 137 and 138, (collectively, SFAS No. 133), which requires the Company to record all derivatives on the balance sheet at fair value. The Company has three interest rate swap agreements for which it has not elected to implement hedge accounting. The Company has recognized a non-cash derivative valuation gain (loss) of $1,461,826 and $(1,579,820) during the three-month periods ended March 31, 2002 and 2001, respectively.

     Effective January 1, 2002, the Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Purchased goodwill and indefinite lived intangible assets are no longer amortized but reviewed annually for impairment, or more frequently if impairment indicators arise. Intangible assets with lives restricted by contractual, legal or other means will continue to be amortized over their useful lives. During the three month period ended March 31, 2001, the Company recognized $837,035 of amortization expense related to goodwill, resulting in net loss of $5,695,109 when adjusted for the non-amortization provisions of SFAS No. 142. Subsequent to March 31, 2002 the Company has completed the initial impairment testing required by SFAS No. 142. No impairment charges will be recognized based on the results of this testing.

     Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. The adoption of this standard has had no effect on the Company's consolidated results of operations or financial position for the three months ended March 31, 2002.

     Subsequent to March 31, 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued and requires a gain or loss related to the extinguishment of debt to no longer be recorded as an extraordinary item. The Company has elected early adoption as encouraged by SFAS No. 145, which would not otherwise require adoption until fiscal year 2003. As a result, second quarter losses related to the refinancing discussed below will be included in income from continuing operations.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 2 -- ACQUISITION

     Effective March 29, 2002, the Company consummated an asset exchange agreement with Comcast Corporation which resulted in an exchange of 100% of the assets of Monroe Cablevision for 100% of the assets of Comcast's Bedford, Michigan operations and $12.1 million cash. The Company recorded a $21.6 million gain on the disposition of Monroe Cablevision resulting from the difference in fair value versus the net book value of assets exchanged. For tax reporting, the transaction has been treated as a like kind exchange and the amount of the gain in excess of the cash received has been deferred. The operations of Monroe Cablevision are included in the Company's financial statements through March 28, 2002.

     The net assets of the acquired Bedford system have been recorded at their fair value and relate primarily to the cable distribution system and intangibles. The operations of the Bedford system have been included in the Company's financial statements since March 29, 2002.

NOTE 3 -- LONG-TERM DEBT

     In April 2002, the Company issued $175 million of 9 1/4% senior subordinated notes, the proceeds of which where used to pay off the existing senior term loan and senior notes and a portion of the balance outstanding under the revolving credit agreement. The subordinated notes mature April 15, 2009. On May 15, 2002 the Company completed the refinancing of the remainder of its senior credit facilities. The new senior credit facilities include a $40 million delayed draw term loan A, a $75 million term loan B, and an $85 million revolver. Term loan A matures May 2009, however the availability is reduced if required withdrawals are not made ($20 million by June 2003 and $20 million by December 2003). Term loan B matures November 2009. The term loan A and revolving credit agreements provide for scheduled reductions beginning September 2004, with a final maturity date of May 2009. Only the availability under term loan B was drawn at the date of the refinancing.

     In conjunction with the refinancing of existing debt, the Company will recognize a second quarter pre-tax loss of $9.0 million consisting of prepayment penalties and unamortized deferred financing costs relating to the refinanced debt. As noted above, this amount will be reported as a component of income from continuing operations as the Company has elected early adoption of SFAS No. 145.

NOTE 4 -- OTHER LONG-TERM OBLIGATIONS

     Other long-term obligations consist of the following:

                                                                 MARCH 31,      DECEMBER 31,
                                                                    2002            2001
                                                                ------------    ------------
  Other postretirement benefits.............................    $ 81,396,816    $ 80,824,000
  Pension liabilities.......................................      17,984,049      17,412,753
  Deferred compensation obligations.........................      14,805,960      13,594,736
  Broadcast rights payable..................................       5,575,149       6,446,520
  Interest rate swap liability..............................       5,101,047       6,739,531
  Other.....................................................       2,311,664       1,618,011
                                                                ------------    ------------
                                                                $127,174,685    $126,635,551
                                                                ============    ============

NOTE 5 -- BUSINESS SEGMENT INFORMATION

     The Company has three reportable segments -- publishing, cable and broadcasting. The publishing segment operates two daily newspapers located in Ohio and Pennsylvania. The cable segment includes two cablevision companies located in Ohio. The broadcasting segment has five television stations located in Idaho, Illinois, Indiana, Kentucky, and Ohio. The "Other Communications" category includes non-

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

reportable segments and corporate items. The non-reportable segments provide services such as telephony, security systems and monitoring, cable plant construction and distributed advertising services. The following table presents certain financial information for the three reportable segments and the other category:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                                          ----------------------------
                                                              2002            2001
                                                          ------------    ------------
Revenues:
  Publishing............................................  $ 62,253,335      63,531,677
  Intersegment..........................................       690,531       1,677,240
                                                          ------------    ------------
  External Publishing...................................    61,562,804      61,854,437
  Cable.................................................    25,096,835      21,147,906
  Broadcasting..........................................     9,000,653       8,727,210
  Other Communications..................................     6,352,744       5,148,690
                                                          ------------    ------------
                                                           102,013,036      96,878,243
Operating income (loss):
  Publishing............................................       690,357      (2,444,204)
  Intersegment..........................................       646,866       1,188,840
                                                          ------------    ------------
  Net Publishing........................................        43,491      (3,633,044)
  Cable.................................................     1,601,490       1,568,183
  Intersegment..........................................      (681,389)     (1,340,930)
                                                          ------------    ------------
  Net Cable.............................................     2,282,879       2,909,113
  Broadcasting..........................................       (54,386)       (452,016)
  Corporate expenses....................................      (951,280)       (350,035)
  Other Communications..................................       109,007      (1,412,323)
                                                          ------------    ------------
                                                             1,429,711      (2,938,305)
Nonoperating income (expense)...........................    18,322,697      (6,249,326)
                                                          ------------    ------------
Income (loss) before income taxes and minority
  interest..............................................  $ 19,752,408      (9,187,631)
                                                          ============    ============

NOTE 6 -- SUPPLEMENTAL GUARANTOR INFORMATION

     The new credit facilities referred to in Note 3 to these financial statements are guaranteed jointly and severally by all of the Company's wholly owned subsidiaries (collectively, the Guarantors). Such guarantees are full and unconditional. WAND (TV) Partnership, a partially owned subsidiary of the Company, is not a guarantor of the credit facilities.

     Supplemental consolidating financial information of the Company, specifically including such information for the Guarantors, is presented below. Financial information for the Parent Company includes both the Holding Company and its one division, The Toledo Blade Company. Investments in subsidiaries are presented using the cost method of accounting and eliminated. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of assets held and the operations of the combined groups.

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                     CONSOLIDATING CONDENSED BALANCE SHEET

                                 MARCH 31, 2002

                                      UNCONSOLIDATED
                        -------------------------------------------
                           PARENT       GUARANTOR     NON-GUARANTOR
                          COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS    CONSOLIDATED
                        ------------   ------------   -------------   -------------   ------------
ASSETS:
Current assets........  $ 25,881,392   $ 46,043,263    $ 2,966,741    $      44,276   $ 74,935,672
Property, plant and
  equipment, net......    28,886,484    224,462,480      5,953,174          390,087    259,692,225
Intangibles, net......     4,658,948     59,024,474     28,068,959          198,489     91,950,870
Cash value of life
  insurance, net......    10,899,943        205,048             --               --     11,104,991
Prepaid pension
  costs...............     1,743,945      9,457,420             --               --     11,201,365
Pension intangibles...       645,495      6,584,535             --               --      7,230,030
Investments in
  subsidiaries........   211,056,074             --             --     (211,056,074)            --
Other.................    (4,424,565)    21,267,501        (70,779)              --     16,772,157
                        ------------   ------------    -----------    -------------   ------------
                        $279,347,716   $367,044,721    $36,918,095    $(210,423,222)  $472,887,310
                        ============   ============    ===========    =============   ============
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY:
Current liabilities...  $ 23,839,844   $ 48,914,290    $   497,071    $      (7,117)  $ 73,244,088
Long-term debt........   209,548,004             --             --               --    209,548,004
Other long-term
  obligations.........    19,664,479    235,785,680             --     (128,275,474)   127,174,685
Minority interest.....            --             --             --       12,271,572     12,271,572
Stockholders'
  equity..............    26,295,389     82,344,751     36,421,024      (94,412,203)    50,648,961
                        ------------   ------------    -----------    -------------   ------------
                        $279,347,716   $367,044,721    $36,918,095    $(210,423,222)  $472,887,310
                        ============   ============    ===========    =============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 2001

                                      UNCONSOLIDATED
                        -------------------------------------------
                           PARENT       GUARANTOR     NON-GUARANTOR
                          COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS    CONSOLIDATED
                        ------------   ------------   -------------   -------------   ------------
ASSETS:
Current assets........  $ 15,717,915   $ 55,969,309    $ 4,138,933    $   3,905,631   $ 79,731,788
Property, plant and
  equipment, net......    28,992,144    228,208,431      5,962,544           32,587    263,195,706
Intangibles, net......     4,784,698     50,860,955     28,068,959          198,489     83,913,101
Cash value of life
  insurance, net......    10,486,057        205,048             --               --     10,691,105
Prepaid pension
  costs...............     1,852,686      9,276,267             --           16,493     11,145,446
Pension intangibles...       645,495      6,584,535             --               --      7,230,030
Investments in
  subsidiaries........   211,745,229             --             --     (211,745,229)            --
Other.................    10,366,210     17,627,480          2,554          (16,493)    27,979,751
                        ------------   ------------    -----------    -------------   ------------
                        $248,590,434   $368,732,025    $38,172,990    $(207,608,522)  $483,886,927
                        ============   ============    ===========    =============   ============
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY:
Current liabilities...  $ 24,017,694   $ 50,444,551    $ 1,773,706    $   3,812,414   $ 80,048,365
Long-term debt........   227,355,513             --             --               --    227,355,513
Other long-term
  obligations.........    21,238,306    242,620,050             --     (137,222,805)   126,635,551
Minority interest.....            --             --             --       12,264,398     12,264,398
Stockholders'
  equity..............    11,978,921     75,667,424     36,399,284      (86,462,529)    37,583,100
                        ------------   ------------    -----------    -------------   ------------
                        $284,590,434   $368,732,025    $38,172,990    $(207,608,522)  $483,886,927
                        ============   ============    ===========    =============   ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 2002

                                          UNCONSOLIDATED
                            ------------------------------------------
                              PARENT       GUARANTOR     NON-GUARANTOR
                              COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                            -----------   ------------   -------------   ------------   ------------
Revenue...................  $19,069,026   $83,275,369     $1,812,798     $(2,144,157)   $102,013,036
Expenses..................   20,857,528    80,579,846      1,647,608      (2,501,657)    100,583,325
                            -----------   -----------     ----------     -----------    ------------
Operating income (loss)...   (1,788,502)    2,695,523        165,190         357,500       1,429,711
Nonoperating income.......   18,316,482         2,208          4,007              --      18,322,697
                            -----------   -----------     ----------     -----------    ------------
Income before income taxes
  and minority interest...   16,527,980     2,697,731        169,197         357,500      19,752,408
Provision for income
  taxes...................    5,778,662     1,013,870             --              --       6,792,532
                            -----------   -----------     ----------     -----------    ------------
Income before minority
  interest................   10,749,318     1,683,861        169,197         357,500      12,959,876
Minority interest.........           --            --             --          (7,174)         (7,174)
                            -----------   -----------     ----------     -----------    ------------
Net income................  $10,749,318   $ 1,683,861     $  169,197     $   350,326    $ 12,952,702
                            ===========   ===========     ==========     ===========    ============

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 2001

                                           UNCONSOLIDATED
                             ------------------------------------------
                               PARENT       GUARANTOR     NON-GUARANTOR
                               COMPANY     SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                             -----------   ------------   -------------   ------------   ------------
Revenue....................  $20,671,037   $78,498,175     $1,581,882     $(3,872,851)   $96,878,243
Expenses...................   21,667,460    80,296,014      1,744,481      (3,891,407)    99,816,548
                             -----------   -----------     ----------     -----------    -----------
Operating income (loss)....     (996,423)   (1,797,839)      (162,599)         18,556     (2,938,305)
Nonoperating expense.......   (6,248,269)       (1,057)            --              --     (6,249,326)
                             -----------   -----------     ----------     -----------    -----------
Income (loss) before income
  taxes and minority
  interest.................   (7,244,692)   (1,798,896)      (162,599)         18,556     (9,187,631)
Provision (credit) for
  income taxes.............   (3,270,744)      668,915             --              --     (2,601,829)
                             -----------   -----------     ----------     -----------    -----------
Income (loss) before
  minority interest........   (3,973,948)   (2,467,811)      (162,599)         18,556     (6,585,802)
Minority interest..........           --            --             --          53,658         53,658
                             -----------   -----------     ----------     -----------    -----------
Net income (loss)..........  $(3,973,948)  $(2,467,811)    $ (162,599)    $    72,214    $(6,532,144)
                             ===========   ===========     ==========     ===========    ===========

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 2002

                                                    UNCONSOLIDATED
                                      -------------------------------------------
                                         PARENT       GUARANTOR     NON-GUARANTOR
                                        COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                                      ------------   ------------   -------------   ------------   ------------
Net cash provided by operating
  activities........................  $  5,854,988    $5,384,759     $(1,244,714)     $357,500     $10,352,533
Additions to property, plant and
  equipment.........................       (77,790)   (5,261,452)       (165,280)     (357,500)     (5,862,022)
Other investing activities..........    11,645,229         3,247              --            --      11,648,476
                                      ------------    ----------     -----------      --------     -----------
Net cash used in investing
  activities........................    11,567,439    (5,258,205)       (165,280)     (357,500)      5,786,454
Payments on capital leases..........       (91,462)           --              --            --         (91,462)
Payments on revolving credit
  agreements........................   (18,360,874)           --              --            --     (18,360,874)
Net cash used in financing
  activities........................   (18,452,336)           --              --            --     (18,452,336)
                                      ------------    ----------     -----------      --------     -----------
Increase (decrease) in cash and
  equivalents.......................    (1,029,909)      126,554      (1,409,994)           --      (2,313,349)
Cash and equivalents at beginning of
  period............................     3,186,078       (64,937)      2,761,591            --       5,882,732
                                      ------------    ----------     -----------      --------     -----------
Cash and equivalents at end of
  period............................  $  2,156,169    $   61,617     $ 1,351,597      $     --     $ 3,569,383
                                      ============    ==========     ===========      ========     ===========

                  BLOCK COMMUNICATIONS, INC., AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 2001

                                                  UNCONSOLIDATED
                                    -------------------------------------------
                                       PARENT       GUARANTOR     NON-GUARANTOR
                                      COMPANY      SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS   CONSOLIDATED
                                    ------------   ------------   -------------   ------------   ------------
Net cash provided by operating
  activities......................  $(13,928,452)  $14,584,564     $  737,000       $18,556      $  1,411,668
Additions to property, plant and
  equipment.......................    (1,330,602)  (15,758,760)            --       (18,556)      (17,107,918)
Other investing activities........      (545,894)       32,264             --            --          (513,630)
                                    ------------   -----------     ----------       -------      ------------
Net cash used in investing
  activities......................    (1,876,496)  (15,726,496)            --       (18,556)      (17,621,548)
Payments on long-term debt........    (6,580,248)           --             --            --        (6,580,248)
Borrowings on revolving credit
  agreements......................    22,214,799            --             --            --        22,214,799
Net cash provided by financing
  activities......................    15,634,551            --             --            --        15,634,551
                                    ------------   -----------     ----------       -------      ------------
Increase (decrease) in cash and
  equivalents.....................      (170,397)   (1,141,932)       737,000            --          (575,329)
Cash and equivalents at beginning
  of period.......................     2,021,900     1,290,070        901,000            --         4,212,970
                                    ------------   -----------     ----------       -------      ------------
Cash and equivalents at end of
  period..........................  $  1,851,503   $   148,138     $1,638,000       $    --      $  3,637,641
                                    ============   ===========     ==========       =======      ============

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [BCI LOGO]
                                      BCI

                           BLOCK COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE

                           UP TO $175,000,000 OF ITS

                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2009

              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                   FOR UP TO $175,000,000 OF ITS OUTSTANDING
                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2009

                              --------------------

                                   PROSPECTUS

                                         , 2002
                              --------------------

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